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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TETRALOGIC PHARMACEUTICALS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

To our Stockholders:

        You are cordially invited to attend a special meeting of the stockholders (the "Special Meeting") of TetraLogic Pharmaceuticals Corporation ("TetraLogic") on December 29, 2016 at 9:00 a.m. (Eastern Time), to be held virtually, via live webcast at www.virtualshareholdermeeting.com/TLOG2016.

        At the Special Meeting, you will be asked to consider and vote upon the following matters:

  i.
  a proposal to approve the sale by TetraLogic and its wholly owned subsidiary, TetraLogic Research and Development Corporation ("TetraLogic R&D"), of substantially all of their assets relating to the research, development, manufacture and commercialization of SMAC mimetics and HDAC inhibitors, including birinapant and SHP-141 (the "Business") to Medivir AB pursuant to the Asset Purchase Agreement by and among TetraLogic, TetraLogic R&D and Medivir AB, dated November 2, 2016 (the "Asset Purchase Agreement"), as more fully described in the enclosed proxy statement (the "Asset Sale"); and

  ii.
  to transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

        After careful consideration, our Board of Directors (the "Board") has determined that the Asset Sale and the terms and conditions of the Asset Purchase Agreement are advisable to, and in best interest of, TetraLogic and its stockholders. Our Board recommends that you vote "FOR" the Asset Sale.

        The enclosed Notice of Special Meeting and proxy statement explain the Asset Sale and provide specific information concerning the virtual Special Meeting. Please read those materials (including the pro forma financial information and annexes) carefully. If you wish to vote at the virtual Special Meeting and you are a beneficial owner of shares held in "street name" through a bank, broker, or other intermediary, please contact your bank, broker, or other intermediary to obtain evidence of ownership and a legal proxy.

        Your vote is very important, regardless of the number of shares you own. The Asset Sale must be approved by the holders of at least a majority of our issued and outstanding shares of capital stock entitled to vote thereon. Therefore, if you do not return your proxy card or attend the virtual Special Meeting and vote, it will have the same effect as if you voted "AGAINST" the Asset Sale. Broker non-votes, if any, will have the same effect as a vote "AGAINST" the Asset Sale.

        Only stockholders who owned shares of TetraLogic's capital stock at the close of business on November 22, 2016, the record date for the virtual Special Meeting, will be entitled to vote at the Special Meeting.

        To vote your shares, you may return your proxy card or voting instruction form in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. You may also vote over the Internet during the virtual Special Meeting. Even if you plan to attend the virtual Special Meeting, we urge you to promptly submit a proxy via the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card.

        I hope you will participate in the virtual Special Meeting.

Best regards,
/s/ ANDREW PECORA, M.D. Andrew Pecora, M.D. Chairman of the Board

TetraLogic Pharmaceuticals Corporation
P.O. Box 1305
Paoli, PA 19301

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on December 29, 2016

To our Stockholders:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "Special Meeting") of TetraLogic Pharmaceuticals Corporation ("TetraLogic") will be held virtually via live webcast at www.virtualshareholdermeeting.com/TLOG2016 on December 29, 2016 at 9:00 a.m. (Eastern Time). During the virtual meeting, you may ask questions and will be able to vote your shares electronically. To participate, you will need the 16-digit control number we have provided on the proxy card. Additional directions for participating in the virtual Special Meeting are available at www.virtualshareholdermeeting.com/TLOG2016. We encourage you to allow ample time for online check-in, which will begin at 8:55 a.m. (Eastern Time). Please note that you will not be able to attend the virtual Special Meeting in person.

        We will consider and vote on the following matters described in the accompanying proxy statement:

  1.
  The sale by TetraLogic and TetraLogic Research and Development Corporation ("TetraLogic R&D") of substantially all of their assets relating to the Business (the "Asset Sale") pursuant to the Asset Purchase Agreement by and among TetraLogic, TetraLogic R&D and Medivir AB, dated November 2, 2016 (the "Asset Purchase Agreement"), as more fully described in the enclosed proxy statement (the "Asset Sale Proposal"); and

  2.
  The transacting of such other business as may properly come before the virtual Special Meeting and any postponements or adjournments thereof.

        After careful consideration, our Board of Directors (the "Board") has determined that the Asset Sale and the terms and conditions of the Asset Purchase Agreement are advisable to, and in best interest of, TetraLogic and its stockholders. Our Board unanimously recommends that you vote "FOR" the Asset Sale Proposal.

        The Board has fixed November 22, 2016, at the close of business Eastern Time, as the record date for the determination of stockholders entitled to notice of, and to vote at, the virtual Special Meeting.

        The Asset Sale will constitute the sale of substantially all of the property and assets of TetraLogic within the meaning of Section 271 of the Delaware General Corporation Law (the "DGCL"). Pursuant to the DGCL, the Asset Sale Proposal requires approval by the holders of a majority of our issued and outstanding shares of capital stock entitled to vote thereon.

        Please read the enclosed proxy statement carefully. Whether or not you expect to attend the virtual Special Meeting, please complete, sign, date and return the accompanying proxy card in the envelope provided or grant your proxy by telephone, Internet or mail by following the instructions printed on the accompanying proxy card. If you have Internet access, we encourage you to vote via the Internet. If you attend the virtual Special Meeting and vote, your vote will revoke any proxy previously submitted.

By Order of the Board of Directors,
/s/ RICHARD L. SHERMAN Richard L. Sherman Secretary

Paoli, Pennsylvania

YOUR VOTE IS IMPORTANT

        Whether or not you plan to attend the virtual Special Meeting, please complete, date, sign and mail your proxy card promptly in order that the necessary quorum may be represented at the virtual Special Meeting. If your shares are held in a brokerage account or by a bank or another nominee record holder, please be sure to mark your voting choices on the voting instruction card that accompanies this proxy statement. The enclosed envelope requires no postage if mailed in the United States.

*NOTE:	The Table of Contents included in the EDGAR-filed document may contain different page numbers from the hard copy proxy statement that will be mailed to our stockholders due to variations in pagination between the printed version and the filed version.

i

TetraLogic Pharmaceuticals Corporation
P.O. Box 1305
Paoli, PA 19301

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
To Be Held on December 29, 2016

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 29, 2016: Copies of this proxy statement and the accompanying form of proxy card are available without charge at www.proxyvote.com, by telephone at 1-800-579-1639, or by notifying our Secretary, Richard L. Sherman, in writing, at TetraLogic Pharmaceuticals Corporation, P.O. Box 1305, Paoli, PA 19301. Please make your request for a paper copy as instructed on or before December 16, 2016 to facilitate timely delivery.

        This proxy statement, the accompanying proxy card and the foregoing Notice of Special Meeting are intended to be sent or given to stockholders of TetraLogic Pharmaceuticals Corporation (hereinafter "we", "us", "our", the "Company" or "TetraLogic") on or about December 2, 2016, in connection with the solicitation of proxies on behalf of our Board of Directors ("Board") for use at our Special Meeting of Stockholders, to be held on December 29, 2016, at 9:00 a.m. Eastern Time, virtually, via live webcast at www.virtualshareholdermeeting.com/TLOG2016, and at any adjournment or postponement thereof.

        This proxy statement was first made available to stockholders on or about December 1, 2016. Only stockholders of record as of November 22, 2016 (the "Record Date") will be entitled to vote at the virtual Special Meeting and any postponements or adjournments thereof. As of that date, 24,769,083 shares of our common stock, $0.0001 par value per share ("Common Stock"), were outstanding, of which 24,465,083 shares of Common Stock were entitled to vote, and 12,222,220 shares of our convertible preferred stock series A, $0.0001 par value per share ("Preferred Stock"), were outstanding and eligible to be voted. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Special Meeting. The holders of Preferred Stock are entitled to vote on any proposal presented at the Special Meeting on an as-converted basis. On an as-converted basis, as of the Record Date, the holders of Preferred Stock were entitled to one vote per share of Preferred Stock. Stockholders may vote at the virtual Special Meeting or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the virtual Special Meeting and vote. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a written revocation or a later executed proxy to the Secretary of the Company or by attending the virtual Special Meeting and voting electronically.

        Pursuant to an Exchange and Consent Agreement, dated November 14, 2016 (the "Note Exchange Agreement"), the holders of Preferred Stock have agreed to vote all of their shares of Preferred Stock at the Special Meeting in favor of the Asset Sale Proposal. Pursuant to a Voting Agreement, dated November 2, 2016 (the "Voting Agreement"), as of the date of the Special Meeting, holders of 6,200,213 shares of Common Stock, representing approximately 25.5% of the total outstanding shares of capital stock entitled to vote, have agreed to vote all of their shares of Common Stock at the Special Meeting in favor of the Asset Sale Proposal. Collectively therefore, as of the date of the Special Meeting, holders of shares representing approximately 50.42% of the shares of capital stock entitled to vote have agreed to vote their shares in favor of the Asset Sale Proposal.

        The costs of preparing, assembling and mailing this proxy statement and the other material enclosed and all clerical and other expenses of solicitation will be paid by TetraLogic. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of TetraLogic, without receiving additional compensation, may solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. TetraLogic also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of capital stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

        These transactions have not been approved or disapproved by the United States Securities and Exchange Commission (the "SEC"), and the SEC has not passed upon the fairness or merits of these transactions nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

 SUMMARY TERM SHEET

        This summary highlights information included elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the Asset Sale Proposal presented in this proxy statement. You should read the entire proxy statement carefully, including the pro forma financial statements and annexes attached hereto. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary.

  •
  The Asset Sale.  We have agreed to sell substantially all of the assets of TetraLogic and our wholly owned subsidiary, TetraLogic Research and Development Corporation ("TetraLogic R&D"), relating to the research, development, manufacture and commercialization of SMAC mimetics and HDAC inhibitors, including birinapant and SHP-141 (the "Business") to Medivir AB ("Buyer" or "Medivir") for a purchase price of (i) $12 million payable in cash at closing plus an amount equal to the aggregate expense payable to INC Research, LLC to complete the SHAPE CTCL Phase II ongoing trial currently estimated to be $275,000 (the "Closing Payment"), plus (ii) milestone payments based on the development and commercialization of our product candidates by Buyer and earn-out payments based on annual net sales of birinapant (the "Contingent Payments") as further described below and under "Proposal: Asset Sale—The Asset Purchase Agreement—Consideration to be Received by TetraLogic and the Contingent Payments" beginning on page 39.

        Buyer will also assume all of the Assumed Liabilities (as defined in the Asset Purchase Agreement) at the closing of the Asset Sale.

  •
  Additional Contingent Payments.  Following the closing of the Asset Sale, the Company may earn additional milestone payments of up to $153 million based on the development and commercialization of our product candidates, subject to certain conditions and limitations described below and in the Asset Purchase Agreement.

        In addition, subject to the terms and conditions in the Asset Purchase Agreement, the Company may receive earn-out payments based on annual net sales of any product containing birinapant as follows:

  •
  the Company will be entitled to 5% of annual net sales from $0 to $500,000,000;

  •
  the Company will be entitled to 7.5% of annual net sales from $500,000,000 to $1,000,000,000; and

  •
  the Company will be entitled to 10% of annual net sales above $1,000,000,000.

        See "Proposal: Asset Sale—The Asset Purchase Agreement—Consideration to be Received by TetraLogic and the Contingent Payments" beginning on page 39.

  •
  Assets and Liabilities to Be Sold and Retained.  Buyer will acquire from TetraLogic and TetraLogic R&D substantially all of their assets relating to the Business, including (a) a specified list of contracts, (b) all inventory, supplies, materials and spare parts of TetraLogic and TetraLogic R&D as of the closing of the Asset Sale, (c) 100% of the equity of their wholly-owned subsidiaries, TetraLogic Birinapant UK Ltd. and TetraLogic Shape UK Ltd. and (d) all intellectual property rights owned by TetraLogic and TetraLogic R&D as of the closing of the Asset Sale. Specifically excluded from the Asset Sale and retained by TetraLogic and TetraLogic R&D will be other assets and liabilities of TetraLogic and TetraLogic R&D identified in the Asset Purchase Agreement, including all cash, cash equivalents, bank accounts, deposit accounts, trust accounts, escrow accounts, securities accounts and the free credit balances held therein, security and performance deposits, payroll tax deposits, and other liquid assets as of the closing of the Asset Sale. See "Proposal: Asset Sale—The Asset Purchase Agreement—The Asset Sale" beginning on page 37.

  •
  Background and Reasons for the Asset Sale.  Following the disappointing interim clinical results from our birinapant Phase 2 MDS trial, our Board began to evaluate our strategic alternatives. The results of our SHAPE Phase II study, while positive, were also not as clear as originally expected. Our Board retained Houlihan Lokey Capital, Inc. ("Houlihan Lokey") as financial advisor to provide financial advisory, restructuring and investment banking services in connection with analyzing and considering a range of transactional and strategic alternatives for us. Houlihan Lokey conducted an extensive sales process during which it contacted over 130 strategic and financial buyers for our company or assets. Twenty of the parties contacted executed non-disclosure agreements and conducted due diligence on our company. In connection with the sales process, we reduced our workforce from 29 to eight employees and have worked aggressively to manage our cash flows and reduce our cash burn. We had approximately $5.334 million in available cash left as of October 29, 2016 and have no revenues. Our only operations currently consist of continuing completion of certain aspects of the SHAPE Phase II study. On November 4, 2016, our Common Stock was suspended for trading from The Nasdaq Global Market. On November 14, 2016, we filed a Form 25 for the delisting of our shares of Common Stock, which became effective on November 24, 2016.

  The offer from Medivir for the Asset Sale is the only offer we received after the extensive sales process run by Houlihan Lokey. Our Board's decision to enter into the Asset Purchase Agreement was based on a careful evaluation of (i) our future prospects, business, operations, properties, assets, financial condition, indebtedness and operating results, (ii) the fully negotiated and final terms offered by Medivir for the purchase of substantially all of our assets, (iii) the terms for the partial conversion of the Senior Notes into Preferred Stock, (iv) the alternatives potentially available to grow our business on a standalone basis, (v) the lack of alternative buyers willing to acquire all or part of our business or merge with our Company, (vi) the lack of financing sources to fund our continued operations, including capital markets financing or debt financing, and (vii) the Board's determination that the purchase price offered by Medivir was fair value for substantially all of our assets.

  We had approximately $43.7 million in aggregate principal amount of 8% Convertible Senior Notes due 2019 (the "Senior Notes") outstanding as of November 2, 2016. Given our financial condition, we did not expect to have sufficient remaining cash on hand to make the next interest payment on the Senior Notes due on December 15, 2016 at which point the Senior Notes would, if not for the provisions of the Note Exchange Agreement described below, be in default and their entire amount could be accelerated by the holders of the Senior Notes.

  In connection with the Asset Sale, on November 14, 2016, we entered into the Note Exchange Agreement with 100% of the holders of the Senior Notes pursuant to which the holders of Senior Notes agreed to exchange $2,200,000 in aggregate principal amount of the Senior Notes for 12,222,220 shares of our Preferred Stock. The exchange was consummated on November 21, 2016. Following the exchange, $41,550,000 in aggregate principal amount of our Senior Notes plus approximately $1,895,833.61 in accrued but unpaid interest as of December 29, 2016 on all Senior Notes will remain outstanding. We have agreed pursuant to the Note Exchange Agreement that upon consummation of the Asset Sale, the $12 million in cash proceeds from the Asset Sale will be promptly distributed in cash to the holders of the Senior Notes remaining outstanding in redemption of $12 million in aggregate principal amount of such remaining Senior Notes and in priority to any payments to holders of capital stock, including the Preferred Stock. All holders of Senior Notes have consented to the Asset Sale in the Note Exchange Agreement and all holders of Preferred Stock have agreed to vote all of their shares of Preferred Stock at the Special Meeting in favor of the Asset Sale. In the Note Exchange Agreement, the holders of Senior Notes have also waived any put right in connection with the suspension of trading and delisting of our Common Stock from The Nasdaq Global Market as well as any right to receive current cash payment of the interest on the Senior Notes, and agreed instead that such interest will be paid through the issuance of additional Senior Notes until paid. The holders of Senior Notes have also agreed to waive their right to convert the Senior Notes into shares of Common Stock and to extend the maturity date of the remaining Senior Notes to June 15, 2024. These waivers and extensions are conditional on the consummation of the Asset Sale. If the Asset Sale is not consummated on or before January 31, 2017 or if the Asset Purchase Agreement is terminated, such waivers and extension will be of no further force and effect as if they had never been provided.

    Concurrently with the Note Exchange Agreement, we entered into a Voting Agreement, pursuant to which, as of the date of the Special Meeting, holders of 6,200,213 shares of Common Stock, representing approximately 25.5% of the outstanding shares of capital stock entitled to vote have agreed to vote all of their shares of Common Stock at the Special Meeting in favor of the Asset Sale Proposal. See "Proposal: Asset Sale—Reasons for the Asset Sale" beginning on page 29.

  •
  Indemnification of Buyer.  As set forth in the Asset Purchase Agreement, we have agreed to indemnify Buyer and certain of its related parties for losses resulting directly from (i) any assets and liabilities that are not being assumed by Buyer or the conduct of the Business prior to the closing of the Asset Sale, (ii) the breach by the Company or TetraLogic R&D of any of its respective covenants set forth in the Asset Purchase Agreement, (iii) the breach by the Company or TetraLogic R&D of any of its respective representations or warranties set forth in the Asset Purchase Agreement, or (iv) the development, manufacture, use, sale, storage or handling of a drug substance or a drug product prior to the closing of the Asset Sale by the Company and TetraLogic R&D or their affiliates or their representatives, agents or subcontractors, or any actual or alleged violation of law resulting therefrom. See "Proposal: Asset Sale—The Asset Purchase Agreement—Indemnification of Buyer" beginning on page 39.

  •
  Use of Proceeds.  The entire Closing Payment from the Asset Sale will be used to redeem $12 million in aggregate principal amount of the remaining Senior Notes pursuant to the Note Exchange Agreement and to pay the aggregate expense payable to INC Research, LLC to complete the SHAPE CTCL Phase II ongoing trial (currently estimated to be $275,000). Any future Contingent Payments, if received, will be used first to pay all remaining accrued but unpaid obligations under the remaining Senior Notes until paid in full. Thereafter, all future Contingent Payments, if received, will be used to pay all accrued but unpaid dividends and other amounts on the outstanding shares of Preferred Stock. After all accrued but unpaid dividends and other amounts owed on the Preferred Stock have been paid in full, the holders of Preferred Stock will also be entitled to share equally with the Common Stock on any additional dividends or other distributions on an as-converted basis.

  •
  Conditions to the Asset Sale.  Completion of the Asset Sale requires the approval of our stockholders and holders of the Senior Notes, the consent of certain third parties as well as the satisfaction or waiver of other customary conditions set forth in the Asset Purchase Agreement. Pursuant to the Note Exchange Agreement, the holders of Senior Notes have approved the Asset Sale and the holders of Preferred Stock have agreed to vote all of their shares of Preferred Stock at the Special Meeting in favor of the Asset Sale and, pursuant to the Voting Agreement, as of the date of the Special Meeting, holders of 6,200,213 shares of Common Stock, representing approximately 25.5% of the outstanding shares of capital stock entitled to vote, have agreed to vote all of their shares of Common Stock at the Special Meeting in favor of the Asset Sale Proposal. Collectively therefore, as of the date of the Special Meeting, holders of shares representing approximately 50.42% of the shares of capital stock entitled to vote have agreed to vote their shares in favor of the Asset Sale Proposal. See "Proposal: Asset Sale—The Asset Purchase Agreement—Conditions to the Asset Sale" beginning on page 42.

  •
  Termination of the Asset Purchase Agreement.  The Asset Purchase Agreement may be terminated by us or Buyer in certain circumstances, in which case the Asset Sale will not be completed. See "Proposal: Asset Sale—The Asset Purchase Agreement—Termination of the Asset Purchase Agreement" beginning on page 43.

  •
  No Solicitation.  From the date of the Asset Purchase Agreement until the closing of the Asset Sale, we may not solicit any inquiry or proposal or engage in any discussions with any third party in connection with any possible proposal regarding a sale of the Business or any similar transaction, except that prior to the approval of the Asset Sale by our stockholders, we may pursue discussions with third parties that have made an unsolicited transaction proposal which our Board believes, after consultation with outside legal counsel and our financial advisor, constitutes or would reasonably be expected to result in a superior proposal. In the event we terminate the Asset Purchase Agreement to accept an unsolicited superior offer from a third party, or we breach our covenants regarding third party proposals, or if Buyer terminates the Asset Purchase Agreement because we pursued an alternative transaction in the exercise of our Board's fiduciary duties, Buyer will be due a termination fee totaling $1,300,000, plus expenses incurred in connection with the Asset Purchase Agreement and Asset Sale. See "Proposal: Asset Sale—The Asset Purchase Agreement—No Solicitation" beginning on page 42.

  •
  U.S. Federal Income Tax Consequences.  Our U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. See "Proposal: Asset Sale—U.S. Federal Income Tax Consequences of the Asset Sale" beginning on page 35.

  •
  Appraisal Rights.  Our stockholders are not entitled to seek appraisal rights under Delaware law in connection with the Asset Sale.

  •
  Government Approvals.  We believe we are not required to make any material filings or obtain any material governmental consents or approvals before the consummation of the Asset Sale. If any approvals, consents or filings are required to consummate the Asset Sale, we will seek or make such consents, approvals or filings as promptly as possible. See "Proposal: Asset Sale—Government Approvals" beginning on page 36.

  •
  Interests of Certain Persons.  Certain of our executive officers have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally. Our Board was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement and the transactions contemplated thereby. Such interest consists of severance amounts of up to $2,079,080.34 payable to terminated employees pursuant to their employment agreements, including our Chief Executive Officer, Chief Financial Officer and General Counsel. It is anticipated that such severance payments will be made from available cash on hand of the Company (and not the Closing Payment) upon the closing of the Asset Sale. Such severance payments will not be paid if the Asset Sale does not close. Therefore our officers have an interest in the closing of the Asset Sale.

  •
  Risk Factors.  The Asset Sale involves a number of risks, including:

  •
  If the Asset Sale is not approved or consummated, we may have to file for bankruptcy and liquidation.

  •
  There can be no guarantee that the Asset Sale will be completed.

  •
  The entire Closing Payment from the Asset Sale will be used to partially redeem our Senior Notes and pay certain clinical trial expenses and will not be distributed to stockholders, and there may be no other recovery for any of our stockholders.

  •
  There can be no guarantee we will receive any Contingent Payments.

  •
  There can be no guarantee that Buyer will comply with its obligation to use commercially reasonable efforts in connection with the clinical trials of our product candidates.

  •
  Holders of Senior Notes and Preferred Stock will have priority over our Common Stock on distributions, if any, following the consummation of the Asset Sale.

  •
  The Asset Purchase Agreement limits our ability to sell the Business to a party other than Buyer.

  •
  We may be required to pay a $1.3 million termination fee to Buyer if we breach certain covenants, accept an unsolicited superior offer, or pursue an alternative transaction in the exercise of our Board's fiduciary duties.

  •
  We will retain certain liabilities following consummation of the Asset Sale, including liabilities related to our current or former employees.

  •
  The Asset Purchase Agreement may expose us to indemnification obligations which could reduce future Contingent Payments.

  •
  The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect our financial condition and future strategic opportunities.

  •
  Following consummation of the Asset Sale, we may no longer be required to file reports with the SEC.

  •
  If the Asset Sale is not completed, we may be unable to successfully pursue strategic alternatives for our company or our product candidates.

  •
  If the Asset Sale is not completed, we may be unable to restructure our existing debt or raise additional capital to fund our operations and make payments on our existing indebtedness when due.

  •
  We may be subject to securities litigation, which is expensive and could divert our attention.

  •
  If the Asset Sale is not consummated, we may not be able to develop and commercialize our product candidates.

  •
  If the Asset Sale is not consummated, we may not be able to acquire or license additional product candidates.

  •
  Our receipt of Contingent Payments will be dependent on the size and growth of the potential markets for the product candidates sold to Medivir in the Asset Sale, the rate and degree of market acceptance of the product candidates and Medivir's ability to serve those markets.

  •
  Certain of our executive officers have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally.

        See "Risk Factors" beginning on page 16.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSALS

        The following are some questions that you, as a stockholder of the Company, may have regarding the Special Meeting, including the Asset Sale Proposal, and brief answers to such questions. We urge you to carefully read this entire proxy statement, including the pro forma financial statements and annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement because the information in this section does not provide all the information that may be important to you as a stockholder of the Company with respect to the Asset Sale Proposal. See "Where You Can Find More Information" beginning on page 49.

THE SPECIAL MEETING

Q:    When and where will the Special Meeting take place?

A:
The Special Meeting will be held on December 29, 2016 virtually, via live webcast at www.virtualshareholdermeeting.com/TLOG at 9:00 a.m., Eastern Time.

Q:    What is the purpose of the Special Meeting?

A:
At the Special Meeting, you will be asked to vote upon the Asset Sale Proposal. As of the date of this proxy statement, our Board knows of no other business that will be presented for consideration at the Special Meeting other than the Asset Sale Proposal.

Q:    Who is entitled to vote?

A:
Only stockholders of record as of the close of business on November 22, 2016 (the "Record Date") shall be entitled to notice of, and to vote at, the Special Meeting. During the ten days before the Special Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Richard L. Sherman, our Secretary, at 808-554-7456 to arrange a meeting.

Q:    How many shares of Common Stock can vote?

A:
There were 24,769,083 shares of Common Stock issued and outstanding as of the close of business on the Record Date, of which 24,465,083 shares of Common Stock were entitled to vote. Each stockholder entitled to vote at the Special Meeting may cast one vote for each share of Common Stock owned by him, her or it which has voting power upon each matter considered at the Special Meeting. Pursuant the Voting Agreement, holders of approximately 25.5% of the outstanding shares of Common Stock entitled to vote have agreed to vote all of their shares of Common Stock at the Special Meeting in favor of the Asset Sale Proposal.

Q:    How many shares of Preferred Stock can vote?

A:
There were 12,222,220 shares of Preferred Stock issued and outstanding as of the close of business on the Record Date. The holders of Preferred Stock are entitled to vote on any proposal presented to a vote of stockholders at the Special Meeting on an as-converted basis. On an as-converted basis, as of the Record Date, the holders of Preferred Stock were entitled to one vote per share of Preferred Stock. Pursuant to the Note Exchange Agreement, the holders of the Preferred Stock have agreed to vote all of their shares of Preferred Stock at the Special Meeting in favor of the Asset Sale Proposal.

Q:    How does the Board recommend that I vote on each of the proposals?

A:
The Board recommends a vote "FOR" the approval of the Asset Sale Proposal.

Q:    How do I vote my shares?

A:
The answer depends on whether you own your shares of capital stock of the Company directly (that is, you hold shares that show your name as the registered stockholder) or if your shares are held in a brokerage account or by another nominee holder.

  If you own shares of the Company directly (i.e., you are a "registered stockholder"): your proxy is being solicited directly by us, and you can vote by mail, telephone or Internet, or you can vote electronically at the virtual Special Meeting.

  If you wish to vote by mail, please do the following: (1) sign and date the accompanying proxy card, (2) mark the boxes indicating how you wish to vote, and (3) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxy will vote your shares "FOR" the approval of the Asset Sale Proposal, and, in his discretion, on any other matter that properly comes before the Special Meeting. Unsigned proxy cards will not be counted.

  If you wish to vote by telephone or over the Internet, you will find instructions on the accompanying proxy card that you should follow. There may be costs associated with telephonic or electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the stockholder. The telephone and Internet voting procedures are designed to authenticate a stockholder's identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting by telephone or over the Internet authorizes the named proxy to vote your shares in the same manner as if you had submitted a validly executed proxy card.

  If you hold your shares of the Company through a broker, bank or other nominee: a voting instruction card has been provided to you by your broker, bank or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. Please be sure to mark your voting choices on your voting instruction card before you return it. Please refer to the instructions provided with your voting instruction card for information about voting in these ways. See also "What is the effect if I fail to give voting instructions to my broker or other nominee?" below.

  If you wish to vote at the virtual Special Meeting, you must follow the instructions provided at www.virtualshareholdermeeting.com/TLOG2016 for submitting a legal proxy from the record holder of the shares (or your broker, bank or nominee) authorizing you to vote at the virtual Special Meeting.

Q:    What is a proxy?

A:
A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxy Richard L. Sherman, our Senior Vice President, Strategic Transactions, General Counsel and Secretary. He will have the authority to appoint a substitute to act as proxy. Whether or not you expect to attend the virtual Special Meeting, we request that you please use the means available to you to vote by proxy so as to ensure that your shares of capital stock of the Company may be voted.

Q:    What is the effect if I fail to give voting instructions to my broker or other nominee?

A:
If your shares are held by a broker or other nominee, you must provide your broker or nominee with instructions on how to vote your shares for the approval of the Asset Sale Proposal. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee in how to vote your shares. We encourage you to provide voting instructions to your broker, bank or other nominee.

  Brokers, banks, or other nominees that are member firms of The Nasdaq Stock Market LLC and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks, or other nominees will have this discretionary authority with respect to routine matters. However, because the Asset Sale Proposal being considered at the Special Meeting is a non-routine matter, they will not have this discretionary authority with respect to the approval of the Asset Sale Proposal. With respect to non-routine matters, if beneficial owners do not provide voting instructions, these are called "broker non-votes."

  In the event of a broker non-vote, such beneficial owners' shares will be included in determining whether a quorum is present, but otherwise will not be counted. In addition, abstentions will be included in determining whether a quorum is present but otherwise will not be counted. Thus, a broker non-vote or an abstention will make a quorum more readily obtainable, but a broker non-vote or an abstention will affect negatively the outcome of a vote on a proposal that requires approval of a majority of outstanding shares such as the Asset Sale Proposal.

  We encourage you to provide voting instructions to the organization that holds your shares.

Q:    What if I want to change my vote or revoke my proxy?

A:
A registered stockholder may change his or her vote or revoke his or her proxy at any time before the Special Meeting by (i) notifying our Secretary, Richard L. Sherman, in writing, at TetraLogic Pharmaceuticals Corporation, P.O. Box 1305, Paoli, PA 19301, that you revoke your proxy, (ii) voting again by telephone or the Internet, (iii) attending and voting at the virtual Special Meeting, or (iv) submitting a later dated proxy card. You may request a new proxy card at www.proxycard.com or 1-800-579-1639. We will count your vote in accordance with the last instructions we receive from you prior to the closing of the polls, whether your instructions are received by Internet, telephone, mail or at the Special Meeting. If you hold your shares through a broker, bank or other nominee and wish to change your vote, you must follow the procedures required by your nominee.

Q:    What is a quorum?

A:
The holders of a majority of the shares of capital stock issued and outstanding as of the Record Date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Special Meeting. If you choose to have your shares represented by proxy at the Special Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Special Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Special Meeting until a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

Q:    What vote is required to approve the Asset Sale Proposal?

A:
The approval of the Asset Sale Proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of capital stock entitled to vote thereon. Pursuant to the Note Exchange Agreement, the holders of Senior Notes have approved the Asset Sale and the holders of Preferred Stock have agreed to vote all of their shares of Preferred Stock at the Special Meeting in favor of the Asset Sale. Pursuant to the Voting Agreement, as of the date of the Special Meeting, holders of 6,200,213 shares of Common Stock, representing approximately 25.5% of the outstanding shares of capital stock entitled to vote, have agreed to vote all of their shares of Common Stock at the Special Meeting in favor of the Asset Sale Proposal. Collectively therefore, as of the date of the Special Meeting, holders of shares representing approximately 50.42% of the shares of capital stock entitled to vote have agreed to vote their shares in favor of the Asset Sale Proposal.

Q:    Who will count the votes?

A:
Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy. The Secretary of the Company will count the votes cast at the virtual Special Meeting and will serve as the inspector of election.

Q:    Who can attend the Special Meeting?

A:
All stockholders are invited to attend the virtual Special Meeting. If you wish to vote at the virtual meeting and you are a beneficial owner of shares held in "street name" through a bank, broker, or other intermediary, you must follow the instructions provided at www.virtualshareholdermeeting.com/TLOG2016 for submitting a legal proxy from the record holder of the shares (or your broker, bank or nominee) authorizing you to vote at the Special Meeting.

Q:    Are there any expenses associated with collecting the stockholder votes?

A:
We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. We do not anticipate hiring an agency or other person to solicit votes from stockholders at this time; however, if we determine that such action would be appropriate or necessary, we would pay the cost of such service. Officers and other employees of the Company may solicit proxies in person or by telephone but will receive no special compensation for doing so.

Q:    Where can I find the voting results?

A:
Voting results will be reported in a press release or Current Report on Form 8-K, which we will file with the SEC within four business days following the Special Meeting if our Common Stock is still registered at the time under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Q:    What does it mean if I received more than one proxy card?

A:
If your shares are registered differently or in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted.

Q:    Who can help answer my other questions?

A:
If you have more questions about the Special Meeting, including the Asset Sale Proposal, or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Secretary, Richard L. Sherman, in writing, at TetraLogic Pharmaceuticals Corporation, P.O. Box 1305, Paoli, PA 19301.

PROPOSAL: ASSET SALE

Q:    Why did the Company enter into the Asset Purchase Agreement?

A:
Our Board's decision to enter into the Asset Purchase Agreement was based on a careful evaluation of (i) our future prospects, business, operations, properties, assets, financial condition, indebtedness and operating results, (ii) the fully negotiated and final terms offered by Medivir for the purchase of substantially all of our assets, (iii) the terms for the partial conversion of the Senior Notes into Preferred Stock, (iv) the alternatives potentially available to grow our business on a standalone basis, (v) the lack of alternative buyers willing to acquire all or part of our business or merge with our Company, (vi) the lack of financing sources to fund our continued operations, including capital markets financing or debt financing, and (vii) the Board's determination that the purchase price offered by Medivir was fair value for substantially all of our assets.

Q:    What will happen if the Asset Sale is approved by our stockholders?

A:
If the Asset Sale is approved by the requisite stockholder vote and the other conditions to the consummation of the Asset Sale are satisfied or waived, we, together with TetraLogic R&D, will sell substantially all of our assets used in the Business to Medivir on the terms set forth in the Asset Purchase Agreement.

  Following the consummation of the Asset Sale and the payment of $12 million of the Closing Payment to partially redeem the Senior Notes, we will no longer have any employees or operations and will only have very limited assets and cash—our primary remaining asset being our contractual right to receive future Contingent Payments, if any, under the Asset Purchase Agreement for the Asset Sale. We will continue to have $29,550,000 in aggregate principal amount of Senior Notes remaining outstanding, approximately $1,895,833.61 in accrued but unpaid interest on the Senior Notes (assuming a closing of the Asset Sale on December 29, 2016), as well as 12,222,220 shares of Preferred Stock with priority rights on future distributions, if any, of cash of the Company over the holders of Common Stock.

Q:    What will happen if the Asset Sale is not approved?

A:
Pursuant to the terms of the Asset Purchase Agreement, if we fail to obtain a stockholder vote in favor of the Asset Sale Proposal, the Asset Sale will not occur. We currently have no revenues. We had approximately $5.334 million in available cash left on October 29, 2016, and we expect that our available cash balance at the time of the Special Meeting will be approximately $1.522 million on December 29, 2016. If the Asset Sale does not close, we will not have sufficient cash to meet our ongoing obligations, including the amounts due on the remaining Senior Notes. Unless we can procure new financing from our holders of the Senior Notes or otherwise, we will have to file for bankruptcy and liquidation, in which event the available cash on hand will be used to pay the costs of liquidation and bankruptcy first and then distributions to the holders of the Senior Notes will be made followed by distributions to the holders of Preferred Stock, if any. As a result, there may never be any, or may be very little, recovery to the holders of our Common Stock.

Q:    What is the purchase price to be received by the Company?

A:
The purchase price to be received by the Company in the Asset Sale will consist of (i) $12 million payable in cash at closing plus an amount equal to the aggregate expense payable to INC Research, LLC to complete the SHAPE CTCL Phase II ongoing trial currently estimated to be $275,000, plus (ii) additional milestone payments based on the development and commercialization of our product candidates by Buyer and earn-out payments based on annual net sales of birinapant. Buyer will also assume all the Assumed Liabilities (as defined in the Asset Purchase

  Agreement) at the closing of the Asset Sale. See "Proposal: The Asset Sale—The Asset Purchase Agreement—Consideration to be Received by TetraLogic and the Contingent Payments" beginning on page 39.

Q:    What are the other material terms of the Asset Purchase Agreement?

A:
The Asset Purchase Agreement contains other important terms and provisions, including the following:

•
We have agreed to indemnify Buyer and certain of its related parties for losses resulting directly from (i) any assets and liabilities that are not being assumed by Buyer or the conduct of the Business prior to the closing of the Asset Sale, (ii) the breach by the Company or TetraLogic R&D of any of its respective covenants set forth in the Asset Purchase Agreement, (iii) the breach by the Company or TetraLogic R&D of any of its respective representations or warranties set forth in the Asset Purchase Agreement, or (iv) the development, manufacture, use, sale, storage or handling of a drug substance or a drug product prior to the closing of the Asset Sale by the Company and TetraLogic R&D or their affiliates or their representatives, agents or subcontractors, or any actual or alleged violation of law resulting therefrom. In each case, indemnification does not apply to any loss to the extent such loss is caused by the willful misconduct of Buyer or its affiliates.

•
We have agreed to conduct our Business in the usual, regular and ordinary course and are subject to certain other restrictions on the Business conducted by us and our affiliates during the period between the signing of the Asset Purchase Agreement and the closing of the Asset Sale;

•
The obligations of Buyer and the Company to close the Asset Sale are subject to several closing conditions, including the approval of the Asset Sale by our stockholders and holders of the Senior Notes, as well as obtaining certain third party consents;

•
The Asset Purchase Agreement may be terminated by us or Buyer in certain circumstances, in which case the Asset Sale will not be completed; and

•
From the date of the Asset Purchase Agreement until the closing of the Asset Sale, we may not solicit any inquiry or proposal or engage in any discussions with any third party in connection with any possible proposal regarding a sale of the Business or any similar transaction except that prior to the approval of the Asset Sale by our stockholders, we may pursue discussions with third parties that have made an unsolicited transaction proposal which our Board believes, after consultation with outside legal counsel and our financial advisor, constitutes or would reasonably be expected to result in a superior proposal. In the event we terminate the Asset Purchase Agreement to accept an unsolicited superior offer from a third party, or we breach our covenants regarding third party proposals, or if Buyer terminates the Asset Purchase Agreement because we pursued an alternative transaction in the exercise of our Board's fiduciary duties, Buyer will be due a termination fee totaling $1,300,000 plus expenses incurred in connection with the Asset Purchase Agreement and Asset Sale.

Q:    If consummated, how will the proceeds from the Asset Sale be used?

A:
The Company, and not the Company's stockholders, will receive all of the proceeds from the Asset Sale. $12 million of the Closing Payment from the Asset Sale will be used to redeem $12 million in aggregate principal amount of the remaining Senior Notes pursuant to the Note Exchange Agreement. The remainder of the Closing Payment will be used to pay the aggregate expense payable to INC Research, LLC to complete the SHAPE CTCL Phase II ongoing trial currently estimated to be $275,000. Any future Contingent Payments, if received, will be used first to pay all remaining accrued but unpaid obligations under the remaining Senior Notes until paid in full.

  Thereafter, all future Contingent Payments, if received, will be used to pay all accrued but unpaid dividends and other amounts on the outstanding shares of Preferred Stock. After all accrued but unpaid dividends and other amounts owed on the Preferred Stock have been paid in full, the holders of Preferred Stock will also be entitled to share equally with the Common Stock on any additional dividends or other distributions on an as-converted basis.

Q:    Do I have appraisal rights in connection with the Asset Sale?

A:
Our stockholders are not entitled to seek appraisal rights under Delaware law in connection with the Asset Sale.

Q:    Are there any risks related to the Asset Sale?

A:
Yes. You should carefully read the section entitled "Risk Factors" beginning on page 16.

Q:    What are the U.S. federal income tax consequences of the Asset Sale to U.S. stockholders?

A:
Our U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. See "Proposal: The Asset Sale—U.S. Federal Income Tax Consequences of the Asset Sale" beginning on page 35.

Q:    Are any governmental approvals required in connection with the Asset Sale?

A:
We believe we are not required to obtain any material governmental consents or approvals before the consummation of the Asset Sale. If any approvals or consents are required to consummate the Asset Sale, we will seek such consents or approvals as promptly as possible.

Q:    When is the closing of the Asset Sale expected to occur?

A:
If the Asset Sale is approved by our stockholders and all conditions to completing the Asset Sale are satisfied or waived, the closing of the Asset Sale is expected to occur shortly after the Special Meeting.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT HAVE BEEN MADE PURSUANT TO PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS REPRESENT TETRALOGIC'S EXPECTATIONS OR BELIEFS CONCERNING FUTURE EVENTS, INCLUDING ANY STATEMENTS REGARDING: THE SATISFACTION OF CERTAIN CLOSING CONDITIONS SPECIFIED IN THE ASSET PURCHASE AGREEMENT, TETRALOGIC'S ABILITY TO SUCCESSFULLY CLOSE THE ASSET SALE AND THE TIMING OF EACH CLOSING, THE DIVERSION OF MANAGEMENT'S FOCUS AND ATTENTION PENDING THE COMPLETION OF THE ASSET SALE, THE IMPACT OF THE ANNOUNCEMENT OF THE ASSET SALE ON THE TRADING PRICE OF OUR COMMON STOCK, THE RECEIPT AND USE OF THE CASH CONSIDERATION TO BE RECEIVED BY TETRALOGIC UNDER THE ASSET PURCHASE AGREEMENT, AND MANAGEMENT'S PLANS AND EXPECTATIONS FOR THE FUTURE, INCLUDING WITH RESPECT TO THE CONTINGENT PAYMENTS. WITHOUT LIMITING THE FOREGOING, THE WORDS "BELIEVES," "INTENDS," "PROJECTS," "PLANS," "EXPECTS," "ANTICIPATES" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THESE PROJECTIONS. INFORMATION REGARDING THE RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THE RESULTS IN THESE FORWARD-LOOKING STATEMENTS ARE DISCUSSED UNDER THE SECTION "RISK FACTORS" IN THIS PROXY STATEMENT. PLEASE CAREFULLY CONSIDER THESE FACTORS, AS WELL AS OTHER INFORMATION CONTAINED HEREIN AND IN OUR PERIODIC REPORTS AND DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROXY STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS PROXY STATEMENT. WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR SUPPLEMENT ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES, EXCEPT AS REQUIRED BY LAW.

RISK FACTORS

        In addition to the other information contained in this Proxy Statement, you should carefully consider the following risk factors when deciding whether to vote to approve the Asset Sale Proposal. You should also consider the information in our other reports on file with the SEC that are incorporated by reference into this Proxy Statement. See "Where You Can Find More Information."

There can be no guarantees that the Asset Sale will be completed and, if not completed, we may have to file for bankruptcy and liquidation.

        The consummation of the Asset Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Asset Sale by our stockholders and holders of the Senior Notes and consents of certain other third parties. We cannot guarantee that the closing conditions set forth in the Asset Purchase Agreement will be satisfied. If we are unable to satisfy the closing conditions in Buyer's favor or if other mutual closing conditions are not satisfied, Buyer will not be obligated to complete the Asset Sale. If the Asset Sale is not completed, our Board, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Asset Sale and may include a bankruptcy and liquidation of the Company.

The entire Closing Payment will be used to partially redeem our Senior Notes and pay certain clinical trial expenses and will not be distributed to stockholders, and there may be no other recovery for any of our stockholders if we receive no Contingent Payments or only a limited amount of Contingent Payments.

        If the Asset Sale is consummated, $12 million of the Closing Payment for the Business will be paid to the holders of the remaining Senior Notes then outstanding pursuant to the Note Exchange Agreement in redemption of $12 million in aggregate principal amount of such Senior Notes. The remainder of the Closing Payment will be used to pay INC Research, LLC to complete the SHAPE CTCL Phase II ongoing trial. There will therefore be no distributions to the holders of Common Stock or Preferred Stock with the closing cash proceeds from the Asset Sale.

        Following the consummation of the Asset Sale we will no longer have any employees or operations and will only have very limited assets (including approximately $1.522 million in cash (assuming a closing of the Asset Sale on December 29, 2016) and the contractual right to potentially receive Contingent Payments). We will also have no revenues following consummation of the Asset Sale. Our sole source of future revenues will be the Contingent Payments. We will continue to have $29,550,000 in aggregate principal amount of Senior Notes remaining outstanding, approximately $1,895,833.61 in accrued but unpaid interest on the Senior Notes (assuming a closing of the Asset Sale on December 29, 2016), as well as 12,222,220 shares of Preferred Stock with priority rights on any future distributions of cash of the Company over the holders of Common Stock.

        Any future Contingent Payments, if received, will be used first to pay all remaining accrued but unpaid obligations under the Senior Notes until paid in full. Thereafter, all future Contingent Payments, if received, will be used to pay all accrued but unpaid dividends and other amounts on the outstanding shares of Preferred Stock.

        There are no guarantees that we will receive any Contingent Payments or that any amount of Contingent Payments we receive is enough to satisfy all amounts owed under the Senior Notes and the Preferred Stock and therefore there may be no recovery for our common stockholders following the consummation of the Asset Sale.

There can be no guarantees that we will receive any Contingent Payments.

        Under the Asset Purchase Agreement, we will earn milestones based on the development and commercialization of our product candidates and earn-out payments based on annual net sales of birinapant. Buyer has no obligations to achieve those milestones or sales. Because of the developmental state of our product candidates, there are high risks related to the commercialization of our product candidates and there can be no guarantees that any of the milestones or sales targets set forth in the Asset Purchase Agreement will be achieved and that we will receive any future Contingent Payments. In addition, any future Contingent Payments may be further reduced by any amounts payable by us under our indemnification obligations under the Asset Purchase Agreement.

There can be no guarantee that Buyer will comply with its obligation to use commercially reasonable efforts in connection with the clinical trials of our product candidates.

        Buyer has agreed to use commercially reasonable efforts to take certain steps in connection with three clinical trials of our product candidates. Although the results of these clinical trials may contribute to achieving the milestones and/or annual net sales of birinapant, there is no guarantee that Buyer will take the steps set forth in the Asset Purchase Agreement or that such trials, if completed, will result in the successful commercialization and sales of our product candidates.

Our holders of Senior Notes and Preferred Stock will have priority over the Common Stock on distributions following consummation of the Asset Sale

        Any future Contingent Payments, if received, will be used first to pay all remaining accrued but unpaid obligations under the Senior Notes until paid in full. Thereafter, all future Contingent Payments, if received, will be used to pay all accrued but unpaid dividends and other amounts on any outstanding shares of Preferred Stock. The Preferred Stock accrues dividend at a rate of 8% per annum. Dividends are cumulative and compounding, whether or not declared by our board of directors and will accrue semi-annually from the date of issuance of the Preferred Stock.

        After all accrued but unpaid dividends and other amounts owed on the Preferred Stock have been paid in full, the holders of Preferred Stock will also be entitled to share equally with the Common Stock on any additional dividends or other distributions on an as-converted basis.

        As a result, there may never be any, or may be very little, recovery to the holders of our Common Stock.

The Asset Purchase Agreement limits our ability to sell the Business to a party other than Buyer.

        The Asset Purchase Agreement contains provisions that make it more difficult for us to sell the Business to a party other than Buyer, including a non-solicitation provision and a provision requiring us to notify Buyer of any solicitation or offer made by any third party in connection with the sale of the Business or any similar transaction. These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of our Business from considering or proposing such an acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Buyer.

We may be required to pay a termination fee to Buyer if we breach certain covenants, accept an unsolicited superior offer, or pursue an alternative transaction in the exercise of our Board's fiduciary duties.

        In the event we terminate the Asset Purchase Agreement to accept an unsolicited superior offer from a third party, or we breach our covenants regarding third party proposals, or if Buyer terminates the Asset Purchase Agreement because we pursued an alternative transaction in the exercise of our

Board's fiduciary duties, Buyer will be due a termination fee totaling $1,300,000, plus expenses incurred in connection with the Asset Purchase Agreement and Asset Sale.

Buyer is not assuming any of the excluded liabilities under the Asset Purchase Agreement.

        Under the Asset Purchase Agreement, Buyer is only assuming certain specific liabilities as set forth in the Asset Purchase Agreement and is not assuming all of the liabilities associated with the Business. Certain liabilities will remain with TetraLogic post-closing. For example, Buyer is not assuming any liability relating to our current or former employees. While we believe that we have adequately accrued for these liabilities or are adequately insured against certain of the risks associated with such excluded liabilities, there can be no assurances that additional expenditures will not be incurred in resolving these liabilities.

The Asset Purchase Agreement may expose us to contingent liabilities.

        We have agreed to indemnify Buyer for certain breaches of representations, warranties or covenants made by us in the Asset Purchase Agreement. We have agreed that if we cannot pay our indemnification obligations, Buyer will have set-off rights against future Contingent Payments. Significant indemnification claims by Buyer could further materially and adversely affect our financial condition or further reduce any future Contingent Payments.

The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect our financial condition or future strategic opportunities.

        The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect the trading price of our Common Stock and/or our relationships with partners and employees. In connection with the Asset Sale, we will be terminating all of our remaining employees by December 2, 2016. In addition, pending the completion of the Asset Sale, our management's focus and attention may be diverted from identifying strategic alternatives during the pendency of the Asset Sale.

        In the event that the Asset Sale is not completed, the announcement of the termination of the Asset Purchase Agreement may also adversely affect the trading price of our Common Stock on any trading market on which our Common Stock may be trading at the time, our relationships with partners (including the holders of the Senior Notes) and employees and/or our ability to pay our creditors.

        In the Note Exchange Agreement, the holders of Senior Notes have agreed to waive any put right in connection with the suspension of trading and delisting of our Common Stock from The Nasdaq Global Market as well as any right to receive current cash payment of the interest on the Senior Notes, and agreed that such interest will instead be paid through the issuance of additional Senior Notes until paid. The holders of Senior Notes have also agreed to waive their right to convert the Senior Notes into shares of Common Stock and to extend the maturity date of the remaining Senior Notes to June 15, 2024. These waivers and extensions are conditional on the consummation of the Asset Sale. If the Asset Sale is not consummated on or before January 31, 2017 or if the APA is terminated, such waivers and extension will be of no further force and effect as if they had never been provided. At that time, we would be in default under the indenture of the Senior Notes as a result of the delisting of our Common Stock from The Nasdaq Global Market, effective November 24, 2016. The entire amount due under the Senior Notes could be accelerated by the holders of the Senior Notes upon such an event of default. Even if the holders of the Senior Notes waive such an event of default, we do not expect to have sufficient remaining cash on hand to make the next interest payment of the Senior Notes due on December 15, 2016 and will be in default then.

Following consummation of the Asset Sale, we may no longer be required to file reports with the SEC.

        We intend to file a notice terminating our reporting obligations under the Exchange Act as soon as permitted under applicable law. Once effective, we may no longer be required to file any annual, quarterly or other current reports with the SEC. If we are no longer required to file reports with the SEC, stockholders will have very little public information available about us and our operations which will further affect the trading and liquidity of our Common Stock.

If the Asset Sale is not completed, we may be unable to successfully pursue strategic alternatives for our company or our product candidates.

        If the Asset Sale is not completed, we may not be able to pursue strategic alternative for our company and our product candidates because we will have limited cash and no revenues. The clinical development and potential commercialization of our product candidates requires significant capital. We had approximately $5.334 million in available cash left as of October 29, 2016. If the Asset Sale is not consummated, we would be in default under the indenture of the Senior Notes as a result of the delisting of our Common Stock from The Nasdaq Global Market, effective November 24, 2016. In addition, we do not expect to have sufficient remaining cash on hand to make the next interest payment of the Senior Notes due on December 15, 2016 and will be in default. The entire amount due under the Senior Notes could be accelerated by the holders of the Senior Notes upon an event of default. Thus, if the Asset Sale is not completed, we may have limited alternatives, which alternatives may not be as favorable to our stockholders as the Asset Sale and may include a bankruptcy and liquidation of the Company.

        We will continue to require significant additional capital for the clinical development and potential commercialization of our product candidates. Our ability to raise additional capital will depend on many factors, including, but not limited to the following factors:

  •
  market conditions for debt or equity financing;

  •
  the initiation, progress, timing, costs and results of pre-clinical studies and clinical trials for our product candidates or any other future product candidates;

  •
  investors' and lenders' belief in our business plan and our ability to continue as a going concern;

  •
  our ability to continue to comply with our obligations under our existing indebtedness;

  •
  the number and characteristics of product candidates that we discover or in-license and develop;

  •
  the outcome, timing and cost of regulatory review by the U.S. Food and Drug Administration ("FDA") and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that we perform more studies than those that we currently expect;

  •
  the effect of competing technological and market developments;

  •
  the costs and timing of the implementation of commercial-scale manufacturing activities; and

  •
  costs and timing of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval.

If the Asset Sale is not completed, we may be unable to restructure our existing debt or raise additional capital to fund our operations and make payments on our existing indebtedness when due.

        In the Note Exchange Agreement, the holders of Senior Notes have agreed to waive any put right in connection with the suspension of trading and delisting of our Common Stock from The Nasdaq Global Market as well as any right to receive current cash payment of the interest on the Senior Notes, and agreed that such interest will instead be paid through the issuance of additional Senior Notes until paid. The holders of Senior Notes have also agreed to waive their right to convert the Senior Notes into shares of Common Stock and to extend the maturity date of the remaining Senior Notes to June 15, 2024. These waivers and extensions are conditional on the consummation of the Asset Sale. If the Asset Sale is not consummated on or before January 31, 2017 or if the APA is terminated, such waivers and extension will be of no further force and effect as if they had never been provided. At that time, we would be in default under the indenture of the Senior Notes as a result of the delisting of our Common Stock from The Nasdaq Global Market, effective November 24, 2016. The entire amount due under the Senior Notes could be accelerated by the holders of the Senior Notes upon such an event of default. Even if the holders of the Senior Notes waive such an event of default, we do not expect to have sufficient remaining cash on hand to make the next interest payment of the Senior Notes due on December 15, 2016 and will be in default then.

We may be subject to securities litigation, which is expensive and could divert our attention.

        We may be subject to securities class action litigation in connection with the Asset Sale. Securities litigation against us could result in substantial costs and divert our management's attention from closing the Asset Sale, which could seriously harm our business.

If the Asset Sale is not consummated, we may not be able to develop and commercialize our product candidates.

        We do not have any products that have gained regulatory approval. Currently, our only clinical-stage product candidates are birinapant and SHAPE. As a result, our business is dependent on our ability to successfully complete clinical development of, obtain regulatory approval for, and, if approved, to successfully commercialize our product candidates in a timely manner. We cannot commercialize our product candidates in the U.S. without first obtaining regulatory approval from the FDA; similarly, we cannot commercialize our product candidates outside of the U.S. without obtaining regulatory approval from comparable foreign regulatory authorities. Before obtaining regulatory approvals for the commercial sale of our product candidates for any target indication, we must demonstrate with substantial evidence gathered in pre-clinical studies and well-controlled clinical trials, and, with respect to approval in the U.S., to the satisfaction of the FDA, that our product candidates are safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate.

        The interim clinical results from our birinapant Phase 2 MDS trial were disappointing. The results of our SHAPE Phase II study, while positive, were also not as clear as originally expected. Due to our limited cash and the lack of revenues, we do not have the capital necessary to continue funding the clinical trials necessary to continue the process of commercializing our product candidates.

If the Asset Sale is not consummated, we may not be able to acquire or license additional product candidates.

        If the Asset Sale is not consummated, our commercialization strategy for our product candidates may depend on our ability to enter into agreements with collaborators to obtain assistance and funding for the development and potential commercialization of the relevant product candidate in the territories in which we seek to partner. Despite our efforts, we may be unable to secure additional collaborative licensing or other arrangements that are necessary for us to further develop and commercialize our product candidates. Supporting diligence activities conducted by potential collaborators and negotiating the financial and other terms of a collaboration agreement are long, costly and complex processes with uncertain results. Due to our limited cash on hand and lack of revenues, we may not have the financial resources to engage in discussion with third parties regarding collaborative licensing or other arrangements.

Our receipt of Contingent Payments will be dependent on the size and growth of the potential markets for the product candidates sold to Medivir in the Asset Sale, the rate and degree of market acceptance of the product candidates and Medivir's ability to serve those markets.

        Even if Medivir obtains regulatory approval of the product candidates sold to Medivir under the Asset Sale, these product candidates may not gain market acceptance among physicians, healthcare payors, patients or the medical community. Market acceptance of the product candidates, if Medivir receives regulatory approval, depends on a number of factors, including the:

  •
  efficacy and safety of the product candidates as demonstrated in clinical trials and post-marketing experience;

  •
  clinical indications for which the product candidates may be approved;

  •
  acceptance by physicians, major operators of cancer or infectious and autoimmune disease clinics and patients of the product candidates as safe and effective treatments;

  •
  potential and perceived advantages of the product candidates over alternative treatments;

  •
  safety of the product candidates seen in a broader patient group, including its use outside the approved indications should physicians choose to prescribe for such uses;

  •
  prevalence and severity of any side effects;

  •
  product labeling or product insert requirements of the FDA or other regulatory authorities;

  •
  timing of market introduction of the product candidates as well as competitive products;

  •
  cost of treatment in relation to alternative treatments;

  •
  availability of coverage and adequate reimbursement and pricing by third-party payors and government authorities;

  •
  relative convenience and ease of administration; and

  •
  effectiveness of any sales and marketing efforts.

        Moreover, if the product candidates are approved but fail to achieve market acceptance among physicians, patients, or healthcare payors, Medivir may not be able to generate significant revenues to trigger the milestone or earn-out payments, which would compromise our ability to receive our ability to receive any Contingent Payments.

Certain of our executive officers have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally.

        Certain of our executive officers have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally. Our Board was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement and the transactions contemplated thereby. Such interest consists of severance amounts of up to $2,079,080.34 payable to terminated employees pursuant to their employment agreements, including our Chief Executive Officer, Chief Financial Officer and General Counsel. It is anticipated that such severance payments will be made from available cash on hand of the Company (and not the Closing Payment) upon the closing of the Asset Sale. Such severance payments will not be paid if the Asset Sale does not close. Therefore our officers have an interest in the closing of the Asset Sale.

 THE SPECIAL MEETING

Time, Date and Place

        The Special Meeting will be held on December 29, 2016, virtually, via live webcast at www.virtualshareholdermeeting.com/TLOG2016 at 9:00 a.m., Eastern Time.

Proposal

        The Special Meeting is being held for the following purposes:

  •
  to consider and vote on the Asset Sale Proposal; and

  •
  such other matters as may properly come before the Special Meeting and any postponements or adjournments thereof.

        Description of the Asset Sale Proposal is included in this proxy statement. A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement.

Required Vote

Asset Sale Proposal

        The approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of our issued and outstanding shares of capital stock entitled to vote thereon. You may vote "FOR," "AGAINST" or "ABSTAIN." Failure to vote, abstentions and broker non-votes, if any, will have the same effect as a vote "AGAINST" the Asset Sale Proposal.

Record Date

        Holders of our Common Stock and Preferred Stock as of the close of business on November 22, 2016, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the Special Meeting. On the record date, there were 24,769,083 shares of Common Stock outstanding, of which 24,465,083 shares of Common Stock were entitled to vote at the Special Meeting and any postponements or adjournments of the Special Meeting, and there were 12,222,220 shares of Preferred Stock outstanding and entitled to vote, on an as-converted basis, at the Special Meeting and any postponements and adjournments of the Special Meeting. Collectively, as of the date of the Special Meeting, holders of shares representing approximately 50.42% of the shares of capital stock entitled to vote have agreed to vote their shares in favor of the Asset Sale Proposal.

Ownership of Directors and Executive Officers

        As of the Record Date, our directors and executive officers beneficially held approximately 15.4% in the aggregate of our shares of Common Stock entitled to vote at the Special Meeting.

Quorum and Voting

        The representation by remote communication or by proxy of holders of at least a majority of the issued and outstanding shares of capital stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Votes withheld and abstentions are counted as present or represented for purposes of determining the presence or absence of a quorum. The inspector of elections will also treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum.

        Each share of Common Stock issued and outstanding on the record date for the Special Meeting is entitled to one vote. Pursuant the Voting Agreement, as of the date of the Special Meeting, holders of

6,200,213 shares of Common Stock entitled to vote have agreed to vote all of their shares of Common Stock at the Special Meeting in favor of the Asset Sale Proposal. On an as-converted basis, as of the Record Date, the holders of Preferred Stock were entitled to one vote per share of Preferred Stock. Pursuant to the Note Exchange Agreement, the holders of Preferred Stock have agreed to vote all of their shares of Preferred Stock at the Special Meeting in favor of the Asset Sale Proposal.

Proxies; Revocation of Proxies

        If you are unable to attend the virtual Special Meeting, we urge you to submit your proxy by completing and returning the enclosed proxy card. If your shares of capital stock are held in "street name" (i.e., through a bank, broker or other nominee), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you elect to vote at the Special Meeting and your shares are held by a broker, bank or other nominee, you must follow the instructions provided at www.virtualshareholdermeeting.com/TLOG2016 for submitting a legal proxy from the record holder of the shares (or your broker, bank or nominee) authorizing you to vote at the Special Meeting.

        Unless contrary instructions are indicated on the proxy card, all shares of capital stock represented by valid proxies will be voted "FOR" the Asset Sale Proposal and will be voted at the discretion of the persons named as proxies in respect of such other business as may properly be brought before the Special Meeting. As of the date of this proxy statement, our Board knows of no other business that will be presented for consideration at the Special Meeting other than the Asset Sale Proposal.

        You may revoke your proxy and change your vote at any time before the polls close at the Special Meeting by:

  •
  giving written, dated notice to the Secretary of TetraLogic stating that you would like to revoke your proxy;

  •
  signing and returning to us in a timely manner another proxy card with a later date;

  •
  if you are a stockholder of record or have a legal proxy from the stockholder of record, attending the virtual Special Meeting and voting; or

  •
  if your shares are held in "street name," following the instructions of your bank, broker or other nominee with respect to the revocation of proxies.

        Simply attending the virtual Special Meeting will not constitute a revocation of your proxy.

Adjournments

        The Special Meeting may be adjourned by the holders of a majority of the shares of capital stock present or represented by proxy and entitled to vote at the Special Meeting for any purpose, including for the purpose of obtaining a quorum or soliciting additional proxies if there are insufficient votes to approve the Asset Sale Proposal. Any adjournment may be made without notice. Any adjournment will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned.

Broker Non-Votes

        Broker non-votes occur when a broker holding stock in "street name" does not vote the shares on some or all matters. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instructions from the beneficial owner of the stock but are not permitted to vote on non-routine matters. Uncast votes on non-routine matters are referred to as "broker non-votes."

        In the event of a broker non-vote, such beneficial owners' shares will be included in determining whether a quorum is present, but otherwise will not be counted. Therefore, because the votes required to approve the Asset Sale Proposal are based on a percentage of the total number of shares of capital stock outstanding, broker non-votes will have the effect of a vote "AGAINST" the Asset Sale Proposal.

Solicitation of Proxies

        This proxy solicitation is being made and paid for by TetraLogic on behalf of its Board. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid any additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of our capital stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

        If you have more questions about the Asset Sale Proposal or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact TetraLogic Pharmaceuticals Corporation, Attn: Secretary, Richard L. Sherman, in writing, at P.O. Box 1305, Paoli, PA 19301, telephone number at 808-554-7456.

PROPOSAL: ASSET SALE

        The following discussion is a summary of the material terms of the Asset Sale. We encourage you to read carefully and in its entirety the Asset Purchase Agreement, which is attached to this proxy statement as Annex A, as it is the legal document that governs the Asset Sale.

General Description of the Asset Sale

        We have agreed to sell the Business to Medivir for a purchase price of (i) $12 million payable in cash at closing, plus an amount equal to the aggregate expense payable to INC Research, LLC to complete the SHAPE CTCL Phase II ongoing trial, plus (ii) milestone payments based on the development and commercialization of our product candidates by Buyer and earn-out payments based on annual net sales of birinapant. Medivir will also assume all of the Assumed Liabilities (as defined in the Asset Purchase Agreement) at the closing of the Asset Sale.

The Parties

TetraLogic

        TetraLogic is a clinical-stage biopharmaceutical company focused on discovering and developing novel small molecule therapeutics in oncology, infectious diseases and autoimmune diseases. TetraLogic has two clinical-stage product candidates in development. Since inception, TetraLogic has not generated any revenues.

        TetraLogic was incorporated in July 2001 as Apop Corp., a New Jersey corporation. Pursuant to a merger effective as of October 2003 with and into its wholly owned subsidiary, the Company became a Delaware corporation. The Company changed its name to Apop Corporation in March 2004, to Gentara Corporation in June 2004 and to TetraLogic Pharmaceuticals Corporation in January 2006. We completed our initial public offering in 2013. TetraLogic's Common Stock traded on The Nasdaq Global Market under the symbol "TLOG," and trading was suspended by The NASDAQ Stock Market LLC on November 4, 2016. Our principal offices are located at P.O. Box 1305, Paoli, PA 19301. Our telephone number is 808-554-7456, and our website is http://tetralogicpharma.com/.

        We file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K with the SEC. These reports, any amendments to these reports, proxy and information statements and certain other documents we file with the SEC are available through the SEC's website at www.sec.gov or free of charge on our website as soon as reasonably practicable after we file the documents with the SEC. The public may also read and copy these reports and any other materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Medivir

        Medivir is a research-based pharmaceutical company with a focus on oncology. Its research and development portfolio is based on technology platforms in protease inhibition and nucleotides and nucleosides. Medivir's pharmaceutical development work is conducted both in-house and through partnerships, usually with global pharmaceutical companies. In its proprietary pipeline, Medivir currently has two projects in development stages and four projects in research stages. In collaboration with development partners, two products are on the market, for which Medivir receives royalties, and three additional projects are in various stages of development, for which Medivir is entitled to potential future milestones and royalties. In addition, Medivir sells 15 prescription pharmaceuticals in the Nordic countries, primarily through its BioPhausia subsidiary.

        Medivir was founded in 1988 and was listed on the Stockholm Stock Exchange in 1996. Medivir's class B share trades on the Nasdaq Stockholm Mid Cap List under the symbol "MVIR-B." Medivir's class A share, which carries additional voting rights, is not listed. Medivir's headquarter is located at Blasieholmsgatan 2, 111 48 Stockholm, Sweden. Medivir's telephone number is +46 (0)8-407 64 30, and its website is http://www.medivir.com.

        Medivir and its wholly owned subsidiaries comprise The Medivir Group. Select financial results for the Medivir Group are as follows:

Selected Financial Information (SEK m)

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2015	2016	2015	2016	2015
Net turnover	111.5	67.8	573.2	224.1	657.9
Profit/loss after tax	–10.5	–50.4	120.3	–130.6	75.1
Cash and cash equivalents at period end	1,118.1	955.0	1,118.1	955.0	1,077.9

Background of the Asset Sale

        On January 7, 2016, we announced that in a placebo controlled Phase 2 study of birinapant co-administered with azacitidine in first line higher risk patients suffering from myelodysplastic syndromes (MDS), birinapant did not demonstrate any clinical benefit over placebo on the primary endpoint of response rate after four months of therapy and met the bounds for futility and that, accordingly, the study would be terminated.

        Following these disappointing clinical results from our birinapant Phase 2 MDS trial, our Board began to evaluate our strategic alternatives. In order to conserve cash, on January 19, 2016, our Board authorized the implementation of a 19-person reduction in staff from 29 employees to 10 employees. Subsequently the Company terminated an additional two employees, bringing the total remaining to 8. These reductions included the termination of our chief Scientific Officer and Chief Operating Officer. In January 2016, our Board also retained Houlihan Lokey as financial advisor to provide financial advisory, restructuring and investment banking services in connection with analyzing and considering a range of transactional and strategic alternatives for us.

        Houlihan Lokey conducted an extensive sales process during which it contacted over 130 strategic and financial buyers for our company or assets. Twenty of the parties contacted executed non-disclosure agreements and conducted due diligence on our company. The offer from Medivir for the Asset Sale is the only offer we received after the extensive sales process run by Houlihan Lokey. In connection with the sales process, we have worked aggressively to manage our cash flows and reduce our cash burn, effectively reducing our operations to termination of the birinapant MDS trial and continuing the SHAPE Phase II study.

        Our initial discussions with Medivir pre-date the January 2016 announcement. In April of 2015, TetraLogic and Medivir began a scientific dialogue about our respective clinical programs as an initial step in trying to determine whether there were meaningful opportunities for scientific collaboration, co-development activities or possibly a future combination of the two companies. On June 16, 2015, the companies entered into a non-disclosure agreement in order to share additional information. After preliminary conversations it was decided by both parties that any further discussions should await the generation of additional clinical data on birinapant.

        On January 8, 2016 our Chief Financial Officer contacted Medivir's Executive Vice President of Business Development indicating that we would like to renew these discussions.

        On January 20, 2016, we received a notice (the "Initial Notification Letter") from the Listing Qualifications Department of The NASDAQ Stock Market LLC ("Nasdaq") notifying us that we were not in compliance with the minimum Market Value of Listed Securities ("MVLS") requirements set forth in Nasdaq Listing Rule 5450(b)(2)(A) for continued listing on The Nasdaq Global Market. The Initial Notification Letter stated that we had 180 calendar days, or until July 18, 2016, to regain compliance with Nasdaq Listing Rule 5450(b)(2)(A). To regain compliance, the MVLS of our Common Stock was required to reach at least $50 million for a minimum of 10 consecutive business days. As we had previously disclosed, a suspension of trading or delisting from The Nasdaq Global Market would be considered a fundamental change under the indenture for the Senior Notes and we could be required by the noteholders to purchase for cash all of the outstanding Senior Notes at a purchase price equal to 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest.

        On January 28, 2016, we informed Medivir that we had retained Houlihan Lokey. On January 30, 2016, Dr. Tony Meehan (then our Vice President, Corporate Development and CMC) had a telephone discussion with Medivir's EVP of Business Development to explain the strategic process being conducted by Houlihan Lokey on our behalf. On February 2, 2016, the senior managements of TetraLogic and Medivir had an initial telephone meeting with Houlihan Lokey concerning that process. By February 24, we had delivered to Medivir all of the timeline and other documents related to conducting the process.

        On February 1, 2016, Medivir was given access to our updated electronic data room and begun extensive due diligence activities. On March 17, 2016 the parties had a full-day face-to-face meeting at Medivir's offices in Sweden. Attending for TetraLogic were our CEO, CFO and Vice President, Corporate Development and CMC. Our Chief Scientific Officer attended portions of the meeting by telephone. Medivir was represented by their CEO, CFO, EVP Research & Development, Director Clinical R&D, EVP Strategic Business Development and Director of Business Development.

        On February 23, 2016, we received separate letters (the "Additional Notification Letters") from Nasdaq notifying us that we are not in compliance with both the minimum bid price requirement for Primary Equity Securities (the "Minimum Bid Price") set forth in Nasdaq Listing Rule 5450(a)(1) and with the minimum Market Value of Publicly Held Shares ("MVPHS") requirement set forth in Nasdaq Listing Rule 5450(b)(2)(C). Nasdaq Listing Rule 5450(a)(1) requires listed securities to maintain a Minimum Bid Price of $1.00 per share and Nasdaq Listing Rule 5450(b)(2)(C) requires listed securities to maintain a minimum MVPHS of $15 million. The Additional Notification Letters stated that we had until August 22, 2016, to regain compliance with Nasdaq Listing Rule 5450(a)(1) and Nasdaq Listing Rule 5450(b)(2)(c), or be subject to delisting. To regain compliance, the minimum bid price of our Common Stock would need to reach at least $1.00 for 10 consecutive business days by August 22, 2016, and the minimum publicly held market value of the Common Stock would need to reach at least $15 million for 10 consecutive business days by August 22, 2016.

        On March 9, 2016, Medivir informed us that they had retained Ernst & Young LLP ("EY") to advise them in connection with the transaction. On March 25, 2016 we received a non-binding letter of interest from Medivir and on April 1, 2016 EY and Houlihan Lokey had an initial phone conversation concerning that letter and further telephone conversations concerning process and potential terms of a transaction were held on April 5, 2017, April 7, 2016 and April 25, 2016 attended by management of both companies. No letter of interest was received by TetraLogic from any other third party at any time during the process.

        Because a sale of substantially all of the assets of the Company would trigger an acceleration of the maturity of the Senior Notes unless waived by the noteholders, TetraLogic determined that it would be in the best interests of the Company and its stockholders to provide the noteholders with certain information regarding the proposed asset sale. Accordingly, on or around April 11, 2016, the Company entered into a confidentiality agreement with the holders of a majority in aggregate principal amount of the Senior Notes and the law firm representing those holders. On April 12, 2016 the Company had an initial meeting with those noteholders. The Company included all material non-public information disclosed to such noteholders in its Form 10-Q filing on May 4, 2016. On July 5, 2016, the Company entered into a new confidentiality agreement directly with those noteholders. The Company has since entered into confidentiality agreements with holders of 100% of the outstanding Senior Notes.

        On April 23, 2016, the Company delivered to Medivir a term sheet proposing a possible structure and financial terms of an acquisition by Medivir of certain of the Company's programs and assets. On April 29th we received an initial revised term sheet in response and on May 12 and May 20, in emails from Medivir's EVP Business Development to our CEO, additional revised terms were proposed. On May 25, our CEO had a telephonic meeting with Medivir's CEO and EVP Business Development concerning the term sheet and on May 26, in an email from our CEO to them, certain revisions to the earn-out payment provisions of the proposal were presented.

        On June 7, 2016, the Company informed Medivir of top line results of the ongoing SHAPE Phase II clinical study, which, although positive, were also not as clear as originally expected. On June 15, Houlihan Lokey and EY met to discuss the terms of the proposed transaction in light of these results.

        On July 6, Medivir—in an email to our CEO—proposed additional revisions to the term sheet and in the next few days emails were exchanged in which TetraLogic requested and received certain clarifications about Medivir's proposals.

        On July 19, 2016, we received a delisting determination letter (the "Delisting Determination") from Nasdaq notifying us that we had not regained compliance with the minimum MVLS requirements set forth in Nasdaq Listing Rule 5450(b)(2)(A) for continued listing on The Nasdaq Global Market and that unless we appealed, our Common Stock would be delisted from The Nasdaq Global Market, trading of our Common Stock would be suspended at the opening of business on July 28, 2016, and a Form 25 would be filed with the SEC, which would remove our securities from listing and registration on The Nasdaq Global Market.

        The Company met with certain noteholders on July 20th after a confidentiality agreement had been executed by those holders in order to provide them with a more detailed update on the proposed asset sale and progress towards the execution of a definitive term sheet.

        On July 26, 2016, we requested a hearing to appeal the Delisting Determination.

        In an exchange of telephone calls and emails between our CEO and Medivir's CEO on July 25, July 26, August 10 and August 12, additional revisions to the term sheet were discussed and on August 12 Medivir proposed additional revisions to the proposed terms, which were approved by the TetraLogic Board at a meeting on August 17, 2016.

        An initial draft of the Asset Purchase Agreement was provided by TetraLogic to Medivir on August 19, 2016. Several revised drafts were exchanged and discussed by the parties and their advisors and counsel between September 8th and October 5th. Counsel for the noteholders provided the Company with their comments on, and proposed language for, certain sections of the Asset Purchase Agreement.

        On August 31, 2016, we received an additional delisting determination letter from Nasdaq notifying the Company that it had not regained compliance with the $1.00 Minimum Bid Price and the $15 million MVPHS requirements of Nasdaq.

        On September 2, 2016, we received notice that the Nasdaq Hearings Panel (the "Panel") had granted the Company's request for continued listing on The Nasdaq Global Market subject to certain conditions, including the completion of a conversion of the Senior Notes into equity or entry into an agreement subject to shareholder approval to effectuate such conversion on or before October 15, 2016.

        On September 21, 2016, the Company provided an initial draft Note Exchange Agreement to counsel for the noteholders and on September 22, 2016, counsel for the Company provided an initial draft of a term sheet for the Senior Note exchange (the "Exchange Term Sheet") to counsel for the noteholders. Over the next few weeks, both documents were discussed several times among the Company, its counsel and counsel for the noteholders in parallel with the Asset Purchase Agreement.

        On October 13, 2016, counsel to TetraLogic provided drafts of the Exchange Term Sheet and Note Exchange Agreement to counsel for Medivir. On October 14, 2016, counsel to TetraLogic provided the draft Voting Agreement to counsel for Medivir. Counsel for Medivir was then regularly kept updated of the status of negotiations with the holders of Senior Notes over the next few weeks and indicated on various calls that Medivir expected the Note Exchange Agreement to be signed with the holders of Senior Notes concurrently with the execution of the Asset Purchase Agreement.

        On October 17, 2016, we requested another extension of the previously granted exception for continued listing on The Nasdaq Global Market, which the Panel approved until October 31, 2016. On November 2, 2016, the Company received a notice from Nasdaq that it had determined to delist the Company's Common Stock and that it would suspend trading of the Company's Common Stock effective at the open of business on November 4, 2016. As a result of the execution of the Asset Purchase Agreement and the Note Exchange Agreement, the Company notified Nasdaq on November 2, 2016 of its intent to request a delisting from The Nasdaq Global Market. The Company filed a Form 25 for the delisting of our shares of Common Stock on November 14, 2016, which will become effective on November 24, 2016.

        Throughout the process, TetraLogic management kept the Board informed of the status of negotiations with Medivir and the holders of Senior Notes. Board meetings were held on April 5, May 4, May 16, June 6, July 12, August 11, August 17, August 30, October 24, October 27 and October 30, 2016 with numerous email and telephone updates to board members between those meetings. At the October meetings, the Board reviewed in detail the draft Asset Purchase Agreement and schedules thereto, as well as the Exchange Term Sheet, Note Exchange Agreement and conversion terms for the Company's Senior Notes, all of which were distributed to directors prior to the meeting.

        On October 30, 2016, after careful consideration, the Company's Board of Directors voted to adopt resolutions approving the Asset Purchase Agreement and the transactions contemplated thereby, as well as the Exchange Term Sheet, Note Exchange Agreement with holders of 100% of the Senior Notes and the Voting Agreement, and determined that entering into these agreements was advisable to, and in the best interests of, the Company and its stockholders.

        On November 2, 2016, the parties executed and delivered the Asset Purchase Agreement, the Voting Agreement and a binding agreement with the holders of 100% of the Senior Notes to enter into the Note Exchange Agreement. Prior to the opening of trading on the Nasdaq market on November 3, 2016, TetraLogic and Medivir each issued a press release announcing the transaction. In connection with the Asset Sale, we will be terminating all of our remaining employees (but not our officers) by December 2, 2016. The Note Exchange Agreement was executed by the holders of Senior Notes and the Company on November 14, 2016 and 12,222,220 shares of Preferred Stock were issued to the holders of Senior Notes in exchange for $2,200,000 in aggregate principal amount of Senior Notes on November 21, 2016.

Reasons for the Asset Sale

        Following the disappointing interim clinical results from our birinapant Phase 2 MDS trial, our Board began to evaluate our strategic alternatives. The results of our SHAPE Phase II study, while positive, were also not as clear as originally expected. Our Board retained Houlihan Lokey as financial advisor to provide financial advisory, restructuring and investment banking services in connection with analyzing and considering a range of transactional and strategic alternatives for us. Houlihan Lokey conducted an extensive sales process during which it contacted over 130 strategic and financial buyers for our company or assets. 20 of the parties contacted executed non-disclosure agreements and conducted due diligence on our company. The offer from Medivir for the Asset Sale is the only offer we received after the extensive sales process run by Houlihan Lokey.

        Our Board reviewed and discussed various options with Houlihan Lokey including whether to (1) pursue Medivir's offer, (2) pursue a standalone reorganization and attempt to convert the Company's outstanding Senior Notes into equity of the Company and attempt to raise additional capital to continue the development of SHAPE and/or birinipant or pursue a similar transaction, or (3) wind down operations, liquidate through a court proceeding and distribute the proceeds of the Company's assets to its creditors.

        Our Board determined that the Asset Sale was in the best interests of the Company's stockholders after careful consideration with Houlihan Lokey based on:

  •
  the exhaustive sales process conducted by Houlihan Lokey on behalf of the Company;

  •
  the Company's future prospects, business, operations, properties, assets, and operating results;

  •
  the debt load of the Company, including $43.7 million in aggregate principal amount of Senior Notes;

  •
  the lack of funding for the continuation by the Company of its clinical trials;

  •
  the fully negotiated and final terms offered by Medivir for the purchase of substantially all assets of the Company, including the upfront $12 million cash payment and substantial potential Contingent Payments;

  •
  the terms for the partial conversion into Preferred Stock and partial redemption of the Senior Notes;

  •
  the lack of alternatives potentially available to Company to grow its business on a standalone basis;

  •
  the lack of alternative buyers willing to acquire all or part of the Company's business or merge with the Company or enter into a licensing agreement with the Company;

  •
  the lack of financing sources to fund the Company's continued operations, including capital markets financing or debt financing;

  •
  the Board's determination that the purchase price offered by Medivir was fair value for substantially all of our assets;

  •
  waivers of certain obligations under the indenture for the Senior Notes;

  •
  the extension of the maturity of the Senior Notes to June 15, 2024; and

  •
  the support of the holders of Senior Notes for the Asset Sale.

        In connection with the sales process, we will be terminating all remaining employees by December 2, 2016 and have worked aggressively to manage our cash flows and reduce our cash burn. We had approximately $5.334 million in available cash left as of October 29, 2016 and currently have no revenues. Our only operations currently consist of continuing completion of certain aspects of the SHAPE Phase II study.

The Note Exchange Agreement

        In connection with the negotiations of the Asset Sale, the Company engaged in simultaneous discussions with the holders of its Senior Notes to support the Asset Sale and agree to a partial conversion of the Senior Notes into Preferred Stock of the Company and certain waivers pursuant to the Note Exchange Agreement. On November 14, 2016, we entered into the Note Exchange Agreement with the holders of 100% in aggregate principal amount of the Senior Notes pursuant to which the holders of Senior Notes agreed to exchange $2,200,000 in aggregate principal amount of the Senior Notes for 12,222,220 shares of our Preferred Stock. The exchange was consummated on November 21, 2016. Following the exchange, $41,550,000 in aggregate principal amount of our Senior Notes plus accrued but unpaid interest on the Senior Notes remain outstanding. In the Note Exchange Agreement, the holders of Senior Notes have agreed to waive any put right in connection with the suspension of trading and delisting of our Common Stock from The Nasdaq Global Market as well as any right to receive current cash payment of the interest on the Senior Notes, and agreed that such interest will instead be paid through the issuance of additional Senior Notes until paid. The holders of Senior Notes have also agreed to waive their right to convert the Senior Notes into shares of Common Stock and to extend the maturity date of the remaining Senior Notes to June 15, 2024. These waivers and extensions are conditional on the consummation of the Asset Sale. If the Asset Sale is not consummated on or before January 31, 2017 or if the APA is terminated, such waivers and extension will be of no further force and effect as if they had never been provided. We have agreed pursuant to the Note Exchange Agreement that upon consummation of the Asset Sale, $12 million of the Closing Payment will be promptly distributed in cash to the holders of Senior Notes remaining outstanding in redemption of $12 million in aggregate principal amount of such Senior Notes, with the remainder of the Closing Payment being used to pay certain clinical trial expenses, and in priority to any payments to holders of capital stock, including the Preferred Stock. All holders of Senior Notes have consented to the Asset Sale in the Note Exchange Agreement and all holders of Preferred Stock have agreed to vote all of their shares of Preferred Stock at the Special Meeting in favor of the Asset Sale.

Description of Preferred Stock

        In connection with the Note Exchange Agreement, the Company filed a Certificate of Designation for the Preferred Stock on November 18, 2016 with the Secretary of State of the State of Delaware (the "Certificate of Designation"). A summary of material privileges, rights and limitations is set forth below.

Dividends and Distribution Rights

        The shares of Preferred Stock entitle their holders to a preferred dividend when, as and if declared by our Board, at a rate of 8% per annum. Dividends are cumulative, and compounding, whether or not declared by our Board and whether or not there are funds legally available for the payment of dividends, and will accrue semi-annually from the date of issuance of the Preferred Stock. Dividends on the Preferred Stock will be payable prior to and in preference to any payment of dividend on capital stock which ranks junior to the Preferred Stock, including the Common Stock (the "Junior Stock"). No dividends or other distributions or redemptions may be made on such Junior Stock prior to all accrued and accumulated dividends payments on the Preferred Stock having been made in full. After all accrued but unpaid dividends have been paid on the Preferred Stock, the holders of Preferred Stock will also be entitled to any additional dividends or other distributions paid on the Common Stock in an amount per share of Preferred Stock equal to the amount paid or distributed per share of Common Stock as if the Preferred Stock had been converted into Common Stock.

Liquidation Rights and Rights Upon a Sale

        Upon (i) liquidation, dissolution or winding-up, whether voluntary or involuntary, (ii) a merger, consolidation, recapitalization or reorganization of the Company with or into another person (whether or not the Company is the surviving corporation), (iii) a sale, lease or transfer or series of sales, leases or transfers of all or substantially all of our assets or (iv) a change of control or other direct or indirect transfer of our securities such that after such transfer a person or group of related persons (other than holders of Senior Notes and their respective affiliates) would own directly or indirectly 50% or more of our outstanding voting stock (collectively, a "Liquidation"), after taking into account the costs of Liquidation and after all payments on any remaining outstanding Senior Notes have been made in full but before any payment is made to the holders of Junior Stock by reason of their ownership of such Junior Stock, the holders of Preferred Stock will be entitled to receive out of our assets legally available for distribution an amount per share of Preferred Stock equal to the sum of $.18 per share (as adjusted for any stock splits, stock dividends, recapitalizations or similar transactions) plus any accrued and accumulated but unpaid dividends thereon (the "Liquidation Amount"). If, upon a Liquidation, our assets are insufficient to make payment in full of the Liquidation Amount to all holders of Preferred Stock, then such assets will be distributed pro rata among the holders of Preferred Stock based on their respective liquidation rights, and the Company shall not make or agree to make any payments to holders of Junior Stock.

        If, in any Liquidation, the amount of consideration received is in the form of milestone payments or earn-outs, such amounts (net of costs of Liquidation and after all amounts due under the Senior Notes have been paid in full) shall be promptly distributed to the holders of Preferred Stock as and when received by the Company or its subsidiaries until the Liquidation Amount owed to such holders is paid in full. After the Liquidation Amount has been paid in full on the Preferred Stock, the holders of Preferred Stock will also be entitled to any additional distributions paid on the Junior Stock in an amount per share equal to the amount paid or distributed per share of Junior Stock as if the Preferred Stock had been converted into Common Stock.

Conversion Rights

        Each outstanding share of Preferred Stock is convertible at the option of the holder thereof and without payment of additional consideration into fully paid and non-assessable shares of Common Stock during the period commencing on the business day immediately following the later of the date upon which (i) the shares of Common Stock have been deregistered under the Exchange Act, and (ii) the Company receives a milestone or earn-out payment in accordance with the terms of the Asset Purchase Agreement (or other payment in lieu thereof). Each share of Preferred Stock is convertible into the number of shares determined by the conversion ratio provided in the Certificate of Designation. Currently, each share of Preferred Stock is convertible into one share of Common Stock, subject to customary adjustments for stock splits, dividends and equity issuances.

Voting Rights

        Except as otherwise required by applicable law, the holders of Preferred Stock will vote on all matters submitted to a vote of the holders of our capital stock, including any vote submitted to a vote of the holders of Common Stock of the Company, in which case they will hold the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock would be converted into if converted as provided above.

        In addition, the Company will not be able to take any of the following actions without the consent of the holders of Preferred Stock voting as a single class with one vote per share of Preferred Stock: (a) create, or authorize the creation of, any additional class or series of capital stock of the Company (or any security convertible into or exercisable for any class or series of capital stock of the Company or any option or other derivative exercisable for such security) or issue or sell, or obligate itself to issue or sell, any securities of the Company or any subsidiary of the Company (or any security convertible into or exercisable for any class or series of capital stock of the Company or any subsidiary of the Company or any option or other derivative exercisable for such security), including any class or series of capital stock of the Company that ranks superior to or in parity with the Preferred Stock in rights, preferences or privileges (including with respect to dividends, liquidation, redemption or voting); (b) (i) reclassify, alter or amend any existing security of the Company that is pari passu with the Preferred Stock in respect of the distribution of assets on the Liquidation of the Company, the payment of dividends, anti-dilution protections, or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Company that is junior to the Preferred Stock in respect of the distribution of assets on the Liquidation of the Company, the payment of dividends, anti-dilution protections, or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Stock in respect of any such right, preference or privilege; (c) increase or decrease the number of authorized shares of any series of Preferred Stock or authorize the issuance of or issue any share of Preferred Stock; (d) other than as contemplated by the Certificate of Designation, amend, alter, modify or repeal the Certificate of Incorporation of the Company, the Certificate of Designation or the by-laws of the Company, including the amendment of the Certificate of Incorporation by the adoption or amendment of any Certificate of Designation or similar document, or amend the organizational documents of any subsidiary of the Company; (e)(i) incur or issue, or cause any subsidiary of the Company to incur or issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business in an amount less than $10,000 in a single transaction or series or related transactions and other than the payments provided by, or contemplated under, existing contractual agreements on the date of filing of the Certificate of Designation, or (ii) amend, renew, refinance, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Preferred Stock; (f) redeem, purchase or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any capital stock of the Company other than (i) with respect to the Preferred Stock in accordance with the Certificate of Designation and (ii) as otherwise provided in the Certificate of Designation; (g) conduct any business other than (i) taking such specific actions necessary and appropriate or otherwise reasonably related to the exercise and enforcement of the Company's or its subsidiaries' rights arising under the Asset Purchase Agreement and other contractual agreements and arrangements to which the Company or any of its subsidiaries is a party or is bound or any of their respective assets is subjected; or (ii) actions reasonably related to the furtherance and/or implementation of the transactions contemplated by the Asset Purchase Agreement; (h) increase or decrease the size of the board of directors of the Company; (i) declare bankruptcy, dissolve, liquidate or wind up the affairs of the Company or any subsidiary of the Company; (j) effect, or enter into any agreement to effect, a change of control (as defined in the Certificate of Designation) except for the Asset Sale; (k) acquire, or cause a subsidiary of the Company to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person; (l) sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any assets of the Company or any subsidiary of the Company, including the sale, transfer, license, lease, assignment or other disposition of the Asset Purchase Agreement or any of the Company's rights arising thereunder, but excluding the payment of trade payables in the ordinary course and other payments or dispositions under contractual agreements and arrangements to which the Company or any subsidiary of the Company is a party or is bound or any of their respective assets is subjected, including under the Asset Purchase Agreement; (m) enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Company's ability to perform its obligations under the Certificate of Designation, including the ability of the Company to pay dividends or make any redemption or other liquidation payment required thereunder; (n)(i) list any of the Company's securities on any exchange, or (ii) register any such securities under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder); or (o) agree or commit (in writing or otherwise) to do any of the foregoing.

Recommendation of Our Board

        The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but rather includes material factors considered by the directors. Our Board also considered other factors, including those described in the section entitled "Risk Factors" in this proxy statement, in deciding to approve, and unanimously recommending that our stockholders approve, the Asset Sale. In reaching its decision and recommendation to our stockholders, our Board did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. In addition, our Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above.

        After careful consideration by the Board, the Board unanimously approved the Asset Purchase Agreement and the other transactions contemplated thereby, and unanimously determined that the terms of the Asset Purchase Agreement are advisable to, and in in the best interests of, the Company and its stockholders. Accordingly, the Board unanimously recommends that stockholders approve the transaction as described herein.

Activities of TetraLogic Following the Asset Sale

        As a result of the Asset Sale, the Company will be terminating all remaining employees (but not officers), with all terminations expected to be completed by December 2, 2016. Following the consummation of the Asset Sale, we will no longer have any employees or operations and will only have very limited assets (including approximately $1.522 million in cash (assuming a closing of the Asset Sale on December 29, 2016) and the contractual right to potentially receive Contingent Payments). We will also have no revenues following consummation of the Asset Sale. Our sole source of revenues will be the Contingent Payments. We will continue to have $29,550,000 in aggregate principal amount of Senior Notes outstanding, approximately $1,895,833.61 in accrued but unpaid interest on the Senior Notes (assuming a closing of the Asset Sale on December 29, 2016), as well as 12,222,220 shares of Preferred Stock with priority rights on any future distributions of cash of the Company over the holders of Common Stock.

Use of Proceeds

        $12 million of the Closing Payment from the Asset Sale will be used to redeem $12 million in aggregate principal amount of the Senior Notes pursuant to the Note Exchange Agreement. The remainder of the Closing Payment will be used to pay INC Research, LLC to complete the SHAPE CTCL Phase II ongoing trial. Any future Contingent Payments, if received will be used first to pay all remaining accrued but unpaid obligations under the remaining Senior Notes until paid in full. Thereafter, all future Contingent Payments, if received, will be used to pay all accrued but unpaid dividends and other amounts on the outstanding shares of Preferred Stock. After all accrued but unpaid dividends and other amounts owed on the Preferred Stock have been paid in full, the holders of Preferred Stock will also be entitled to share equally with the Common Stock on any additional dividends or other distributions on an as-converted basis.

U.S. Federal Income Tax Consequences of the Asset Sale

        The following discussion is a general summary of the anticipated U.S. federal income tax consequences of the Asset Sale. The following discussion is based upon the U.S. Internal Revenue Code (the "Code"), its legislative history, currently applicable and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. The following discussion has no binding effect on the Internal Revenue Service (the "IRS") or the courts.

        The proposed Asset Sale will be treated as a sale of corporate assets in exchange for cash. The proposed Asset Sale is a taxable transaction for U.S. federal income tax purposes upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. The determination of whether TetraLogic will realize gain or loss on the Asset Sale and whether and to what extent TetraLogic's tax attributes will be available is highly complex and is based in part upon facts that will not be known until the completion of the Asset Sale. Therefore, it is possible that the proposed Asset Sale will generate a U.S. federal income tax liability to TetraLogic; however, we believe our tax assets can be used to mitigate or eliminate any tax liabilities that may arise from this transaction.

        As part of the purchase price may be received in subsequent years, the Asset Sale will be taxed as an installment sale, unless TetraLogic elects out of installment sale treatment. Under installment sale treatment, the basis of the assets will be apportioned based on the expected maximum sales price, or if there is no maximum sales price that can be calculated, over the time period that payments are expected. If the maximum sales price is not received, TetraLogic may have a loss at the end of the period during which payments may be received.

        It is possible that TetraLogic may at some time in the future be a "personal holding company," as defined in the Code, if five or fewer persons hold more than 50% of the value of TetraLogic's stock and at least 60% of its income is passive for purposes of the personal holding company rules. However, TetraLogic expects to distribute any available income, after paying expenses, and therefore, does not expect to have to pay the additional tax that is imposed on undistributed personal holding company income.

        The proposed Asset Sale by TetraLogic is entirely a corporate action. Our U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. Distributions, if any, to our U.S. stockholders will be taxable as dividends, if made out of current or accumulated earnings and profits. To the extent that distributions exceed current or accumulated earnings and profits, a distribution will be treated first as a return of capital to the extent of the stockholder's basis in the stock and then, as gain from the sale of the stock.

Accounting Treatment of the Asset Sale

        During the third quarter of 2016, we identified an impairment indicator in the SHAPE Asset Group, which consists of the SHAPE indefinite-lived intangible asset and the related contingent consideration liability ("SHAPE Asset Group"), based on expressions of interest to acquire this asset group from third parties at amounts below the current carrying value. In addition, under the terms of the Asset Purchase Agreement Medivir, subject to approval by the holders of the Seniors Notes and the stockholders entitled to vote, will acquire this asset group for a total consideration of (i) $12 million payable in cash at closing, plus an amount equal to the aggregate expense payable to INC Research, LLC to complete the SHAPE CTCL Phase II ongoing clinical trial currently estimated to be $275,000, plus (ii) milestone payments based on the development and commercialization of our product candidates by Buyer and earn-out payments based on annual net sales of birinapant.

        To estimate the fair value of the SHAPE Asset Group as of September 30, 2016, we used the $12 million cash purchase price from Medivir as our estimate of fair value, as all of the future milestones and earn-out payments that may be earned under the Asset Purchase Agreement are contingent on future events which are difficult to predict. We recognized an impairment charge of $5.2 million in the third quarter of 2016 based on the difference between the $12 million cash purchase price and the carrying value of SHAPE Asset Group as of September 30, 2016, and an income tax benefit of $2.3 million based on the reduction of the SHAPE indefinite-lived intangible asset. We do not anticipate any material gain or loss to be recognized in connection with the closing of the Asset Sale. We do anticipate the recognition of an income tax benefit of $14.6 million based on the reversal of the remaining deferred tax liability relating to the SHAPE indefinite-lived intangible asset at the time of the closing of the Asset Sale.

Appraisal Rights

        Stockholders may vote against the authorization of the Asset Sale Proposal, but under Delaware law appraisal rights are not provided to stockholders in connection with the Asset Sale.

Government Approvals

        We believe that the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), do not apply to the Asset Sale and that we will not be required to make any filings with the Department of Justice's Antitrust Division or the Federal Trade Commission ("FTC"). However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Asset Sale. At any time before or after the consummation of the Asset Sale, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of substantial assets of Buyer, TetraLogic or their respective subsidiaries. Private parties, state attorneys general or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Buyer, TetraLogic and their respective subsidiaries are engaged, the parties believe that the Asset Sale will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Asset Sale on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

        We believe we are not required to make any other material filings or obtain any material governmental consents or approvals before the consummation of the Asset Sale. If any approvals, consents or filings are required to consummate the Asset Sale, we will seek or make such consents, approvals or filings as promptly as possible.

Interests of Certain Persons in the Asset Sale

        Certain of our executive officers have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally. Our Board was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement and the transactions contemplated thereby. Such interests consist of severance amounts of up to $2,079,080.34 payable to terminated employees pursuant to their employment agreements, including our Chief Executive Officer, Chief Financial Officer and General Counsel. It is anticipated that such severance payments will be made from available cash on hand of the Company (not the Closing Payment) upon the closing of the Asset Sale. Such severance payments will not be paid if the Asset Sale does not close. Therefore our officers have an interest in the closing of the Asset Sale.

The Asset Purchase Agreement

        Below and elsewhere in this proxy statement is a summary of the material terms of the Asset Purchase Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. We encourage you to carefully read the Asset Purchase Agreement in its entirety as the summaries contained herein may not contain all of the information about the Asset Purchase Agreement that is important to you. Certain terms defined in the Asset Purchase Agreement have the same meaning as the defined terms used below in this description.

        The Asset Purchase Agreement has been included to provide you with information regarding its terms, and we recommend that you carefully read the Asset Purchase Agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the Asset Sale, we do not intend for its text to be a source of factual, business or operational information about us. The Asset Purchase Agreement contains representations, warranties and covenants that are qualified and limited, including by information in the disclosure schedules referenced in the Asset Purchase Agreement that the parties delivered in connection with the execution of the Asset Purchase Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Asset Purchase Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Asset Purchase Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of TetraLogic or any of our affiliates.

The Asset Sale

Purchased Assets

        Upon the terms and subject to the conditions of the Asset Purchase Agreement, including the satisfaction of the closing conditions, Buyer will purchase substantially all of the assets of the Business of TetraLogic and TetraLogic R&D (collectively, "Sellers").

        The assets of Sellers to be purchased by Buyer are specifically identified in the schedules to the Asset Purchase Agreement and include, among others:

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  Specified list of contracts;

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  All inventory, supplies, materials and spare parts of TetraLogic and TetraLogic R&D as of the closing of the Asset Sale;

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  Intellectual property rights owned by TetraLogic and TetraLogic R&D and their affiliates as of the closing of the Asset Sale; and

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  100% of the equity interest in TetraLogic Birinapant UK Ltd. and 100% of the equity interests in TetraLogic Shape UK Ltd.

Excluded Assets

        Buyer will not purchase, and Sellers will retain, all remaining assets of Sellers not specifically identified in the relevant schedules to the Asset Purchase Agreement, including the following assets:

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  All tangible personal property owned by the Sellers as of the closing of the Asset Sale;

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  All accounts receivable (or other amounts receivable) of the Sellers as of the closing of the Asset Sale;

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  All rights under director and officer (or similar) insurance policies maintained by the Sellers;

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  All cash, cash equivalents, bank accounts, deposit accounts, trust accounts, escrow accounts, securities accounts and the free credit balances held therein, security and performance deposits, payroll tax deposits, and other liquid assets as of the closing of the Asset Sale; and

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  TetraLogic's equity interest in TetraLogic R&D and TetraLogic R&D's equity interest in Shape Pharmaceuticals Pty. Ltd.

Assumed Liabilities

        Buyer will assume the following liabilities of Sellers related to the Business:

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  Tax liabilities for which Buyer is responsible;

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  Specified liabilities directly identified which are related to the assumed contracts and Purchased Assets as of the closing date of the Asset Sale;

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  Diligence, milestone, royalty and patent maintenance obligations which become due on or after the closing of the Asset Sale pursuant to the terms of the Merger Agreement between the Company and Shape Pharmaceuticals, Inc., et.al. dated April 17, 2014 (the "Merger Agreement"); the License Agreement among Shape Pharmaceuticals, Inc., Harvard University and Dana-Farber Cancer Institute, dated October 7, 2008; the Amended and Restated License Agreement between the Company and Princeton University, dated October 6, 2006; the Licence Agreement between the Company and the Walter & Eliza Hall Institute for Medical Research, dated January 1, 2014, as amended; and the Definitive Agreement between Shape Pharmaceuticals, Inc. and the Leukemia & Lymphoma Society, dated June 24, 2010, as amended.

Excluded Liabilities

        Sellers will retain all liabilities of the Business that are not specifically identified under "—Assumed Liabilities" above including:

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  Specified taxes incurred prior to the closing of the Asset Sale from the ownership or other disposition by the Sellers of the Purchased Assets or the Business prior to the closing of the Asset Sale;

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  All liabilities of the Sellers relating to third party services performed in connection with the Asset Purchase Agreement and any of the transactions contemplated therein;

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  All liabilities with respect to current and former employees of the Sellers;

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  All liabilities relating to Excluded Assets;

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  All accounts payable (or other amounts payable);

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  Any accrued but unpaid amounts due to the applicable contract research organization as of the closing date of the Asset Sale in connection with the ongoing SHAPE Phase 2 Clinical Trial, except as set forth on a schedule to the Asset Purchase Agreement; and

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  Any other liability that is not expressly included among the Assumed Liabilities.

Consideration to be Received by TetraLogic and the Contingent Payments

        The Closing Payment for the assets to be sold in the Asset Sale is $12 million payable in cash at closing, plus an amount equal to the aggregate expense payable to INC Research, LLC to complete the SHAPE CTCL Phase II ongoing trial, which is currently estimated to be $275,000. The Company will also assume the assumed liabilities set forth in "—Assumed Liabilities" above at closing of the Asset Sale. Additionally, the Company will have the opportunity to earn contingent payments based on milestones and earn-out payments based on annual net sales, as further described below.

        Following the closing of the Asset Sale, the Company may earn additional contingent payments based on milestones. For example, upon the first commercial sale of SHP-141 in any country in the European Union or Great Britain, the Company is entitled to $7 million dollars.

        In addition, subject to the terms and conditions in the Asset Purchase Agreement, the Company may receive earn-out payments based on the annual net sales of any product containing birinapant as follows:

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  The Company is entitled to 5% on annual net sales from $0 to $500,000,000;

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  The Company is entitled to 7.5% on annual net sales from $500,000,000 to $1,000,000,000; and

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  The Company is entitled to 10% on annual net sales above $1,000,000,000.

Liquidated Damages

        Buyer agrees to use reasonable commercial efforts (as defined in the Asset Purchase Agreement) to (i) initiate a Phase III Clinical Trial for SHP-141 as more fully described in the Asset Purchase Agreement, (ii) solely to the extent that Buyer has received written confirmation from the applicable affiliate of Merck that a new stock of KEYTRUDA will be provided free of costs within the scope of the existing agreement between the parties therein, and the applicable affiliate of Merck actually supplies KEYTRUDA in the manner contemplated by such confirmation, commence a proof of concept clinical trial of birinapant in combination with KEYTRUDA in solid tumors (NCT02587962); and (iii) support with reasonable supplies of birinapant the Jonnson Comprehensive Cancer Center sponsored clinical trial of birinapant in combination with paclitaxel and carboplatin in ovarian cancer (NCT02756130).

        Because the remedy by Buyer of the aforementioned obligations will difficult to calculate, the parties agreed that the remedy for breach by Buyer of such obligations shall only be as follows: (x) in the case of a breach by Buyer of (i) above, Buyer will pay to the Sellers $7,000,000; (y) in the case of a breach by Buyer of (ii) above, Buyer will pay to the Sellers $5,000,000; and (z) in the case of a breach by Buyer of (iii) above, Buyer will pay to the Sellers $5,000,000 (collectively, the "Liquidated Damages"). To the extent that all or any portion of the Liquidated Damages becomes payable, the breach by Buyer giving rise to such payment obligation will be considered an achievement of the related milestone (or the applicable portion thereof).

Indemnification of Buyer

        Sellers have agreed to indemnify Buyer and certain of its related parties for losses resulting directly from (i) any assets and liabilities that are not being assumed by Buyer or the conduct of the Business prior to the closing of the Asset Sale, (ii) the breach by the Company or TetraLogic R&D of any of its respective covenants set forth in the Asset Purchase Agreement, (iii) the breach by the Company or TetraLogic R&D of any of its respective representations or warranties set forth in the Asset Purchase Agreement, or (iv) the development, manufacture, use, sale, storage or handling of a drug substance or a drug product prior to the closing by the Company and TetraLogic R&D or their affiliates or their representatives, agents or subcontractors, or any actual or alleged violation of law resulting therefrom. In each case, indemnification does not apply to any loss to the extent such loss is caused by the willful misconduct of Buyer or its affiliates.

        Sellers are not obligated to indemnify Buyer for any losses unless such losses exceed $100,000, and then only to the extent such losses exceed $100,000. Except with respect to claims for breach of fundamental representations, fraud claims, claims for indemnity with respect to excluded tax liabilities or for breach of the tax-related representations and warranties, and claims for indemnity under a specified list of Sellers' covenants for which Sellers' indemnification obligation are not capped, Sellers' maximum aggregate liability under the Asset Purchase Agreement is $1.2 million.

        Sellers' indemnification obligations under the Asset Purchase Agreement with respect to breaches of representations and warranties survive until the earlier of the date that is (X) the last calendar day of the month in which Buyer receives a final report from its independent accountant in respect of its financial statements as of, and for the period ending, December 31, 2017, and (Y) eighteen months from the date of closing; provided that the (i) obligations with respect to representations and warranties relating to the organization and good standing of the Sellers, authority of the Sellers, Sellers' title to assets, capitalization of Sellers and their subsidiaries, and Sellers' brokers survive indefinitely and (ii) obligations with respect to tax-related representations and warranties survive until 60 days after the expiration of the applicable statute of limitations. All covenants and agreements of the parties to the Asset Purchase Agreement survive indefinitely or for the period explicitly specified in the Asset Purchase Agreement.

Representations and Warranties

        The Asset Purchase Agreement contains certain representations and warranties made by Sellers regarding, among other things:

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  corporate organization and power, qualification and good standing;

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  the authorization, execution, delivery and enforceability of the Asset Purchase Agreement;

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  except as otherwise disclosed, the absence of conflicts with or defaults under our organizational documents, other contracts and applicable law;

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  title to purchased assets, capitalization and intellectual property matters;

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  material contracts;

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  the absence of litigation and governmental proceedings;

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  inventory;

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  compliance with legal requirements;

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  governmental authorizations;

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  SEC compliance;

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  tax matters, including the filing of tax returns;

  •
  no bankruptcy;

  •
  absence of certain changes or events;

  •
  insurance; and

  •
  absence of brokers.

        In addition, Buyer made representations and warranties to us regarding, among other things:

  •
  corporate organization and good standing;

  •
  the authorization, execution, delivery and enforceability of the Asset Purchase Agreement;

  •
  the absence of conflicts with or defaults under Buyer's organizational documents, other contracts and applicable laws;

  •
  the absence of litigation;

  •
  compliance filings to the Swedish securities regulatory authorities;

  •
  absence of brokers;

  •
  Buyer's affirmation it has completed its own independent investigation of the Purchased Assets; and

  •
  Buyer's ability to fund the purchase price at the closing of the Asset Sale.

Covenants Relating to the Conduct of the Business

        We have agreed in the Asset Purchase Agreement that, between the date of the Asset Purchase Agreement and the closing of the Asset Sale, Sellers will:

  •
  except as required by law, as contemplated or required by the Asset Purchase Agreement and the other transaction documents, or as otherwise consented to in writing by Medivir, (i) operate the Business in the usual, regular and ordinary course of business in all material respects; (ii) use commercially reasonable efforts to preserve in all material respects the business and the Purchased Assets; and (iii) use commercially reasonable efforts to preserve in all material respects the goodwill and relationships with creditors, customers, licensees, lessors, suppliers, and others having material business dealings with it;

  •
  except as required by law or as contemplated or required by the Asset Purchase Agreement and the other transaction documents, not (i) sell, lease (as lessor), transfer or otherwise dispose of (or permit to become subject to an encumbrance (other than permitted encumbrances)) any of the Purchased Assets, other than the sale of inventory in the ordinary course of business and the sale of obsolete inventory; and (ii) amend in any material respect or voluntarily terminate (or waive any material provision of) any of the contracts being assumed; in each case, without the prior written consent of Buyer;

  •
  during ordinary business hours, upon reasonable, notice, permit Buyer and its representative reasonable access to authorized outside representatives, permit Buyer and its representatives to make reasonable inspections and copies of the Sellers' books and records, and furnish Buyer with such financial and operating data and other information as it and its representatives may from time to time reasonably request;

  •
  use commercially reasonable efforts to make any filings and notifications, and to obtain any consents from governmental authorities required to be made and obtained under applicable laws in connection with the transactions contemplated by the Asset Purchase Agreement;

  •
  take such action as may be necessary to terminate, prior to or concurrently with the closing of the Asset Sale, the intercompany payables and other obligations between Sellers or any of their respective affiliates (other the entities being acquired), on the one hand, and the entities being acquired, on the other hand; and

  •
  (a) use commercially reasonable efforts to continue the SHAPE Phase II Clinical Trial in a manner substantially similar to the manner being conducted as of the date of the Asset Purchase Agreement and (b) pay as they become due all accrued amounts to the applicable contract research organization in connection therewith as described in a schedule to the Asset Purchase Agreement, currently estimated to be $275,000.

No Solicitation

        The Asset Purchase Agreement requires that Sellers not directly or indirectly solicit any inquiry, offer, or proposal or engage in any discussions with any third party in connection with any possible proposal regarding a sale of the Business or any similar transaction. Further, Sellers are prohibited from (i) engaging in discussions or negotiations with third parties regarding the sale of the Business or similar transaction, (ii) disclosing non-public information, and (iii) entering in to a third party agreement regarding a sale of the Business or similar transaction, among other things (each, a "TLOG Adverse Recommendation Change"); provided that, prior to the approval of the stockholders and holders of the Senior Notes of the Asset Sale, Sellers may participate in negotiations or discussions regarding an unsolicited third party proposal with a third party and, if such offer is superior, make a TLOG Adverse Recommendation Change, upon the Board's determination that failure to do so would be in breach of its fiduciary duties under applicable law. The Board must notify Buyer upon receipt of a third party proposal or any inquiry that could lead to a third party proposal. In addition, if the Sellers desire to make TLOG Adverse Recommendation Change, the Board must notify Buyer at least 5 business days prior to taking such action and provide Buyer a period of time, during which the parties will negotiate in good faith to make such adjustments in the terms and conditions of the Asset Purchase Agreement, such that the third party proposal ceases to be the superior offer. If after such time, the third party proposal continues to be the superior offer, Sellers may make a TLOG Adverse Recommendation Change.

        In the event whereby the Board, acting in its fiduciary responsibility to the stockholders, accepts an offer superior to that of Buyer to acquire the Business or makes a TLOG Adverse Recommendation Change without complying with the covenants set forth in the Asset Purchase Agreement (and summarized above), Sellers shall pay Buyer a total of $1.3 million plus Buyer's reasonable expenses in connection with the Asset Purchase Agreement and the Asset Sale.

Expenses

        Except as described above, whether or not the Asset Sale is completed, each party will be required to pay its own costs and expenses (including legal fees and expenses) incurred by it in connection with the Asset Purchase Agreement and the Asset Sale.

Conditions to the Asset Sale

        TetraLogic and Buyer will not be obligated to complete the Asset Sale unless a number of conditions are satisfied or waived. These joint closing conditions are:

  •
  no preliminary or permanent injunction or other order or decree by any governmental authority which prevents the consummation of the transactions contemplated by the Asset Purchase Agreement shall have been issued and remain in effect and no legal requirement shall have been enacted by any governmental authority which prohibits the consummation of the transactions contemplated by the Asset Purchase Agreement; and

  •
  the Sellers must have received the approvals of the stockholders and the holders of the Senior Notes.

        In addition, the obligations of the Sellers to effect the Asset Sale are subject to the satisfaction or waiver of additional conditions, including:

  •
  the representations and warranties made by Buyer contained in the Asset Purchase Agreement, the other transaction documents and any certificate or other writing delivered pursuant thereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date of the Asset Purchase Agreement and on and as of the closing date of the Asset Sale as though made at and as of the closing date, except to the extent that any representation and warranty speaks as of a particular date, in which case, the accuracy of such representation and warranty shall be determined as of that specified date in all respects; and

  •
  each of the covenants contained in the Asset Purchase Agreement which are required to be performed and complied with by Buyer on or prior to the closing shall have been performed and complied with by Buyer in all material respects.

        In addition, the obligation of Buyer to effect the Asset Sale is subject to the satisfaction or waiver of additional closing conditions, including:

  •
  the representations and warranties made of the Sellers contained in the Asset Purchase Agreement, the other transaction documents and any certificate or other writing delivered pursuant thereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect (as such term is defined in Article I of the Asset Purchase Agreement)) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of the Asset Purchase Agreement and on and as of the closing date of the Asset Sale as though made at and as of the closing date, except to the extent that any representation and warranty speaks as of a particular date, in which case, the accuracy of such representation and warranty shall be determined as of that specified date in all respects;

  •
  each of the covenants contained in the Asset Purchase Agreement which are required to be performed and complied with by each Seller on or prior to the closing date of the Asset Sale shall have been performed and complied with by each Seller in all material respects;

  •
  since the date of the Asset Purchase Agreement, there shall not have occurred a Material Adverse Effect; and

  •
  Sellers shall have obtained consent to the Asset Sale from certain third parties having contractual arrangements with Sellers.

Termination of the Asset Purchase Agreement

        We may mutually agree with Buyer at any time to terminate the Asset Purchase Agreement, even after our stockholders have approved the Asset Sale.

        The Asset Purchase Agreement may also be terminated under certain circumstances, including:

  1.
  by Sellers or Buyer at any time after January 31, 2017 ("Termination Date"), provided, however, that the right to terminate the Asset Purchase Agreement shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Asset Purchase Agreement has been the cause of, or resulted in, the failure of the closing to occur on or before the Termination Date;

  2.
  by Sellers or Buyer, if the Asset Purchase Agreement and the transactions contemplated hereby have been submitted to the stockholders for approval and to the holders of the Senior

    Notes in accordance with the terms of the Senior Notes and the requisite approvals shall not have been obtained at such meetings (including any adjournments or postponements thereof);

  3.
  by Buyer, if there has been a breach by Sellers of a representation or warranty contained in the Asset Purchase Agreement or failure by Sellers to perform any covenant or condition to closing the transactions contemplated under the Asset Purchase Agreement and such breach or failure has not been waived by Buyer or cured by Sellers prior to closing;

  4.
  by Sellers, if there has been a breach by Buyer of a representation or warranty contained in the Asset Purchase Agreement or failure by Buyer to perform any covenant or condition to closing the transactions contemplated under the Asset Purchase Agreement and such breach or failure has not been waived by us or cured by Buyer prior to closing;

  5.
  by Sellers or Buyer, if any legal requirement shall be enacted that prohibits the Asset Sale or the Asset Sale would violate any nonappealable final order, decree or judgment of any court or governmental authority; provided, however that this right to terminate shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Asset Purchase Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such legal requirement;

  6.
  by Buyer, if the Sellers fail to perform in any material respect any of the covenants and agreements with respect to a third party proposal; and

  7.
  by Sellers, in order to accept a superior offer (subject to the payment of the termination fee) as described above under "—No Solicitation."

        In the event the Asset Purchase Agreement is terminated for any reason other than the reasons listed in item 6 and item 7 above, promptly following such termination, Buyer shall (x) reimburse the Sellers for expenses of the type described in a schedule to the Asset Purchase Agreement actually paid to the applicable contract research organization as of the date of such termination and (y) pay the applicable contract research organization directly for any accrued but unpaid expenses of the type described in a schedule to the Asset Purchase Agreement as of the date of such termination

Amendment and Waiver

        Sellers and Buyer may mutually amend, modify or supplement the Asset Purchase Agreement only by written agreement of the Sellers and Buyer. Except as otherwise provided in the Asset Purchase Agreement, any party may waive any obligation, covenant or condition in the Asset Purchase Agreement, but such waiver must be signed by the party or parties granting such waiver.

Specific Performance

        The parties to the Asset Purchase Agreement may apply to any other court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of the Asset Purchase Agreement.

Consummation of the Asset Sale

        We expect to complete the Asset Sale as promptly as practicable after our stockholders approve the Asset Sale Proposal.

Vote Required

        Assuming a quorum is present, the approval of the Asset Sale Proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of capital stock entitled to vote thereon. If you do not vote by virtue of not being present by remote communication or by proxy at the Special Meeting, it will have the effect of a vote "AGAINST" the Asset Sale Proposal. If you are present at the Special Meeting by remote communication or by proxy but abstain from voting, it will have the effect of a vote "AGAINST" the Asset Sale Proposal. Broker non-votes, if any, will have the same effect as a vote "AGAINST" the Asset Sale Proposal.

Recommendation of the Board

        The Board recommends a vote "FOR" the Asset Sale Proposal.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding the beneficial ownership of our capital stock as of November 14, 2016 (except where otherwise noted) by:

  •
  each of our named executive officers (as that term is defined later in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015);

  •
  each of our directors, individually;

  •
  all current directors and executive officers as a group; and

  •
  each stockholder known by the Company to own beneficially more than 5% of our capital stock.

        Percentage ownership in the following table is based on 24,465,083 shares of Common Stock outstanding as of November 14, 2016 (which does not include 229,000 shares of treasury stock).

        We have determined beneficial ownership in the table in accordance with the rules of the SEC. In computing the number of shares beneficially owned by any person or group of persons and the percentage ownership of that person or group, shares of Common Stock subject to options and warrants held by such person or group of persons that are currently exercisable, or will become exercisable within sixty days, are deemed to be beneficially owned by such person and outstanding for the calculation of such person's percentage ownership. However, we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. The 12,222,220 shares of Preferred Stock were not included in the computation of beneficial ownership because these shares are currently not convertible into shares of Common Stock and will not be convertible into shares of Common Stock within sixty days. The $41,550,000 in aggregate principal amount of Senior Notes currently outstanding were also not included in the computation of beneficial ownership because this convertible debt is not currently convertible into shares of Common Stock due to existing waivers and will not be convertible into shares of Common Stock within sixty days. To our knowledge, except as set forth in the footnotes following the table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by such stockholder.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Shares of Common Stock Beneficially Owned
5% or greater stockholders:
HealthCare Ventures VII, L.P. c/o HealthCare Ventures 47 Thorndike Street, Suite B1 1 Cambridge, MA 02141	2,617,099	(1)	10.7%
Pfizer Inc. c/o Pfizer Venture Investments 235 E. 42nd Street New York, NY 10017	1,548,241	(2)	6.3%
Novitas Capital III, L.P.(3) 435 Devon Park Drive, Suite 801 Wayne, PA 19087	1,537,641	(4)	6.3%
Directors, Director Nominees and Executive Officers:
Andrew Pecora, M.D.(5)	261,263		1.1%
Paul J. Schmitt(3)	1,594,294	(4)	6.5%
Mary Ann Gray, Ph.D.(6)	20,556		*
Michael Kishbauch(7)	20,556		*
J. Kevin Buchi(8)	1,421,991		5.6%
Richard Sherman(9)	267,213		1.1%
Pete A. Meyers(10)	153,891		*
C. Glenn Begley, M.B.B.S., Ph.D., F.R.A.C.P., F.R.C.P.A., F.R.C.Path.(11)	199,334		*
All executive officers and directors as a group (9 persons)	3,968,158		15.4%

*
Denotes less than one percent of class.

(1)
This information is provided in reliance upon information included in a Schedule 13D filed with the SEC on December 26, 2013. Consists of: (a) 2,617,099 shares of Common Stock beneficially owned by HealthCare Ventures VII, L.P., (b) 2,617,099 shares of Common Stock beneficially owned by HealthCare Partners VII, L.P., (c) 2,617,099 shares of Common Stock beneficially owned by James H. Cavanaugh, Ph.D., (d) 2,617,009 shares of Common Stock beneficially owned by Harold R. Werner, (e) 2,617,099 shares of Common Stock beneficially owned by John W. Littlechild, (f) 2,617,099 shares of Common Stock beneficially owned by Christopher Mirabelli, Ph.D., and (g) 2,617,099 shares of Common Stock beneficially owned by Augustine Lawlor.

(2)
This information is provided in reliance upon information originally included in a Schedule 13G filed with the SEC on February 13, 2014, and confirmed by Pfizer to the Company on March 13, 2015.

(3)
Mr. Schmitt, a member of our Board, is a partner at Novitas Capital III L.P. and thereby has voting and investment power over shares of our Common Stock owned by Novitas Capital III L.P. Mr. Schmitt disclaims beneficial ownership of shares beneficially owned by Novitas Capital III L.P. Also includes: (a) 20,000 shares of Common Stock owned by Paul Schmitt, (b) 10,000 shares of Common Stock owned by Sharon Z. Schmitt, Mr. Schmitt's spouse, in which Mr. Schmitt disclaims beneficial ownership, and (c) 26,653 shares of Common Stock issuable in respect of options that are exercisable within 60 days of November 14, 2016.

(4)
This information is provided in reliance upon information included in a Schedule 13G filed with the SEC on December 27, 2013. Consists of: (a) 1,537,641 shares of Common Stock beneficially owned by Novitas Capital III, L.P., (b) 1,537,641 shares of Common Stock beneficially owned by Novitas Capital III GP, LP, (c) 1,537,641 shares of Common Stock beneficially owned by Novitas Capital III GP Manager, LLC, (d) 1,537,641 shares of Common Stock beneficially owned by Michael Bolton, (e) 1,537,641 shares of Common Stock beneficially owned by Paul J. Schmitt, and (f) 1,537,641 shares of Common Stock beneficially owned by Stephen Barnes.

(5)
Includes: (a) 136,176 shares of Common Stock held by Andrew Pecora, (b) 48,654 shares of Common Stock held by Pecora & Co., LLC, (d) 74,297 shares of Common Stock issuable upon the exercise of options within 60 days of November 14, 2016, and (e) 2,136 shares of Common Stock issuable upon the exercise and full conversion of warrants to purchase equity securities of the Company held by Pecora & Co., LLC.

Andrew Pecora is the Chairman of Pecora & Co., LLC and has voting and investment power over such shares of our Common Stock held by Pecora & Co., LLC.

(6)
Includes 20,556 shares of Common Stock issuable in respect of options that are exercisable within 60 days of November 14, 2016.

(7)
Includes 20,556 shares of Common Stock issuable in respect of options that are exercisable within 60 days of November 14, 2016.

(8)
Includes (a) 330,714 shares of Common Stock held by Mr. Buchi, (b) 150,000 shares of restricted stock granted to Mr. Buchi on January 28, 2015, and (c) 941,277 shares of Common Stock issuable in respect of options that are exercisable within 60 days of November 14, 2016.

(9)
Includes 267,213 shares of Common Stock issuable in respect of options that are exercisable within 60 days of November 14, 2016.

(10)
Includes 153,891 shares of Common Stock held by Mr. Meyers. Mr. Meyers resigned as Chief Financial Officer and Treasurer effective April 30, 2016.

(11)
Includes 199,334 shares of Common Stock held by Dr. Begley. Dr. Begley was given notice of termination by the Company on January 20, 2016 which became effective April 15, 2016.

STOCKHOLDER PROPOSALS AND NOMINATIONS

        If a stockholder of the Company wishes to present a proposal before the annual meeting of stockholders in 2017 or wishes to nominate a candidate for election to the Company's Board, such stockholder must also give written notice to the Secretary at P.O. Box 1305, Paoli, PA 19301. Notice by the stockholder must be received by the Company not later than the close of business on the 10th day following the date on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first. If a stockholder gives notice of such a proposal or nomination after the applicable deadline, the stockholder will not be permitted to present the proposal or nomination to the stockholders for a vote at the meeting.

        The notice should set forth: (a) for each nominee (i) information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) written consent of the nominee to be named in the proxy statement and to serve as director if so elected; (b) a brief description of any proposed business including (i) the text of such proposal and any accompanying resolutions, (ii) the reasons for conducting such business at the meeting, (iii) any material interest held by the proposing stockholder or any beneficial owner on whose behalf the proposal is made; and

(c) proposing stockholder and/or beneficial owner information including, (i) name and address, (ii) the class and number of shares of capital stock held, (iii) a representation that they are the holder of record, are entitled to vote, and intend to appear by remote communication or by proxy and propose such business or nomination, and (iv) a representation of intention to either deliver proxy statements to holders of the necessary percentage of shares or to solicit proxies in support of the proposal. The stockholder can alternatively satisfy the notice requirement by submitting proposals in compliance with SEC requirements and inclusion of such proposal within a proxy statement prepared by us.

        On November 4, 2016, we submitted a no-action letter to the SEC requesting confirmation that we are not precluded from filing a Form 15 notwithstanding that we have effective Securities Act registration statements that automatically updated during the current fiscal year due to the filing of our Form 10-K for the fiscal year ended December 31, 2015. Upon receipt of the SEC's concurrence with the relief requested in our no-action letter, we will file a Form 15 so that our reporting obligations are simultaneously suspended under Sections 13(a) and 15(d) of the Exchange Act. On November 14, 2016, we filed a Form 25 for the delisting of our shares of Common Stock, which will become effective on November 24, 2016. Thus, upon the effectiveness of our Form 15, we will no longer be required to file a proxy statement for the annual stockholder's meeting.

TRANSACTION OF OTHER BUSINESS

        At the date of this proxy statement, the only business which the Board intends to present or knows that others will present at the Special Meeting is as set forth above. If any other matter or matters are properly brought before the Special Meeting, or an adjournment or postponement thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with his best judgment.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

        The Company, as well as some banks, brokers and other nominee record holders, may participate in the practice of "householding" proxy statements and notices of Internet availability of proxy materials. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such documents, without charge, to you if you write or call our Secretary, Richard L. Sherman, at TetraLogic Pharmaceuticals Corporation, P.O. Box 1305, Paoli, PA 19301 or 808-554-7456.

        If you want to receive separate copies of our proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact our Secretary, in writing or by telephone at the address or by the telephone number listed above, as the case may be.

WHERE YOU CAN FIND MORE INFORMATION

        TetraLogic files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

        Please call the SEC at (800) SEC-0330 for further information about the public reference room. TetraLogic's filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this proxy statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

  •
  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016, and September 30, 2016; and

  •
  Current Reports on Form 8-K filed on April 7, 2016, June 15, 2016, July 20, 2016, July 22, 2016, September 1, 2016, September 6, 2016, October 19, 2016, November 3, 2016, November 14, 2016, and November 22, 2016.

        Notwithstanding the foregoing, information furnished under Items 2.02, 7.01 and 8.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement. In addition, statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are only summaries of the material terms and as such we encourage you to carefully read in its entirety that contract or other document filed as an exhibit with the SEC.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to TetraLogic Pharmaceuticals Corporation. Attn: Richard L. Sherman, P.O. Box 1305, Paoli, PA 19301 or by calling us at 808-554-7456. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 1, 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

APPENDIX A—PROXY CARD

VIEW MATERIALS & VOTE w SCAN TO TETRALOGIC PHARMACEUTICALS CORPORATION P.O. BOX 1305 PAOLI, PA 19301 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TLOG2016 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E15022-P84051 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TETRALOGIC PHARMACEUTICALS CORPORATION The Board of Directors recommends you vote FOR the following proposal: For Against Abstain ! ! ! 1.A proposal to approve the sale by TetraLogic Pharmaceuticals Corporation ("Tetralogic") and its wholly owned subsidiary, TetraLogic Research and Development Corporation ("TetraLogic R&D"), of substantially all of their assets relating to the research, development, manufacture and commercialization of SMAC mimetics and HDAC inhibitors, including birinapant and SHP-141 to Medivir AB pursuant to the Asset Purchase Agreement by and among TetraLogic, TetraLogic R&D and Medivir AB, dated November 2, 2016 (the "Asset Purchase Agreement"), as more fully described in the enclosed proxy statement (the "Asset Sale"). NOTE: In the discretion of the proxy for such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. E15023-P84051 TETRALOGIC PHARMACEUTICALS CORPORATION Special Meeting of Stockholders [TBD] 10:00 AM THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking any contrary proxy previously given, hereby appoints Richard L. Sherman as attorney and proxy of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Special Meeting of Stockholders of TetraLogic Pharmaceuticals Corporation (the "Company") to be held over the Internet at www.virtualshareholdermeeting.com/TLOG2016 on [TBD], and at any postponement or adjournment of the Special Meeting of Stockholders, (collectively, the "Special Meeting"), and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of the Company held of record by the undersigned on November 22, 2016 with all the powers and authority the undersigned would possess if personally present. The undersigned confers discretionary authority by this proxy as to matters which may properly come before the Special Meeting, including matters which are not timely made known to the Company. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS PROXY CARD. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. Continued and to be signed on reverse side V.1.1

ANNEX A
EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

TETRALOGIC PHARMACEUTICALS CORPORATION,

TETRALOGIC RESEARCH AND DEVELOPMENT CORPORATION

AND

MEDIVIR AB

DATED AS OF NOVEMBER 2, 2016

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (this "Agreement") is made and entered into as of this 2nd day of November, 2016 by and among TetraLogic Pharmaceuticals Corporation, a Delaware corporation ("TLOG"), TetraLogic Research and Development Corporation, a Delaware corporation ("TR&D" and, collectively with TLOG, the "Sellers"), and Medivir AB, a Swedish corporation (the "Buyer").

        WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, certain of the Sellers' assets free and clear of Encumbrances (as defined below) except for Permitted Encumbrances (as defined below), and to assume from the Sellers certain specified liabilities pursuant to the terms and subject to the conditions set forth herein; and

        WHEREAS, the Board of Directors of TLOG (the "TLOG Board") has unanimously (a) determined that it is in the best interests of TLOG and its shareholders and noteholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Sellers, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by its shareholders and to seek consent to the transactions contemplated hereby by its noteholders (the "TLOG Board Recommendation").

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    (a) Definitions.    As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

        "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to TLOG than those contained in the Confidentiality Agreement.

        "Accounts Receivable" means any and all accounts receivable and other amounts receivable owed to any Seller, together with all security or collateral therefor (in each case to the extent not otherwise constituting Purchased Assets) and any interest or unpaid financing charges accrued thereon.

        "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For clarity, the definition of Affiliate does not include any Person who is considered an affiliate of a party solely because of being deemed an affiliate under the Securities Act or the Exchange Act.

        "Alternative Transaction Proposal" means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Buyer) relating to any (a) direct or indirect acquisition of assets of TLOG or its direct or indirect Subsidiaries (including any voting equity interests of such Subsidiaries, but excluding sales of inventory in the ordinary course of business) related to the Business, (b) direct or indirect acquisition of the voting equity interests of TLOG, other than the Senior Note Conversion, (c) tender offer or exchange offer, other than the Senior Note Conversion, that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) voting equity interests of TLOG, (d) merger, consolidation, other business combination or similar transaction involving TLOG or any of its direct or indirect Subsidiaries, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of TLOG or the declaration or payment of an extraordinary dividend (whether in cash or other property) by TLOG.

        "Assumed Agreements" means the Contracts listed on Schedule 2.1(b).

        "Assumption Agreement" means the Assumption Agreement to be executed and delivered by the Buyer and the Sellers at the Closing, substantially in the form of Exhibit A.

        "Bankruptcy Code" means 11 U.S.C. § 101, et. seq., as may be amended from time to time.

        "Bill of Sale" means the Bill of Sale and Assignment Agreement to be executed and delivered by the Sellers to the Buyer at the Closing, substantially in the form of Exhibit B.

        "Books and Records" means all books, records, files, documents, data, information and correspondence, whether in electronic or tangible form, related to the Business, including, without limitation, all records with respect to supply sources; reports relating to research or development of products or of any materials used in the research, development, manufacture, marketing or sale of products, including all raw data relating to clinical trials of products, all case report forms relating thereto, all statistical programs developed (or modified in a manner material to the use or function thereof) to analyze clinical data; all market research data, market intelligence reports, statistical programs (if any) used for marketing and sales research; promotional, advertising and marketing materials, sales forecasting models, medical education materials, sales training materials, web site content and advertising and display materials; pricing lists, customer lists and financial data; all records, including vendor and supplier lists, manufacturing records, sampling records, standard operating procedures, quality control and release testing procedures and batch records, related to the manufacturing process; all bioassay development reports, all toxicology data packages, all pharmacology data packages; all laboratory notebooks; all drug master files; all analytical and quality control data; all documentation relating to the Intellectual Property Rights.

        "Business" means the business conducted by TLOG and its Affiliates related to the research, development, manufacture and commercialization of SMAC mimetics and HDAC inhibitors, including birinapant and SHP-141 (Sellers' proprietary suberohydroxamic acid 4-methoxcarbonyl phenyl ester).

        "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Legal Requirement to be closed in New York, New York or Stockholm, Sweden.

        "Clinical Hold" means that (i) the FDA has issued an order to a party pursuant to 21 CFR §312.42 to delay one or more proposed clinical investigation(s) of a Lead Molecule or any Product or suspend one or more ongoing investigations, or (ii) a Governmental Authority in any other country or group of countries (other than the FDA) has issued an equivalent order to that set forth in (i).

        "Clinical Trial Report" means a report of a clinical study of any Lead Molecule or Product where the clinical and statistical description, presentations, and analyses are integrated into a single report, incorporating tables and figures into the main text of the report or at the end of the text, with appendices containing such information as the protocol, sample case report forms, investigator-related information, information related to the test drugs/investigational products including active control/comparators, technical statistical documentation, related publications, patient data listings, and technical statistical details such as derivations, computations, analyses, and computer output.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" means the Confidentiality Agreement by and between the Buyer and TLOG, dated June 16, 2015, as amended from time to time.

        "Contract" means any lease, contract, agreement, deed, mortgage, license, note, bond, mortgage, indenture or other legally enforceable agreement, commitment or instrument, whether written or oral.

        "Copyrights" means copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefor.

        "EMA" means the European Medicines Agency or any successor agency thereto.

        "Employees" means all employees of the Sellers or their Affiliates, including those on disability or leave of absence, paid or unpaid.

        "Encumbrances" means any charge, lien (statutory or otherwise), mortgage, lease, hypothecation, encumbrance, pledge, security interest, option, license or other right of use, first offer or first refusal, easement, servitude, restrictive covenant, encroachment, claim, conditional or installment sale agreement, use or transfer limitation, equitable interest or similar restriction; provided, however, that Assumed Liabilities shall not constitute Encumbrances.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Expenses" means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers), incurred by the Buyer or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, the review of the TLOG Proxy Statement, or in connection with other Governmental Authorizations, and all other matters related to the transactions contemplated hereby.

        "FDA" means the United States Food and Drug Administration, or any successor agency thereto.

        "First Commercial Sale" shall mean the first shipment of a drug product to a Third Party (except shipments or sales under named patient or compassionate use programs) by the Buyer, an Affiliate or sublicensee of Buyer, or any Third Party to which Buyer has assigned or transferred rights of commercialization, in any country after receipt of the applicable Regulatory Approval.

        "GAAP" means United States generally accepted accounting principles in effect from time to time.

        "Good Clinical Practices" means the current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are promulgated by the FDA, EMA and other Governmental Authorities in (a) countries in which a clinical study of a Lead Molecule or any Product is conducted, (b) the United States, (c) the United Kingdom, or (d) the European Union.

        "Good Laboratory Practices" means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA's Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by other organizations and Governmental Authorities in (a) countries in which development of a Lead Molecule is conducted, (b) the United States, (c) the United Kingdom, or (d) the European Union.

        "Good Manufacturing Practices" means the current quality assurance standards that ensure that pharmaceutical products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable United States, European Union, United Kingdom and ICH guidance or equivalent laws in other jurisdictions.

        "Governmental Authority" means any federal, municipal, state, local or foreign governmental, administrative or regulatory authority, department, agency, commission or body (including any court or similar tribunal), or any subdivision thereof, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

        "Governmental Authorization" means any permit, license, certificate, approval, consent, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including any Regulatory Approval.

        "Income Taxes" means any Taxes measured by or imposed on net income.

        "Intellectual Property" means (i) all Regulatory Documentation and Intellectual Property Rights, and (ii) all Books and Records.

        "Intellectual Property Rights" means all of the rights arising from or in respect of the following, whether protected, created or arising under a Legal Requirement: (A) Patents; (B) Trademarks; (C) Copyrights; (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, research and development, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case, under this clause (D), excluding any rights in respect of any of the foregoing that comprise or are protected by Patents; (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D); and (F) any and all rights to institute any Proceedings for past, present, or future infringement, misappropriation or other violation of any of the foregoing.

        "Inventory" means all inventory (including all drug supply, material on stability, raw materials, products in-process, placebos and finished products) of the Sellers or their Affiliates.

        "Knowledge" means, as to a particular matter, (a) the actual knowledge of: (i) with respect to the Buyer, its chief executive officer, and (ii) with respect to the Sellers, any of the following individuals holding the following officer positions within TLOG: Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or General Counsel, or (b) all facts that such individuals would reasonably be expected to know in the normal course of exercising his or her duties based on applicable title or position.

        "Lead Molecule" means birinapant or SHP-141 (remetinostat) (together, the "Lead Molecules").

        "Lead Molecule Event" means (1) any drug-related adverse event or events in patients who received a Lead Molecule in a clinical trial or any other setting, or any other adverse events specifically relating to the research, development or manufacture of a Lead Molecule, if such adverse event or events would reasonably be expected to prevent, or materially delay, the filing with the FDA of an Investigational New Drug application (an "IND") covering such Lead Molecule, or materially limit the scope of such IND or any subsequent clinical trial regarding such Lead Molecule or (2) any failure to adhere to the requirements under the US Food Drug and Cosmetics Act, the regulations and guidance documents of the FDA promulgated thereunder or any other applicable Legal Requirement, the equivalent Legal Requirement of the EMA and its Committee for Medicinal Products for Human Use, or the EU member states, or any Governmental Authorization (including the failure to possess or maintain the validity of any permit), relating to the investigational use and clinical trials of a Lead Molecule or with respect to the making of untrue or fraudulent statements or the disclosure of information, or any failure to adhere to clinical protocols or informed consent requirements, in any such case under this clause (2), which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the filing with the FDA of an IND covering a Lead Molecule, or prevent or materially delay a Lead Molecule from obtaining Regulatory Approval, or materially limit the scope of

Regulatory Approval, from the FDA or the European Commission, to market the Lead Molecule for any indication.

        "Legal Requirement" means any federal, state, local, municipal, or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

        "Liability" means any debt, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation or liability is immediately due and payable.

        "Licensed Intellectual Property" means all Intellectual Property and Intellectual Property Rights licensed to any Seller or any Affiliate of such Seller pursuant to the Assumed Agreements.

        "Material Adverse Effect" means any event, condition, circumstance, development or effect that, individually or in the aggregate with all other events, changes, conditions, circumstances, developments and effects, has had or would reasonably be expected to have or to result in a material adverse effect on: (i) the Purchased Assets, taken as a whole; (ii) the Assumed Liabilities, taken as a whole; or (iii) the ability of the Sellers to perform their material obligations under this Agreement.

        "NDA" or "New Drug Application" shall mean a new drug application filed with the U.S. Food and Drug Administration pursuant to 21 C.F.R. § 314, seeking permission to market the applicable drug product in interstate commerce in the United States.

        "Net Sales" shall mean the gross amount invoiced by the Buyer, its Affiliates and sublicensees, or any Third Party to which Buyer has assigned or transferred rights of commercialization on account of sales to Third Parties in the applicable country, less the total of: (a) trade, cash, and/or quantity discounts not already reflected in the amount invoiced; (b) excise, sales and other consumption Taxes and customs duties to the extent included in the invoice price, including any portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48); (c) freight, insurance and other transportation charges to the extent included in the invoice price; (d) returns or retroactive price reductions; and (e) compulsory payments and rebates directly related to the sale, accrued, paid or deducted pursuant to Legal Requirements, or payable to managed health care organizations. In the case of any product that contains any Product(s) in combination with any other clinically active ingredient(s) that is not a Lead Molecule, whether packaged together and sold for a single price, in the same formulation or sold together for a single price (a "Combination Product") in any country, Net Sales for such Combination Product in such country shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the average invoice price of the Lead Molecule contained in the Combination Product, if sold separately by the Buyer, its Affiliates or sublicensees in such country, and B is the average invoice price of the other active ingredient(s) in the Combination Product, if sold separately by the Buyer, its Affiliates or sublicensees in such country. If, on a country-by-country basis, the other active ingredient(s) in the Combination Product is not sold separately by the Buyer, its Affiliates or sublicensees in such country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/D, where A is the average invoice price of the Product contained in the Combination Product, if sold separately by the Buyer, its Affiliates or sublicensees in such country, and D is the average invoice price of the Combination Product in such country. If neither the Product nor the other active ingredient(s) in the Combination Product is sold separately in a given country by the Buyer, its

Affiliates or sublicensees, the Buyer shall allocate Net Sales for such Combination Product equally based on the total number of active ingredient(s) in the Combination Product. Net Sales shall be determined in accordance with International Financial Reporting Standards (as endorsed by the European Union), consistent with the Buyer's books and records and consistent with the Buyer's historical sales of other products (except as otherwise contemplated in this definition of Net Sales); provided, that in the event any portion of Net Sales for any period is attributable to a Third Party to which the Buyer has assigned or transferred rights of commercialization and which Third Party's financial statements apply GAAP as its applicable accounting standards, the Buyer may determine Net Sales in accordance with GAAP.

        "Patents" means all U.S. and foreign patents, patent applications, any reissues, reexaminations, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions (including supplementary protection certificates) thereof.

        "Permitted Encumbrances" means: (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith; (b) mechanics', materialmens', carriers', workers', repairers' and similar statutory liens arising or incurred in the ordinary course of business which liens are not reasonably likely to materially interfere with the use or value of any Purchased Assets or the assets of the Acquired Entities; (c) statutory liens creating a security interest in favor of landlords under leases which do not materially interfere with the Sellers' current use of, or materially affect the value of, any Purchased Asset or the Acquired Entities' current use of, or materially affect the value of, any of their assets; (d) Encumbrances on any of the Purchased Assets which do not materially interfere with the Sellers' current use of, or materially affect the value of, any Purchased Asset or the Acquired Entities' current use of, or materially affect the value of, any of their assets; and (e) Encumbrances arising from applicable laws of general application which do not materially interfere with the Sellers' current use of, or materially affect the value of, any Purchased Asset or the Acquired Entities' current use of, or materially affect the value of, any of their assets.

        "Person" means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or Governmental Authority.

        "Phase III Clinical Trial" shall mean a human clinical trial conducted for inclusion in that portion of the Regulatory Filing for Regulatory Approval in a country in the European Union, a country currently in the United Kingdom, the United States or Japan, which generate safety and efficacy data of a drug product on sufficient numbers of patients to support Regulatory Approval in the proposed therapeutic indication, as more fully defined, in the United States in 21 C.F.R.§312.21(c), and its equivalents in the European Union, a country currently in the United Kingdom, and Japan.

        "Pre-Closing Tax Period" means any taxable period (or, with respect to a Straddle Period, any portion thereof) ending on or prior to the Closing Date.

        "Pre-Closing AE Taxes" means (a) all Liability for Taxes of the Acquired Entities for any Pre-Closing Tax Period, (b) all Liability resulting by reason of the several liability of the Acquired Entities pursuant to Treasury Regulations Section 1.1502-6 or any analogous Legal Requirement or by reason of the Acquired Entities having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, and (c) all Liability for Taxes of any other Person (other than the Acquired Entities) imposed on the Acquired Entities as a transferee or successor, by contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that Pre-Closing AE Taxes shall not include any Taxes resulting from (x) any transactions occurring on the Closing Date after the Closing outside of the ordinary course of business (other than as explicitly contemplated by this Agreement), (y) a Section 338 election in connection with any of the transactions contemplated herein, or (z) a breach by Buyer of Section 7.6(e).

        "Product" means any product that incorporates, constitutes or contains a Lead Molecule or other compound included in the Purchased Assets, in all forms, presentations, formulations, methods of administration and dosage forms for therapeutic use in humans.

        "Purchased Assets" means the assets to be acquired by the Buyer as described in Section 2.1.

        "Purchased IP" means all Intellectual Property Rights (including the goodwill) owned by any Seller or any of its Affiliates as of the Closing (including the right to use trade names included in the Purchased Assets and including the Intellectual Property Rights listed on Schedule 2.1(c)), and all right, title and interest of any Seller in the Licensed Intellectual Property.

        "Reasonable Commercial Efforts" means the level of efforts normally used by pharmaceutical companies of comparable size and resources, for the development or commercialization of a Product that has similar market potential at a similar stage in its development or product life, resulting from its own research efforts or that it has otherwise acquired or licensed, taking into account issues of patent coverage, regulatory exclusivity, cost to develop, safety, efficacy, target product profile, competitiveness of the market place, regulatory structure and likelihood of approval, anticipated profitability, proprietary position of the Product, and other relevant regulatory, scientific, technical, business, marketing, and commercial factors, and, in the event that TLOG or TR&D materially breaches its obligations under this Agreement, the resulting adverse effect on the Buyer's ability to perform its obligations hereunder.

        "Registered IP" means all Intellectual Property Rights that, as of the date of this Agreement, are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered Copyrights, registered mask works and registered Trademarks and all applications for any of the foregoing.

        "Regulatory Approval" means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Governmental Authority sufficient to manufacture, distribute, use (including in clinical trials) and sell such Product in such regulatory jurisdiction in accordance with applicable Legal Requirements, including receipt of pricing and reimbursement approvals, where required.

        "Regulatory Documentation" means, in respect of a Product, (a) the trial master file and all regulatory files relating to the development, Regulatory Approval (including Regulatory Filings), manufacture or commercialization of the Product, including any licenses (to the extent transferable), minutes of meetings and telephone conferences with any Governmental Authorities (to the extent maintained in such files), validation data, preclinical and clinical studies and tests related to the Product (including all Clinical Trial Reports, audit reports of clinical studies and all other clinical data, annual reports and safety reports associated therewith, which are in a Seller's or its Subsidiaries' control, and all correspondence with Governmental Authorities regarding the marketing status of the Product; and (b) all records maintained under Good Manufacturing Practices or other applicable Legal Requirements, including record keeping or reporting requirements of Governmental Authorities, all correspondence and communications with Governmental Authorities in connection with the Product, including those relating to any product labeling or promotional materials, adverse event files, complaint files or manufacturing records.

        "Regulatory Filing" means any application or submission (including amendments thereto) to a Governmental Authority with respect to any registration, clearance, approval, authorization, license, permit or other right granted or issued by such Governmental Authority for the development, testing, manufacture, use or sale of any Product, including an IND filing.

        "Representatives" means, with respect to any Person, its accountants, officers, directors, managers, employees, counsel, financial advisors and other authorized representatives.

        "SEC" means the United States Securities and Exchange Commission or any successor agency thereto.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Notes" means TLOG's 8.00% Convertible Senior Notes Due 2019.

        "Senior Note Conversion" means the exchange into TLOG preferred stock of at least $2,200,000 of principal amount of the Senior Notes.

        "SHAPE Phase II Clinical Trial" means "A Randomized Phase 2 Study to Evaluate Three Treatment Regimens of SHAPE, a Histone Deacetylase Inhibitor, in Patients With Stage IA, IB or IIA Cutaneous T-Cell Lymphoma" (ClinicalTrials.gov identifier: NCT02213861).

        "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

        "Subsidiaries" means, with respect to any party to this Agreement, any other Person a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

        "Superior Proposal" means a bona fide written Alternative Transaction Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of TLOG's consolidated assets or a majority of the outstanding TLOG Common Stock, that the TLOG Board determines in good faith (after consultation with outside legal counsel and its financial advisor) is more favorable from a financial point of view to the holders of TLOG Common Stock and TLOG Senior Notes than the transactions contemplated by this Agreement, taking into account (a) any revisions to the terms of this Agreement proposed by the Buyer during the Notice Period set forth in Section 7.9(d), and (b) all other considerations that the TLOG Board deems relevant.

        "Tax" means any and all tax (whether Federal, state, local or foreign) including, without limitation, any net or gross income tax, franchise tax, service tax, capital stock tax, capital gains tax, gross receipts tax, franchise tax, social security tax, net worth tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, real or personal property tax, unemployment tax, social security tax, workers compensation tax, disability tax, business tax, withholding tax or payroll tax, windfall profits tax, customs, tariffs, import duties and other taxes or governmental fees or charges, levy, assessment, tariff, duty (including any customs duty), deficiency or fee (including any fine, addition, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

        "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes.

        "Termination Fee" means the amount of $1,300,000.

        "Third Party" shall mean any Person other than a Seller, the Buyer or their respective Affiliates or sublicensees of rights conveyed under this Agreement.

        "TLOG Common Stock" means the Common Stock, par value $0.0001 per share, of TLOG.

        "TLOG Noteholders" means the holders of the Senior Notes.

        "TLOG Noteholders Consent" means the written consent of the TLOG Noteholders to consent to the transactions contemplated by this Agreement.

        "TLOG Shareholders" means the holders of TLOG Common Stock.

        "TLOG Shareholders Meeting" means the special meeting of the TLOG Shareholders to be held to approve the transactions contemplated by this Agreement.

        "Trademarks" means registered or unregistered trademarks, service marks, trade dress rights, trade names, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing, and all registrations, applications and renewals therefor.

        "Transaction Documents" means this Agreement, the Assumption Agreement, the Bill of Sale and Assignment Agreement and any Contracts and documents to be entered into by the parties hereto in connection with the Closing.

        "Transfer Taxes" means any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp or other Taxes (excluding any income or capital gains Taxes) and recording charges (including penalties and interest) payable in respect of (and as a result of) the sale of the Purchased Assets to, and the assumption of the Assumed Liabilities by, the Buyer.

        "Valid Claim" means, with respect to a particular country and any Lead Molecule or Product, a claim of an issued and unexpired Patent included in the Purchased IP, or the claim of an unissued pending patent application, that claims a Lead Molecule or Product as a composition of matter or the use of a Lead Molecule or Product which claim has not lapsed, been canceled or become abandoned or disclaimed and has not been declared invalid and/or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been rejected, revoked or admitted to be invalid or unenforceable through reissue or disclaimer (other than a terminal disclaimer).

          (b)   Each of the terms set forth below shall have the meaning ascribed thereto in the following Section:

Definition	Location
"Acquired Entities"	Section 2.1(i)
"Acquired Equity Interests"	Section 2.1(i)
"Agreement"	Preamble
"Allocation"	Section 7.6(b)
"Annual Net Sales"	Section 3.3(b)(i)
"Assumed Liabilities"	§ 2.3
"Buyer"	Preamble
"Buyer Documents"	Section 6.2
"Buyer Regulatory Documents"	Section 6.5
"Closing"	§ 4.1
"Closing Date"	§ 4.1
"Closing Payment"	Section 3.1
"Documentary Materials"	Section 2.1(d)
"Earn-out Payment"	Section 3.3(b)(ii)
"End Date"	Section 9.1(b)
"Excluded Agreements"	Section 2.2(h)
"Excluded Assets"	§ 2.2
"Excluded Liabilities"	§ 2.4
"Expense Statement"	Section 9.3(d)
"Fundamental Representations"	Section 10.4
"Generic Version"	Section 3.3(a)
"Harvard Agreement"	Section 2.3
"Indemnification Cap"	Section 7.8(b)

Definition	Location
"Indemnified Party"	Section 7.8(d)
"Indemnifying Party"	Section 7.8(d)
"Insurance Policies"	Section 5.14
"Liquidated Damages"	Section 3.4
"Loss"	Section 7.8(a)
"Merger Agreement"	Section 2.3
"Notice Period"	Section 7.9(d)
"Princeton License"	Section 2.3
"Proceeding"	§ 5.6
"Professional Services"	§ 2.4(b)
"Project Tulip VDR"	Section 7.7(d)
"Purchase Price"	§ 3.1
"Required Consents"	§ 7.5(a)
"Requisite Approvals"	Section 7.9(b)
"Seller Documents"	Section 5.2
"Sellers"	Preamble
"Shape AU"	Section 2.2(m)
"Threshold Amount"	Section 7.8(c)
"TLOG"	Preamble
"TLOG Acquisition Agreement"	Section 7.9(a)
"TLOG Adverse Recommendation Change"	Section 7.9(a)
"TLOG Board"	Recitals
"TLOG Board Recommendation"	Recitals
"TLOG Proxy Statement"	Section 7.10(c)
"TLOG SEC Documents"	Section 5.10(a)
"TR&D"	Preamble
"WEHI Agreement"	Section 2.3

        Section 1.2    Construction.    The terms "hereby," "hereto," "hereunder" and any similar terms as used in this Agreement, refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The term "including," when used herein without the qualifier, "without limitation," shall mean "including, without limitation." Wherever in this Agreement the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. The word "or" shall not be construed to be exclusive. Unless otherwise indicated, references to Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of and to this Agreement.

ARTICLE II
PURCHASE AND SALE

        Section 2.1    Purchase and Sale of Assets.    Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, each Seller shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall, by the Buyer's payment of the Purchase Price, purchase and acquire from the Sellers, right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances), in and to all of the properties, rights, interests and other tangible and intangible assets of the Sellers relating to the Business (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles), including any such assets acquired by the Sellers after the date hereof but prior to the Closing; provided, however, that the Purchased Assets shall not include any of the Excluded Assets.

Without limiting the generality of the foregoing, the Purchased Assets shall include the following (except to the extent listed or otherwise included as an Excluded Asset):

          (a)   all Inventory, supplies, materials and spare parts of the Sellers as of the Closing;

          (b)   all Assumed Agreements;

          (c)   all Purchased IP;

          (d)   all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, all supporting documents for regulatory filings, operating data and plans, technical documentation (lab notebooks, manufacturing instructions and processes, design specifications, blueprints, records of experiments, electronic copies of patent applications as filed, operating instructions, logic manuals, flow charts, and similar items), user documentation (including installation guides, user manuals, process manuals, training materials, release notes and working papers), marketing documentation, advertising and promotional materials (including sales brochures, flyers, pamphlets and web pages), and other similar materials all to the extent related to the Business, in each case whether or not in electronic form, and without regard to the media used, and similar items of the Sellers as of the Closing (except as otherwise expressly described in Section 2.2) (collectively, the "Documentary Materials");

          (e)   all rights under non-disclosure or confidentiality, non-compete, non-solicitation or invention assignment agreements with current and former Employees and agents of the Sellers or with third parties relating to the Business (or any portion thereof), including all non-disclosure agreements executed by parties to which a Seller has made available information, whether or not such agreements are included as Assumed Agreements;

          (f)    all rights of the Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers or contractors, pertaining to any Purchased Assets;

          (g)   any documents or other materials that are subject to attorney-client or other privilege, or to the attorney work product protection, to the extent that they relate to any of the Purchased Assets, including all Patent, Copyright, and Trademark prosecution files and materials prepared or held by attorneys representing a Seller on such matters;

          (h)   all general, commercial and product liability insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities (other than directors and officers liability policies maintained by the Sellers);

          (i)    (1) 100% of the equity interest in TetraLogic Birinapant UK Ltd. and (2) 100% of the equity interests in TetraLogic Shape UK Ltd. (all of such equity interests described in (1) and (2), the "Acquired Equity Interests", and all of the entities to which such Acquired Equity Interests relate, the "Acquired Entities");

          (j)    Tax receivables, Tax credits of any kind or nature and Tax refunds, in each case of the Acquired Entities, other than the Excluded Assets described in Section 2.2(n), Section 2.2(o) or Section 2.2(p);

          (k)   copies of all Tax Returns filed by the Acquired Entities for any taxable period beginning on or after January 1, 2012, and all examination reports, statements, deficiencies and correspondence between each Acquired Entity and any Governmental Authority relating to Taxes for taxable periods beginning on or after January 1, 2012; and

          (l)    all claims (including claims for past infringement or misappropriation of Purchased IP) and causes of action of the Sellers as of the Closing against Persons other than the Sellers (regardless of whether or not such claims and causes of action have been asserted by the Sellers), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, possessed by the Sellers as of the Closing (regardless of whether such rights are currently exercisable), in each case to the extent related to the Purchased Assets.

        Section 2.2    Excluded Assets.    Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following (collectively, the "Excluded Assets"):

          (a)   all items of machinery, equipment, furniture, fixtures, leasehold improvements and other tangible personal property owned by the Sellers as of the Closing;

          (b)   all advances, prepaid assets (including the pre-paid clinical deposits listed on Schedule 7.12(i)), security and other deposits, prepayments, and other current assets (other than Inventory) of the Sellers, as of the Closing;

          (c)   all cash, cash equivalents, bank accounts, deposit accounts, trust accounts, escrow accounts, securities accounts and the free credit balances held therein, security and performance deposits, payroll tax deposits, and other liquid assets as of the Closing;

          (d)   all Accounts Receivable of the Sellers as of the Closing, and other amounts receivable by the Sellers as of the Closing (under the Assumed Agreements or otherwise);

          (e)   any records, documents or other information relating to current or former Employees of the Sellers, and any materials containing information about Employees, disclosure of which would violate an Employee's reasonable expectation of privacy, except as otherwise consented to in writing by any such Employee;

          (f)    the Sellers' minute books and other corporate books and records relating to its organization and existence and the Sellers' books and records relating to Taxes of the Seller, including, but not limited to, Tax Returns and related worksheets ;

          (g)   the Sellers' rights under this Agreement and the other Transaction Documents;

          (h)   any Contracts other than the Assumed Agreements (the "Excluded Agreements");

          (i)    all claims and causes of action of the Sellers as of the Closing against Persons other than the Buyer (regardless of whether or not such claims and causes of action have been asserted by the Sellers), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, of the Sellers (regardless of whether such rights are currently exercisable), in each case to the extent directly related to: (1) any Excluded Assets or Excluded Liabilities; or (2) any item of tangible or intangible property not acquired by the Buyer at the Closing;

          (j)    all rights under director and officer (or similar) insurance policies maintained by the Sellers;

          (k)   any documents or other materials which are subject to attorney-client or other privilege, except those set forth in Section 2.1(g);

          (l)    the Sellers' right, title and interest to the other assets, if any, set forth in Schedule 2.2;

          (m)  (1) TLOG's equity interest in TR&D and (2) TR&D's equity interest in Shape Pharmaceuticals Pty. Ltd. ("Shape AU");

          (n)   Tax receivables and Tax refunds actually received by the Acquired Entities, in each case which relate to any Pre-Closing Tax Period;

          (o)   Tax credits of any kind or nature of the Acquired Entities, in each case which can be utilized by the Sellers with respect to the Sellers' allocable Taxes for the Straddle Period; and

          (p)   All U.S. federal income Tax net operating losses, Tax receivables, Tax credits of any kind whatsoever, or Tax refunds.

        Section 2.3    Assumed Liabilities.    On the Closing Date, the Buyer shall execute and deliver to the Sellers the Assumption Agreement pursuant to which the Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities. For purposes of this Agreement, "Assumed Liabilities" means only the following Liabilities (to the extent not paid prior to the Closing): (a) the Liabilities of the Sellers under the Assumed Agreements to the extent such Liabilities (i) become due and payable after the Closing; (ii) do not arise from or relate to any breach by the Sellers of any provision of any of such Assumed Agreements; and (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Assumed Agreements; (b) all Liabilities that are incurred and arise after the Closing from the operation by Buyer of the Purchased Assets after the Closing; (c) all Liabilities which become due and owing on or after the Closing Date by the Acquired Entities; (d) diligence, milestone, royalty and patent maintenance obligations which become due on or after the Closing Date pursuant to the terms of the Merger Agreement between TLOG and Shape Pharmaceuticals, Inc., et.al. dated April 17, 2014 (the "Merger Agreement"); the License Agreement among Shape Pharmaceuticals, Inc., Harvard University and Dana-Farber Cancer Institute, dated October 7, 2008 (the "Harvard License"); the Amended and Restated License Agreement between TLOG and Princeton University, dated October 6, 2006 (the "Princeton License"); the Licence Agreement between TLOG and the Walter & Eliza Hall Institute for Medical Research, dated January 1, 2014, as amended (the "WEHI License"); and the Definitive Agreement between Shape Pharmaceuticals, Inc. and the Leukemia & Lymphoma Society, dated June 24, 2010, as amended; (e) all Transfer Taxes; and (f) all Taxes that are incurred and arise after the Closing from the ownership, possession, use, operation or sale or other disposition by Buyer of the Purchased Assets or the Business after the Closing, other than Pre-Closing AE Taxes.

        Section 2.4    Excluded Liabilities.    The Buyer shall not assume or be obligated to pay, perform or otherwise discharge any Liabilities of the Sellers other than the Assumed Liabilities (collectively the "Excluded Liabilities"). The Excluded Liabilities include the following:

          (a)   (i) all Income Taxes of the Sellers, (ii) all Taxes (other than Transfer Taxes) that are incurred and arise prior to the Closing from the ownership, possession, use, operation or sale or other disposition by the Sellers of the Purchased Assets or the Business (other than relating to the Acquired Entities) prior to the Closing, (iii) any liability of the Sellers for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing; and (iv) all Pre-Closing AE Taxes;

          (b)   all Liabilities of the Sellers relating to legal services, accounting services, financial advisory services, investment banking services or any other professional services ("Professional Services") performed in connection with this Agreement and any of the transactions contemplated hereby;

          (c)   all Liabilities with respect to current and former Employees of the Sellers (including Liabilities under or relating to any of the Sellers' or the Acquired Entities' employee benefit plans);

          (d)   all Liabilities relating to Excluded Assets;

          (e)   all accounts payable (or other amounts payable), including intercompany payables between any Seller, on the one hand, and any Acquired Entity, on the other hand;

          (f)    any accrued but unpaid amounts due to the applicable contract research organization as of the Closing Date in connection with the ongoing SHAPE Phase 2 Clinical Trial, except as set forth on Schedule 7.12(iv); and

          (g)   any other Liability that is not expressly included among the Assumed Liabilities.

        Section 2.5    Assignment of Certain Contracts.

          (a)   The Sellers shall, and shall cause their respective Affiliates to, reasonably cooperate with the Buyer in order to identify, as promptly as practicable following the date hereof, additional Assumed Agreements, if any, for which the Sellers recommend that the Buyer obtain consent of, or provide notice to, the applicable Third Party in connection with the transactions contemplated by this Agreement; provided that nothing in this Section 2.5 shall obligate the Buyer to take any action with respect to such additional Assumed Agreements.

          (b)   The Buyer and the Sellers shall use their respective commercially reasonable efforts prior to the Closing to obtain, and to cooperate in obtaining, all consents and Governmental Authorizations from Governmental Authorities and third parties necessary to assume and assign each Assumed Agreement and the other Purchased Assets to the Buyer or related to any material Contract to which any Acquired Entity is a party; provided, however, that neither the Sellers nor the Buyer shall be required to pay or commit to pay any amount to (or incur any material obligation in favor of) any Person from whom any such consent or Governmental Authorization may be required other than de minimis and ordinary course filing and administrative fees.

          (c)   Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, transfer, assignment, conveyance or delivery or attempted sale, transfer, assignment, conveyance or delivery to Buyer of any asset that would be a Purchased Asset or an Assumed Liability, or any material Contract to which any Acquired Entity is a party, or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Legal Requirement or would require any consent from any Governmental Authority or any other Third Party and such consents shall not have been obtained prior to the Closing (or is not in full force and effect), the Closing shall proceed without the sale, transfer, assignment, conveyance or delivery of such asset (and without reduction in the Purchase Price) unless there is a failure of one or more of the conditions set forth in Article VIII, in which event the Closing shall proceed only if each failed condition is waived by the Party entitled to the benefit thereof. In the event that any failed condition is waived and the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, the Buyer and the Sellers shall use their respective commercially reasonable efforts, and reasonably cooperate with each other, to the maximum extent permitted by applicable Legal Requirement and the applicable Purchased Asset, Assumed Liability or Contract, to obtain promptly such consent as quickly as practicable. Pending such consent, the parties shall reasonably cooperate with each other to provide Buyer with all of the benefits of use of such asset (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Sellers against a Third Party thereunder) free of any cost or expense. Once consent for the sale, transfer, assignment, conveyance or delivery of any such asset not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, the Sellers shall promptly transfer, assign, convey and deliver such asset to Buyer at no additional cost or expense pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer). To the extent that any such asset cannot be transferred or the full benefits or use of any such asset cannot be provided to Buyer the Closing but in any event no later than the date that is 180 days after the Closing pursuant to this Section 2.5, then the Buyer and the Sellers shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such consent.

          (d)   If, following the Closing, any Seller receives or becomes aware that it holds any asset, property or right which constitutes a Purchased Asset (including any of the assets described in Section 2.2(e) to the transfer of which the applicable Employee has consented in writing), then such Seller shall transfer such asset, property or right to Buyer as promptly as practicable for no additional consideration. If, following the Closing, Buyer receives or becomes aware that it holds any asset, property or right which constitutes an Excluded Asset, then Buyer shall transfer such asset, property or right to the Sellers as promptly as practicable for no additional consideration.

ARTICLE III
PURCHASE PRICE

        Section 3.1    Purchase Price.    In consideration for the transfer of the Purchased Assets to the Buyer, subject to the terms and conditions of this Agreement, the purchase price for the Purchased Assets shall be the sum of: (i) (A) Twelve Million U.S. Dollars ($12,000,000 USD), plus (B) an amount equal to the aggregate expenses of the type described in Schedule 7.12(iv) to the extent such amounts have actually been paid to the applicable contract research organization as of the Closing, to be paid to the Sellers by the Buyer in immediately available funds by wire transfer at the Closing to one or more bank accounts designated by the Sellers in a written invoice delivered by the Sellers to the Buyer prior to the Closing (the "Closing Payment"); plus (ii) assumption of the Assumed Liabilities at Closing, plus (iii) payment of the milestone amounts as provided in Section 3.2, below, plus (iv) payment of the Earn-Out Payments as provided in Section 3.3, below (collectively, "Purchase Price").

        Section 3.2    Milestone Payments.

          (a)    Milestone Payments.    The Buyer is obligated to make the following payments to the Sellers at such time, if any, as any one or more of the following milestones is achieved. For purposes of this Section 3.2 and Section 3.3 "birinapant" shall include any and all SMAC mimetic compounds included in the Purchased Assets.

Milestone		U.S. Dollars
1.	First Commercial Sale of SHP-141 in any country in the European Union or Great Britain.	$7,000,000
2.	First calendar year in which worldwide Net Sales of SHP-141 total more than $100 Million U.S.	$15,000,000
3.	First calendar year in which worldwide Net Sales of SHP 141 total more than $200 Million.	$6,000,000
4.	Enrollment of the first patient in the first Phase III Clinical Trial of any drug product containing birinapant for any indication.	$10,000,000
5.	First acceptance by the FDA of filing of an NDA for any drug product containing birinapant for any indication.	$5,000,000
6.	First Commercial Sale of any drug product containing birinapant in the United States for any indication.	$10,000,000
7.	First calendar year in which worldwide Net Sales of all drug products containing birinapant total more than $200 Million U.S.	$20,000,000
8.	First calendar year in which worldwide Net Sales of all drug products containing birinapant total more than $500 Million U.S.	$30,000,000
9.	First calendar year in which worldwide Net Sales of all drug products containing birinapant total more than $1 Billion U.S.	$50,000,000

          (b)    Timing.    The Buyer shall notify the Sellers of the achievement of each milestone promptly following its determination that a payment in respect of such milestone is payable, setting forth the clause in Section 3.2(a) giving rise to such payment obligation and the amount thereof. The Buyer shall make payment of such amount within thirty (30) days of delivering the foregoing notice. All payments shall be made by wire transfer in United States Dollars to the credit of such bank account designated by Sellers for the Closing Payment, or such account as may be otherwise designated, from time to time, by the Sellers in writing to the Buyer.

          (c)    Single Payment Obligation.    It is understood that each of the milestone payments above in subparagraph (a) will not be made more than once, on the first instance only of attaining such milestone. For clarification, if multiple milestones are attained simultaneously or in the same calendar year, each milestone shall be due and payable at the time of its attainment.

        Section 3.3    Earn-Out Payments.

          (a)    Term.    Earn-Out Payments (as defined below) shall be payable on Net Sales of birinapant from the Closing Date until, with respect to each country, the later of (1) the expiration of all marketing exclusivity periods (including data exclusivity) covering birinapant, or (2) the last to expire Patent (including extensions thereof) in such country with a Valid Claim with claims covering birinapant, formulations of birinapant, or one of its approved indications or methods of administration (as a method of use). If a Generic Version (as defined below) of birinapant is sold by a Third Party in a country after which sales of birinapant by the Buyer, its Affiliates, sublicensees or other transferees in any calendar year constitute less than eighty percent (80%) of the combined sales (on a unit volume basis) of birinapant and Generic Versions of birinapant in such calendar year according to IMS market share data in such country for such calendar year, then Buyer shall not be required to make any Earn-Out Payments for that portion of the calendar year in such country. Notwithstanding the foregoing, if, at any time during the twenty-four (24) months after a termination of such Earn-Out Payment obligation, there is no Generic Version of birinapant on the market in such country, then Earn-Out Payments shall resume with respect to Net Sales of birinapant in such country. For the purposes of this Section 3.3(a), a "Generic Version" of birinapant shall mean any pharmaceutical product (other than a product which was initially sold as a Product hereunder) that includes birinapant as an active ingredient and is sold by a Third Party. In the event of the introduction of a Generic Version of birinapant in any country, the parties will reasonably cooperate to challenge such introduction in a legal and commercially appropriate manner.

          (b)    Net Sales.

              (i)  Buyer is obligated to pay Earn-Out Payments to the Sellers at the following annual, calendar basis rate, on worldwide Net Sales of any Product containing birinapant ("Annual Net Sales"):

Net Sales	Earn-Out Rate
Those Annual Net Sales from 0 to 500,000,000 U.S. Dollars	5%
Those Annual Net Sales from 500,000,000 to 1,000,000,000 U.S. Dollars	7.5%
Those Annual Net Sales Above 1,000,000,000 U.S. Dollars	10%

             (ii)  The Buyer will report all Net Sales of Products containing birinapant as specified in this Article within thirty (30) days after the end of each calendar year, together with a calculation of the earn-out payments payable under clause (i) above, subject to Section 3.3(c) (an "Earn-out Payment"). The Buyer shall make payment of such amount within the earlier of (x) thirty (30) days after delivering the foregoing notice, and (y) sixty (60) days after the end of the applicable calendar year.

          (c)    Offset for Certain Third Party Royalty Payments.    The Buyer shall be entitled to offset against any royalties due to the Sellers (i) (A) 100% of any royalties or other payments for Products containing birinapant paid by the Buyer or any Affiliate of the Buyer to a Third Party

  under the Merger Agreement, any Assumed Agreements or Contracts to which an Acquired Entity is a party and (B) 50% of any royalties or other payments for Products containing birinapant paid by the Buyer or any Affiliate of the Buyer under any license to intellectual property owned or controlled by a Third Party that covers a Product, such that the use, manufacture or sale of such Product absent such license would otherwise infringe such intellectual property of such Third Party and (ii) the costs (including reasonable attorneys' fees and expenses) of removing any Permitted Encumbrances from the Purchased Assets or any assets of any Acquired Entity; provided that the Earn-Out Payments otherwise due to Sellers on account of Net Sales of Products containing birinapant shall not be reduced by more than fifty percent (50%); provided further that the foregoing limitation shall not apply to offsets in accordance with clause (ii) above. The Buyer shall carry forward any offsets permitted under this Section 3.3(c) into future payment periods until such time as all such offsets have been applied.

          (d)    Records of Sales.    Buyer, its Affiliates, sublicensees and assignees or transferees shall keep for three (3) years from the end of each calendar year complete and accurate records of their sales of Products in sufficient detail to allow the accruing milestone and Earn-Out Payments to be determined accurately. Sellers shall have the right for a period of one (1) year after receiving any report or statement with respect to milestone and Earn-Out Payments due and payable to appoint an independent certified public accountant reasonably acceptable to Buyer to inspect the relevant records to verify such report or statement. Buyer and its Affiliates, sublicensees and transferees or assignees shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Sellers, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year. Sellers agree to hold in strict confidence all information concerning milestone and Earn-Out Payments and reports, and all information learned in the course of any audit or inspection (and not to make copies of such reports and information), except to the extent necessary for Sellers to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by applicable Legal Requirement. The results of each inspection, if any, shall be binding on both parties. Sellers shall pay for such inspections, except that in the event there is any upward adjustment in aggregate Earn-Out Payments payable for any year shown by such inspection of more than ten percent (10%) of the amount paid, Buyer shall pay for such inspection. Buyer shall include in each sublicense or marketing agreement entered into by it pursuant to this Agreement a provision requiring the sublicensee or marketing partner to keep and maintain adequate records of sales made pursuant to such sublicense or marketing agreement and to grant access to such records by the aforementioned independent public accountant for the reasons specified in this Section. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods. Sellers agree that all information subject to review under this Section or under any sublicense or marketing agreement is confidential and that Sellers shall retain and cause their representative to retain all such information in confidence.

        Section 3.4    Post-Closing Efforts.    Buyer agrees to use Reasonable Commercial Efforts to (i) initiate a Phase III Clinical Trial for SHP-141 in accordance with the timeline specified in the Merger Agreement; (ii) solely to the extent the condition to Closing set forth in Section 8.2(e) is satisfied (and not waived by the Buyer) and the applicable affiliate of Merck actually supplies KEYTRUDA in the manner contemplated by such confirmation, commence a proof of concept clinical trial of birinapant in combination with KEYTRUDA in solid tumors (NCT02587962); and (iii) support with reasonable supplies of birinapant the Jonnson Comprehensive Cancer Center sponsored clinical trial of birinapant in combination with paclitaxel and carboplatin in ovarian cancer (NCT02756130). The parties acknowledge and agree that the remedy for breach by Buyer of its obligations under this Section 3.4 shall be only as follows, notwithstanding any other provisions hereof, including Section 7.8: (x) in the case of a breach by the Buyer of Section 3.4(i), the Buyer shall pay to the Sellers the amount specified in Milestone 1 under Section 3.2(a); (y) in the case of a breach by the Buyer of Section 3.4(ii), the Buyer shall pay to the Sellers 50% of the amount specified in Milestone 4 under Section 3.2(a); and (z) in the case of a breach by the Buyer of Section 3.4(iii), the Buyer shall pay to the Sellers 50% of the amount specified in Milestone 4 under Section 3.2(a) (such amounts, collectively, the "Liquidated Damages"). The parties intend that the Liquidated Damages constitute compensation, and not a penalty. The parties acknowledge and agree that the Sellers' harm caused by the Buyer's breach of this Section 3.4 would be impossible or very difficult to accurately estimate as of the date hereof, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from the Buyer's breach. The Buyer's payment of the applicable portion of the Liquidated Damages is the Sellers' sole liability and entire obligation and the Sellers' exclusive remedy for any breach by the Buyer of this Section 3.4. To the extent all or any portion of the Liquidated Damages becomes payable hereunder, the breach by the Buyer giving rise to such payment obligation shall be considered an achievement of such milestone (or the applicable portion of such milestone) for all purposes hereunder (including Section 3.2(c)). Amounts payable under this Section 3.4 shall be payable in the manner specified in Section 3.2(b).

ARTICLE IV
THE CLOSING

        Section 4.1    Time and Place of the Closing.    Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the "Closing") shall take place at the offices of Wiggin and Dana LLP in New York, NY at 10:00 A.M. (local time) not later than the second Business Day following the date on which the conditions set forth in Article VIII have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived by the applicable party in writing, or at such other place and time as the Buyer and the Sellers may mutually agree. The Closing may be consummated by means of an exchange of executed documents as attachments in "pdf" or similar format to electronic mail messages. The date and time at which the Closing actually occurs is herein referred to as the "Closing Date."

        Section 4.2    Deliveries by the Seller.    At or prior to the Closing, the Sellers shall deliver the following to the Buyer:

          (a)   the Bill of Sale, duly executed by the Sellers, recordable assignment agreements with respect to any Purchased IP not owned by an Affiliate of the Sellers that is purchased by the Buyer (including, in the Buyer's sole discretion, a patent assignment agreement and a trademark assignment agreement), and all such other instruments of assignment or conveyance as shall be reasonably necessary to transfer to the Buyer good and valid title, free and clear of all Encumbrances (other than Permitted Encumbrances), to all of the Purchased Assets in accordance with this Agreement;

          (b)   the certificate contemplated by Section 8.2(c);

          (c)   the Assumption Agreement, duly executed by the Sellers;

          (d)   evidence of receipt of the Requisite Approvals and any Required Consents, in each case in form reasonably acceptable to the Buyer;

          (e)   any certificates or other documents reflecting the Acquired Equity Interests, in each case in form reasonably acceptable to the Buyer

          (f)    resignations of each of the directors and officers of the Acquired Entities;

          (g)   letters of direction addressed to applicable past and current counsel to the Sellers, in a form reasonably acceptable to the Buyer and duly executed by the applicable Seller, authorizing the Buyer to obtain access to the documents and material set forth in Section 2.1(g); and

          (h)   such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Agreement.

        Section 4.3    Deliveries by the Buyer.    At or prior to the Closing, the Buyer shall deliver the following to the Sellers:

          (a)   The Closing Payment;

          (b)   the Assumption Agreement, duly executed by the Buyer; and

          (c)   the certificate contemplated by Section 8.3(c).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        Each Seller hereby represents and warrants to the Buyer that, except as set forth in the correspondingly-numbered Schedule:

        Section 5.1    Organization and Good Standing.    Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Seller and each of its Affiliates is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchased Assets.

        Section 5.2    Authority Relative to this Agreement.    Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the transactions contemplated by this Agreement (the "Seller Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. Other than obtaining the Requisite Approvals, the execution, delivery and performance of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all required corporate action on the part of each Seller. No other proceeding on the part of a Seller is necessary to authorize this Agreement and the Seller Documents and the transactions contemplated by this Agreement, other than obtaining the Requisite Approvals. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller party thereto. Assuming due authorization, execution and delivery by of this Agreement by the Buyer and receipt of the Requisite Approvals, this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller party thereto, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

        Section 5.3    No Violation; Consents.    The execution, delivery and performance of this Agreement by each Seller, and the consummation by such Seller of the transactions contemplated by this Agreement, do not and will not: (a) conflict with or results in any breach of any provision of such

Seller's Certificate of Incorporation or Bylaws (or similar organizational documents); (b) conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to such Seller, the Business or the Purchased Assets, to the extent having, individually or in the aggregate, a Material Adverse Effect ; (c) except as set forth in Schedule 5.3, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Governmental Authorization to which such Seller is a party or by which such Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assumed Agreement), to the extent having, individually or in the aggregate, a Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any Purchased Assets, to the extent having individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 5.3, no consent, approval, Governmental Authorization, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

        Section 5.4    Title to Assets; Capitalization; Intellectual Property.

          (a)   The Sellers have good and valid title to the Purchased Assets, in each case free and clear of all Encumbrances (other than Permitted Encumbrances). The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted by the Sellers on the date of this Agreement and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted by the Sellers.

          (b)   Schedule 5.4(b) sets forth (i) the authorized and outstanding capital stock of each Seller and each Acquired Entity and (ii) the outstanding debt securities of each Seller and each Acquired Entity. The Acquired Equity Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the applicable Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Buyer shall own all of the Acquired Equity Interests, free and clear of all Encumbrances. All of the Acquired Equity Interests were issued in compliance with applicable Legal Requirements. None of the Acquired Equity Interests were issued in violation of any agreement, arrangement or commitment to which any Seller or any of its Affiliates is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Acquired Entities or obligating any Seller or any Acquired Entity to issue or sell any shares of capital stock of, or any other interest in, the Acquired Entities. No Acquired Entity has any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Acquired Equity Interests.

          (c)   Schedule 2.1(c) sets forth a complete list of all Registered IP and all Contracts under which any Seller or its Subsidiaries have obtained Intellectual Property Rights. Except as set forth on Schedule 5.4(c), the Intellectual Property Rights set forth on Schedule 2.1(c) constitutes all of the Intellectual Property Rights that are necessary for the operation of the Business after the Closing in substantially the same manner as conducted by the Sellers on the date of this Agreement. As of the Closing Date, the Sellers or their Subsidiaries owns or otherwise has the right to transfer all of the Purchased IP.

          (d)   To the Knowledge of the Sellers, except as set forth on Schedule 2.1(c), the Purchased IP is valid, subsisting and enforceable.

          (e)   Except as set forth on Schedule 5.4(c), to the Knowledge of the Sellers, the operation of the Business, as has been and is now being conducted, does not presently infringe or constitute a misappropriation of any registered or unregistered Patents, Trademarks, Copyrights, trade secrets or other proprietary rights of any Person and neither any Seller, nor any Subsidiaries thereof, has received any written notice from any Person, or has Knowledge of, any actual or threatened claim or assertion to the contrary or of any facts or alleged facts which are likely to serve as the basis for such assertion.

          (f)    Any registration, maintenance and renewal fees due in connection with the Registered IP have been paid in a timely manner and all necessary documents and certificates in connection with the Registered IP have, for the purposes of maintaining such Registered IP, been filed in a timely manner with the relevant Governmental Authorities.

          (g)   The Intellectual Property Rights are free and clear of all Encumbrances and no Person other than each Seller or its Subsidiaries, including any current or former employee or consultant of either Seller or any Subsidiaries thereof, has any proprietary, commercial or other interest in any of the Intellectual Property Rights.

          (h)   There are no existing agreements, options, commitments, or rights with, of or to any Person to acquire or obtain any rights to, any of the Intellectual Property Rights.

          (i)    The Sellers or their applicable Subsidiaries have the unrestricted right to assign, transfer and/or grant to the Buyer all rights in the Intellectual Property Rights that is being assigned, transferred and/or granted to the Buyer under this Agreement and the Assumed Agreements, in each case free of any rights or claims of any Person and without obligations to pay any royalties, license fees or other amounts to any Person, except as otherwise provided under the Contracts set forth on Schedule 2.1(c).

          (j)    To the Knowledge of the Sellers, there is no unauthorized use or infringement by any Person of any of the Patents contained in the Intellectual Property Rights.

          (k)   There are no claims or causes of action (including any inventorship challenges) pending or, to the Knowledge of the Sellers, threatened with respect to any of the Intellectual Property Rights nor have any claims or causes of action been brought during the past three (3) years.

          (l)    Neither any Seller, nor any Subsidiary thereof, has entered into any Contract (i) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Intellectual Property Rights, or (ii) except as set forth in Schedule 5.4(c), expressly agreeing to indemnify any Person against any charge of infringement of any of the Intellectual Property Rights.

          (m)  Except as set forth in Schedule 5.4(c), none of the Sellers or any of their Subsidiaries have entered into any Contract granting any Person the right to control the prosecution of any of the Patents contained in the Intellectual Property Rights.

          (n)   None of the Trademarks contained in the Intellectual Property Rights are or have been the subject of any opposition, cancellation, abandonment or similar proceeding, and no Seller or any of its Subsidiaries has received any written notice from any Person, or has Knowledge, of any actual or threatened claim or assertion to the contrary, or of any facts or alleged facts which are likely to serve as a basis for such claim or assertion.

          (o)   To the Knowledge of the Sellers, there are no Trademarks of any Person that are interfering or potentially interfering with the Trademarks contained in the Intellectual Property Rights or any other Trademarks material to the Business.

          (p)   To the Knowledge of the Sellers, there is no unauthorized use or infringement of the Copyrights contained in the Intellectual Property Rights.

          (q)   Except as set forth on Schedule 2.1(c), no Seller or any of its Subsidiaries has granted any licenses or sublicenses under or to any of the Intellectual Property Rights or entered into any distribution or marketing arrangements with respect to any Intellectual Property Rights or the Lead Compounds.

          (r)   All employees of and consultants to any Seller or its Subsidiaries with access to confidential information with respect to the Business are subject to obligations to maintain the confidentiality of such confidential information.

          (s)   Each Seller and its Subsidiaries has, with respect to the Business, used commercially reasonable efforts to maintain its trade secrets and know-how in confidence. To the Knowledge of the Sellers, there has been no misappropriation of any trade secrets, know-how or other confidential information of the Sellers or their respective Subsidiaries with respect to the Business.

        Section 5.5    Contracts.    Each material Contract to which any Seller or its Affiliates is a party or is bound and which is an Assumed Agreement, relates to a Purchased Asset or is a Contract to which an Acquired Entity is a party is valid and in full force and effect in accordance with its terms. No Seller or any of its Affiliates or, to the Sellers' Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Assumed Agreement or any such material Contract to any such Person is a party or is bound. Except as set forth on Schedule 5.5, the Assumed Agreements are all of the Contracts necessary for the operation of the Business after the Closing in substantially the same manner as currently conducted by the Sellers on the date of this Agreement. Each Assumed Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assumed Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Assumed Agreement (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets. Without limiting the generality of the foregoing:

          (a)   all milestone payments due under Section 5.3 of the Harvard License as of the date hereof have been paid in full by TLOG, and all milestone payments that will become due under Section 5.3 of the Harvard License on or as of the Closing Date shall have been paid in full by TLOG; and

          (b)   Schedule 5.5(b) sets forth all outstanding research payment obligations under Section 7.1 of the WEHI License.

        Section 5.6    Legal Proceedings and Orders.    There is no action, suit, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or investigation pending or being heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel (each a "Proceeding"), and no Person has threatened in writing to commence any Proceeding: (a) that relates to and would reasonably be expected to adversely affect any of the Purchased Assets; or (b) that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, any of the transactions contemplated by this Agreement. There is no governmental order, writ, injunction, judgment or decree to which any Seller or any of its Affiliates or any of the Purchased Assets, is subject.

        Section 5.7    Inventory.    Schedule 5.7 lists all inventory of the Sellers and their Affiliates as of August 31, 2016. The information on Schedule 5.7 was derived from the books and records of the Sellers and, taken as a whole, is accurate and complete in all material respects as of such date. All Inventory is owned by the applicable Seller or its Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances) and no Inventory is held on a consignment basis.

        Section 5.8    Compliance with Legal Requirements.    Each Seller, each of the Acquired Entities and Shape AU is in material compliance with, and has at all times since January 1, 2014 complied in all material respects with, all Legal Requirements applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. All Governmental Authorizations required for each Seller, each Acquired Entity and Shape AU to conduct the Business as currently conducted or for ownership and use of the Purchased Assets have been obtained and are valid and in full force and effect. All material fees and charges with respect to such permits as of the date hereof have been paid in full. Schedule 5.8 lists all current Governmental Authorizations issued to the Sellers, the Acquired Entities or Shape AU which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. To the Sellers' Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorization set forth in Schedule 5.8.

        Section 5.9    Regulatory Matters.    Without limiting the generality of Section 5.8:

          (a)   Schedule 5.9(a) sets forth a true, complete and correct list of all Governmental Authorizations from the FDA, EMA and all other Governmental Authorities held by any Seller or its Subsidiaries relating to the Lead Molecules or any Product, and there are no other Governmental Authorizations required for the Lead Molecules or any Product in connection with the conduct of the Business as currently conducted on the date of this Agreement. All such Governmental Authorizations are (i) in full force and effect, (ii) validly registered and on file with applicable Governmental Authorities, and (iii) in compliance with all formal filing and maintenance requirements. Each Seller or its Subsidiaries has filed all required notices and responses to notices, supplemental applications, reports (including all adverse event/experience reports) and other information with the FDA, EMA and all other applicable Governmental Authorities.

          (b)   (i) Each Seller and its Subsidiaries has conducted its research, development, manufacturing, supply, promotion, testing, distribution, marketing, licensing, and sales with respect to the Business in compliance in all material respects with all applicable Legal Requirement, (ii) no Seller, or any Subsidiaries thereof, has received any written notice or other communication from any Governmental Authority (A) withdrawing or placing a Lead Molecule or any Product on Clinical Hold or requiring the termination or suspension or investigation of any pre-clinical studies or clinical trials of a Lead Molecule or any Product or (B) alleging any material violation of any applicable Legal Requirement and (iii) there are no claims or causes of action against or affecting the Business, a Lead Molecule or any Product or any Seller relating to or arising under any applicable Legal Requirement relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information. Each Seller and its Subsidiaries has made available to the Buyer complete and correct copies of all Governmental Authorizations and regulatory dossiers relating thereto, all serious adverse event reports, periodic adverse event reports, non-clinical expedited safety reports and other pharmacoviligance reports and data, and all other Governmental Authority communications, documents and other information submitted by any Seller or its Subsidiaries to or received by any Seller or its Subsidiaries from the FDA, the EMA or any other Governmental Authority, including inspection reports, warning letters and similar documents, relating to each Seller or its Subsidiaries, the conduct of the Business or a Lead Molecule or any Product.

          (c)   All pre-clinical studies and clinical trials conducted or being conducted with respect to the Lead Molecule or any Product or the Business by or, to the Knowledge the Sellers, at the direction of (including any sponsored by) any Seller or its Subsidiaries have been and are being conducted in material compliance with all applicable Legal Requirement, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices and applicable regulations and guidances that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects (including "Informed Consent" as such term is defined under applicable Legal Requirement) and applicable Legal Requirement governing the privacy of patient medical records and other personal information, data and biological specimens, and no such informed consent documents would prevent the transfer of such personal information, data and biological specimens to the Buyer. No Seller, or any Subsidiaries thereof, has received any written notifications or, to the Knowledge of the Sellers, any other communications from any institutional review board (IRB), ethics committee or safety monitoring committee raising any issues, including from any Governmental Authority in any jurisdiction requiring the termination or suspension or investigation of any clinical studies conducted by, or on behalf of, any Seller or its Subsidiaries, or in which any Seller or its Subsidiaries has participated and, to Knowledge of the Sellers, no such action has been threatened. Complete and correct copies of all material scientific and clinical data of the Sellers and their Subsidiaries with respect to a Lead Molecule or any Product or the Business have been made available to the Buyer.

          (d)   Any manufacture of a Lead Molecule or any Product, including any clinical supplies used in any clinical trials and any drug delivery devices used in such clinical trials, by or on behalf of any Seller or its Subsidiaries has been conducted in material compliance with the applicable specifications and applicable requirements of current Good Manufacturing Practices and all other applicable Legal Requirement. In addition, each Seller and its Subsidiaries is in material compliance with all applicable registration and listing requirements, including those set forth in 21 U.S.C. Section 360 and 21 C.F.R. Parts 207 and 807 and all similar applicable Legal Requirement. To the Knowledge of the Sellers, neither the Lead Molecules nor any Product has been adulterated or misbranded.

          (e)   No Seller or any Subsidiaries thereof has, with respect to the Business made an untrue or misleading statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to any Governmental Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for any Governmental Authority to invoke the FDA policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar rule, regulation or policy. No Seller or any of its Subsidiaries has, nor has any Representative of any of the foregoing, been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar applicable Legal Requirement or authorized by 21 U.S.C. § 335a(b) or any similar applicable Legal Requirement. No Seller or any Subsidiaries thereof has, nor has any Representative of any of the foregoing, been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any U.S. federal health care programs and each Seller and its Subsidiaries has appropriate policies and restrictions in its agreements with third parties precluding the use of any individuals convicted of any crimes or engaged in any conduct for which such Person could be excluded from participating in any U.S. federal health care programs.

          (f)    Except as set forth on Schedule 5.9(f), (i) There has not occurred a Lead Molecule Event during the time period any Seller or its Subsidiaries held rights to a Lead Molecule nor, to the Knowledge of the Sellers, prior to such time period; and (ii) to the Knowledge of the Sellers, no event has occurred and no facts or circumstances exist which could reasonably be expected to lead to or result in the occurrence of a Lead Molecule Event.

          (g)   Any disclosures of payments or other transfers of value to healthcare providers have been made in accordance with all applicable Legal Requirement. All clinical trials of the Lead Molecules or any Products have been publicly disclosed in accordance with all applicable Legal Requirement.

          (h)   Schedule 7.12 sets forth (i) all deposits and other pre-paid amounts delivered by any Seller or any Acquired Entity with respect to the Business as of the date hereof, (ii) all amounts paid by any Seller or any Acquired Entity to the applicable contract research organization as of the date hereof in connection with the ongoing SHAPE Phase 2 Clinical Trial, (iii) all amounts accrued but not yet paid by any Seller or any Acquired Entity to the applicable contract research organization as of the date hereof in connection with the ongoing SHAPE Phase 2 Clinical Trial, and (iv) the Sellers' good faith estimate of all amounts which will accrue and become payable to the applicable contract research organization following the date hereof in connection with the ongoing SHAPE Phase 2 Clinical Trial.

        Section 5.10    SEC Filings.

          (a)    SEC Filings.    TLOG has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2013 (the "TLOG SEC Documents"). To the Sellers' Knowledge, none of the TLOG SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. None of TLOG's Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

          (b)    Off-balance Sheet Arrangements.    Neither TLOG nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among TLOG and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, TLOG or any of its Subsidiaries in TLOG's or such Subsidiary's published financial statements or other TLOG SEC Documents.

        Section 5.11    Taxes.

          (a)   All Tax Returns relating to the Business or the Purchased Assets that are required to be filed by any Seller or any of its Affiliates (including any Tax Returns required to be filed in any jurisdiction by any of the Affiliates being acquired by the Buyer), either separately or as members of a group of corporations, on or before the Closing Date have been duly filed on a timely basis with the appropriate Governmental Authority and all amounts set forth thereon have been paid in full. All such Tax Returns are true, correct and complete in all material respects and correctly reflect the taxable income or loss (or other measure of Tax) of the Sellers and their Affiliates. All Taxes that are due and payable on or before the Closing Date by the Sellers or any of their

  Affiliates with respect to the Business (or as to which the Buyer could be liable as a transferee or otherwise) have been paid in full and all deposits required to be made with respect to any such Taxes have been duly made. The unpaid Taxes of the Sellers or any of their Affiliates (i) did not, as of the date of the latest balance sheet, exceed the reserves for Tax Liability set forth on the face of the latest balance sheet, and (ii) will not exceed the reserve described in clause (i) as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Sellers or their Affiliates in filing their Tax Returns. No Seller or any of its Affiliates has waived any statute of limitations or extended the period for the assessment of collection with respect to any Tax concerning or attributable to the Business (or as to which the Buyer could be liable as a transferee or otherwise). There is no material dispute or claim concerning any Tax liability of the Sellers attributable to the Business or attributable to any of the Acquired Entities either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the Sellers has Knowledge. To the Knowledge of the Sellers, no written claim has been made by any Governmental Authority in any jurisdiction in which any Seller or its Affiliates currently does not pay Taxes or file Tax Returns that such Seller or its Affiliates is required to pay Taxes or file Tax Returns with respect to the Business (or as to which Buyer could be liable as a transferee or otherwise). There are no Liens on the Purchased Assets with respect to any Tax other than Permitted Encumbrances.

          (b)   Each Seller and its Affiliates: (i) have complied with all applicable legal and information reporting requirements with respect to payments made to employees and third parties and the withholding and payment of withheld Taxes with respect to the Business (or as to which the Buyer could be liable as a transferee or otherwise) and timely paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods in the manner required by any applicable Legal Requirement, and (ii) have duly collected and remitted any sales, value-added and similar Taxes required to be collected and remitted with respect to the Business (or as to which the Buyer could be liable as a transferee or otherwise), except for any items described in (i) and (ii) that are not yet due to be paid or remitted.

          (c)   There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity or assumption obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes to which any Seller or any of its Affiliates is a party, subject, obligated or bound in any manner under which the Buyer could be liable for or become obligated to pay Taxes. No Purchased Asset is: (i) "tax-exempt use property" within the meaning of Section 168(h) of the Code, or (ii) secures any debt the interest on which is exempt from tax under Section 103 of the Code.

          (d)   No Seller or any of Affiliates is subject to withholding under Section 1445 of the Code or subject to Code Section 1446 (or any similar state law withholding requirements) or subject to withholding on any portion of the Purchase Price in any foreign jurisdiction, including, but not limited to, the United Kingdom or Australia, and, at the Closing Date, each Seller shall deliver to the Buyer a certificate or certificates to that effect. To the extent any withholding is required, any amount withheld shall be treated as paid to the Seller.

        Section 5.12    No Bankruptcy.    There are no Proceedings by or before any Governmental Authority or any Proceeding pending, or threatened in writing against any Seller or Acquired Entity, or any of their respective properties, including outstanding federal and state tax liens, garnishments or insolvency or bankruptcy proceedings and proceedings affecting its business and properties, or the ownership, management, repair, use, occupancy, possession or operation thereof. Without limiting the generality of the foregoing, no Seller or any of the Acquired Entities or anyone acting on their behalf has filed or maintained or caused or permitted to be filed or maintained any petition for protection under the Bankruptcy Code for or against any Seller or any Acquired Entity; and (ii) to the Knowledge of the Sellers, none of the creditors or any other Person has filed or maintained or caused or threatened to file any voluntary or involuntary petition under the Bankruptcy Code for or against any Seller or any Acquired Entity. Each Seller acknowledges and agrees that the Purchase Price to be paid hereunder is reasonably equivalent to the value of the Purchased Assets.

        Section 5.13    Absence of Certain Changes or Events.    Since June 30, 2016, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the Business has been conducted in the ordinary course of business and there has not been or occurred:

          (a)   any Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

          (b)   any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of Section 7.1.

        Section 5.14    Insurance.    Schedule 5.14 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Sellers or their Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the "Insurance Policies"); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for the Business since January 1, 2013. No Seller or any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; and (b) have not been subject to any lapse in coverage. No Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Legal Requirements and Contracts to which any Seller or any of its Affiliates is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to the Buyer.

        Section 5.15    Brokers.    Except as set forth on Schedule 5.15, no Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Seller.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

        The Buyer hereby represents and warrants to the Sellers as follows:

        Section 6.1    Organization and Good Standing.    The Buyer is duly organized, validly existing and in good standing under the laws of Sweden.

        Section 6.2    Authority Relative to this Agreement.    Buyer has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Buyer in connection with the transactions contemplated by this Agreement (the "Buyer Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and each of the Buyer Documents and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all required corporate action on the part of the Buyer. No other proceedings on the part of the Buyer is necessary to authorize this Agreement and the Buyer Documents and the transactions contemplated by this Agreement. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by the Buyer. Assuming due authorization, execution and delivery by the Sellers, this Agreement constitutes, and each of the Buyer Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

        Section 6.3    No Violation; Consents.    The execution, delivery and performance of this Agreement by the Buyer, and the consummation by the Buyer of the transactions contemplated by this Agreement, do not and will not: (a) conflict with or result in any breach of any provision of the Buyer's Certificate of Incorporation or Bylaws (or similar organization documents); (b) conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to the Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Governmental Authorization, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

        Section 6.4    Legal Proceedings and Orders.    There is no pending Proceeding, and, to the Buyer's Knowledge, no Person has threatened to commence any Proceeding that could have a material adverse effect on the Buyer's ability to consummate the transactions contemplated hereby. There is no order, writ, injunction, judgment or decree to which the Buyer is subject that could have a material adverse effect on the Buyer's ability to consummate the transactions contemplated hereby.

        Section 6.5    Securities Regulation.    The Buyer has filed with or furnished to, as applicable, the Swedish securities regulatory authorities all documents regarding its business and capital stock (including exhibits and all other information incorporated by reference) required to be filed or furnished by it since January 1, 2014 (the "Buyer Regulatory Documents"). To the Buyer's Knowledge, none of the Buyer Regulatory Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

        Section 6.6    Brokers.    No Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Buyer.

        Section 6.7    Buyer's Investigation.    Buyer acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Purchased Assets, that it has made all such reviews and inspections of the Purchased Assets as it deems necessary and appropriate, and that in making its decision to enter into this Agreement and consummate the transactions contemplated hereby, it has relied on its own investigation, analysis, and evaluation with respect to all matters without reliance upon any express or implied representations or warranties except as expressly set forth in this Agreement.

        Section 6.8    Buyer's Resources.    Buyer will have, at the Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder to be performed on the Closing Date, including payment of the Closing Payment. Buyer has not incurred any obligation, commitment, restriction or liability of any kind that would materially impair its ability to satisfy its payment and funding obligations under this Agreement.

 ARTICLE VII
COVENANTS OF THE PARTIES AND INDEMNIFICATION

        Section 7.1    Conduct of Business.

          (a)   Except as required by applicable Legal Requirement, as contemplated or required by the terms of any Transaction Document, or as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld or delayed), during the period commencing on the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement in accordance with its terms, the Sellers shall: (i) operate the Business in the usual, regular and ordinary course of business in all material respects; (ii) use commercially reasonable efforts to preserve in all material respects the Business and the Purchased Assets; and (iii) use commercially reasonable efforts to preserve in all material respects the goodwill and relationships with creditors, customers, licensees, lessors, suppliers, and others having material business dealings with it. In addition, until the Closing or the earlier termination of this Agreement, the Sellers shall consult with the Buyer on all material aspects of the Business and material decisions relating to the operations of the Business and shall take into account the views of the Buyer with respect thereto.

          (b)   Except as required by applicable Legal Requirement or as contemplated or required by the terms of any Transaction Document, during the period commencing on the date of this Agreement and continuing through the Closing or the earlier termination of this Agreement in accordance with its terms, each Seller covenants that it will not, without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed: (i) sell, lease (as lessor), transfer or otherwise dispose of (or permit to become subject to an Encumbrance (other than Permitted Encumbrances)) any of the Purchased Assets, other than the sale of inventory in the ordinary course of business and the sale of obsolete inventory; and (ii) amend in any material respect or voluntarily terminate (or waive any material provision of) any Assumed Agreement.

        Section 7.2    Access to and Delivery of Information; Maintenance of Records.

          (a)   Between the date of this Agreement and the Closing Date, the Sellers shall, during ordinary business hours, upon reasonable notice: (i) give the Buyer and the Buyer's Representatives reasonable access to the Sellers' accountants, counsel, financial advisors and other authorized outside representatives, officers and senior management and, upon reasonable request, other employees and all books, records and other documents and data, offices and other facilities of the Sellers related to the Business or the Purchased Assets; (ii) permit the Buyer and the Buyer's Representatives to make such reasonable inspections and copies of all books, records and other documents of the Sellers related to the Business or the Purchased Assets, as the Buyer may reasonably request; and (iii) furnish the Buyer with such financial and operating data and other information as the Buyer and the Buyer's Representatives may from time to time reasonably request. All information obtained by the Buyer or the Buyer's Representatives pursuant to this Section 7.2 shall be subject to the terms of the Confidentiality Agreement.

          (b)   After the Closing Date and until any complete dissolution and liquidation of the Sellers, the Buyer and the Buyer's Representatives shall have reasonable access to all of the Sellers' books and records, including all information pertaining to the Assumed Agreements, in each case to the extent not purchased by the Buyer hereunder and in the possession of the Sellers to the extent that: (i) such books, records and information relate to any period prior to the Closing Date; and (ii) such access may reasonably be required by the Buyer in connection with the Assumed Liabilities or the Purchased Assets, or other matters relating to or affected by the operation of the Business or the Purchased Assets or tax matters relating to or affected by the ownership of the Purchased Assets or the operations of the Business prior to the Closing Date. Such access shall be afforded by the Sellers upon receipt of reasonable advance notice and during normal business hours. If the Sellers shall desire to dispose of any such books and records upon or prior to its dissolution, the Sellers shall: (A) give the Buyer at least twenty (20) days prior written notice of such disposition; and (B) give the Buyer a reasonable opportunity, at the Buyer's expense, to segregate and remove such books and records as the Buyer may select and/or to copy such books and records as the Buyer may select.

          (c)   Between the Closing Date and until any complete dissolution and liquidation of the Sellers, the Sellers and the Sellers' Representatives shall have reasonable access to all of the books and records of the Sellers delivered to the Buyer at Closing, including all information pertaining to the Assumed Agreements to the extent that: (i) such books, records and information relate to any period prior to the Closing Date; and (ii) such access may reasonably be required by the Sellers in connection with the Excluded Liabilities, the Excluded Assets or tax matters relating to any period prior to the Closing. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. In connection with such access, the Sellers and Sellers' Representatives shall use commercially reasonable efforts to minimize disruption to the Buyer's business; provided further that in connection with the Sellers' and/or the Sellers' Representatives' access to any offices and other facilities of the Buyer, the Sellers and/or the Sellers' Representatives shall be accompanied at all times by a representative of the Buyer unless the Buyer otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities. Following the Closing, all information obtained by the Sellers or the Sellers' Representatives pursuant to this Section 7.2 and all information included in the Purchased Assets shall be considered Confidential Information of the Buyer pursuant to the terms of the Confidentiality Agreement and the Sellers shall continue to comply with the terms of the Confidentiality Agreement.

        Section 7.3    Expenses.    Except as otherwise set forth in Section 9.3, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

        Section 7.4    Further Assurances.    Subject to the terms and conditions of this Agreement (including Section 2.5), the Sellers and the Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the sale of the Purchased Assets and assumption of the Assumed Liabilities in accordance with this Agreement. The Sellers shall use all commercially reasonable efforts to cause the conditions set forth in Sections 8.1 and 8.2 to be satisfied on a timely basis. The Buyer shall use all commercially reasonable efforts to cause the conditions set forth in Sections 8.1 and 8.3 to be satisfied on a timely basis. Neither the Sellers, on the one hand, nor the Buyer, on the other hand, shall, without the prior written consent of the other, take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time, on or after the Closing Date, the Sellers shall execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer all of the Sellers' right, title and interest to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

        Section 7.5    Governmental Authority Approvals and Cooperation.

          (a)    Governmental Authority Approvals.    Prior to the Closing, the Sellers and the Buyer shall use their commercially reasonable efforts to make any filings and notifications, and to obtain any consents from Governmental Authorities, required to be made and obtained under applicable Legal Requirements in connection with the transactions contemplated by this Agreement (collectively, the "Required Consents") as promptly as practicable.

          (b)    Cooperation.    Subject to any restrictions under applicable Legal Requirements, each party hereto: (i) shall cooperate with each other party hereto in connection with the filings and consents contemplated by Section 7.5(a); (ii) shall promptly inform each other party hereto of any communication received by such party from any Governmental Authority concerning this Agreement, the transactions contemplated hereby and any filing, notification or request for consent related thereto; and (iii) shall permit each other party hereto to review in advance any proposed written communication or information submitted to any such Governmental Authority in response thereto.

        Section 7.6    Taxes.

          (a)    Transfer Taxes.    The Sellers shall prepare and file all necessary Tax Returns and other documentation relating to Transfer Taxes and shall provide the Buyer a reasonable opportunity to review and comment on such Tax Returns (and in any event not fewer than five Business Days) prior to the filing thereof. The Buyer shall bear and pay any Transfer Taxes. The Buyer and the Sellers shall cooperate with each other to the extent legally permitted to minimize any such Transfer Taxes.

          (b)    Purchase Price Allocation.    Promptly following the date of this Agreement, and in any event prior to the Closing, the parties shall mutually agree upon an allocation of the sum of the Purchase Price and the Assumed Liabilities (and any adjustments thereof) among the Purchased Assets as of the Closing Date (the "Allocation") in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, and such allocation shall be binding on all parties hereto. In the event the parties cannot agree on an Allocation on or prior to the Closing Date, the parties shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants that has not been retained by any Seller or the Buyer in the past three (3) years who, acting as experts and not arbitrators, shall resolve any disputes with respect to the Allocation. Except as otherwise required by applicable Legal Requirements, the Buyer and the Sellers shall report for all Tax purposes all transactions contemplated by this Agreement in a manner consistent with the Allocation, if any, and shall not take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise.

          (c)    Adjustments to Purchase Price.    Any payments made in accordance with this Agreement (including payments made pursuant to Section 3.2, 3.3 and indemnification payments) shall be treated as Purchase Price adjustments for Tax purposes.

          (d)    Proration of Taxes.    For a Straddle Period, the portion of any personal property Taxes and real property Taxes that shall be deemed to be payable for the portion of the period ending on the Closing Date shall be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period. The portion of any other Taxes for a Straddle Period (including income Taxes, sales and use Taxes and Taxes based on gross or net receipts or payments) that shall be deemed to be payable for the portion of the period ending on the Closing Date shall be determined based on a closing of the books as of the Closing Date, provided that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated in proportion to the number of days in each such period.

          (e)    Amended Returns and Retroactive Elections.    Except as required by applicable Legal Requirement, the Sellers shall not, and shall not cause or permit the Acquired Entities to, (i) amend any Tax Returns (other than related to Income Taxes) with respect to the Business or the Purchased Assets filed with respect to a Pre-Closing Tax Period that has prospective effect to the period after the Closing, or (ii) make any Tax election for the Acquired Entities that has prospective effect to the period after the Closing, without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned, or delayed. Except as required by applicable Legal Requirement, the Buyer shall not, and shall not cause or permit the Acquired Entities to, (i) amend any Tax Returns filed with respect to a Pre-Closing Tax Period or (ii) make any Tax election that has retroactive effect to the Pre-Closing Tax Period, in each such case without the prior written consent of the Sellers, which shall not be unreasonably withheld, conditioned, or delayed.

          (f)    Acquired Entity Tax Returns.

              (i)  Prior to the Closing Date, the Sellers shall, or shall cause the Acquired Entities to, prepare and file, on a timely basis and on a basis consistent with past practice, all Tax Returns that are required to be filed by any of the Acquired Entities (taking account of extensions) prior to the Closing Date and shall cause the Acquired Entities to pay all Taxes with respect thereto.

             (ii)  The Buyer shall timely prepare or cause to be prepared and will file or cause to be filed any Tax Returns for the Acquired Entities that are due after the Closing Date. The Sellers and the Buyer will, if permitted by applicable Legal Requirement, close the taxable period of each Acquired Entity as of the close of business on the Closing Date. Except as otherwise required by applicable Legal Requirement, neither the Sellers nor the Buyer shall take any position inconsistent with the preceding sentence on any Tax Return. Any such Tax Returns that relates to a Straddle Period shall be prepared in a manner consistent with the respective Acquired Entity's past practice, except as otherwise required by applicable Legal Requirement. The Buyer shall deliver to the Sellers for their review a draft of each Tax Return of each Acquired Entity to be filed after the Closing Date which may give rise to any Tax liability of any Seller or any Tax liability of each Acquired Entity for which any Seller is liable under to this Agreement not fewer than thirty (30) days prior to the deadline for filing such Tax Return (including extensions). The Sellers shall notify the Buyer in writing if they reasonably object to any portion of the draft Tax Return within fifteen (15) days after the draft Tax Return is delivered to the Sellers, and such notice of objection shall specify with particularity any such items and state the specific factual or legal basis for any such objection. If the Buyer does not receive a written objection by the end of the fifteen (15)-day period, the Buyer may file the applicable Tax Return. If the Sellers notify the Buyer that they reasonably object to any portion of the draft Tax Return on or before the end of such review period, the Buyer and the Sellers shall negotiate in good faith and use commercially reasonable efforts to resolve such dispute. Any disagreements regarding the draft Tax Returns that are not resolved within another fifteen (15) days by the parties shall be resolved by an independent third party nationally recognized certified public accounting firm that is acceptable to both parties, and any determination by such independent certified public accountant shall be final. The costs, fees and expenses of the independent certified public accountant shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand. The Sellers shall pay the Buyer for any Taxes that are the responsibility of the Sellers pursuant to this Agreement (and payable by the Buyer or the Acquired Entities to the applicable Governmental Authority) within five (5) days after such amount is agreed upon by the applicable parties (or finally determined) as contemplated by Section 7.6.

          (g)    Cooperation on Tax Matters.    Buyer and the Sellers shall fully cooperate, to the extent reasonably requested by the other party, with respect to the filing of Tax Returns, filing of Tax elections, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and provision of records and information relevant to such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information. Buyer and the Sellers agree to retain records with respect to Tax matters pertinent to the Acquired Entities until the expiration of the relevant statute of limitations. Buyer and the Sellers further agree to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that may be imposed.

        Section 7.7    Transfer of Purchased Assets.

          (a)   The Sellers and the Buyer agree that unless otherwise requested by the Buyer in writing, any of the Purchased Assets (including software) that can be transmitted to the Buyer electronically will be so delivered to the Buyer promptly following the Closing and will not be delivered to the Buyer on any tangible medium. Promptly following any electronic transmission, the Sellers shall execute and deliver to the Buyer a certificate in a form reasonably acceptable to the Buyer and containing, at a minimum, the following information: (i) the date of transmission; (ii) the time the transmission was commenced and concluded; (iii) the name of the individual who made the transmission; (iv) the signature of such individual; and (v) a description of the nature of the items transmitted in sufficient detail to distinguish the transmission from other transmissions.

          (b)   The Buyer will make all necessary arrangements for the Buyer to take possession of the Purchased Assets, and, at the Buyer's expense, to transfer the same to a location specified by the Buyer as promptly as practicable following the Closing. Each Seller shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with the Buyer in connection with the foregoing.

          (c)   After the Closing, if the Sellers or any of their Affiliates receives any payment, refund or other amount which is or relates to a Purchased Asset or which is otherwise properly due and owing to the Buyer, the Sellers shall promptly remit, or shall cause to be remitted, such amount to the Buyer. The Sellers shall promptly endorse and deliver to the Buyer any notes, checks, negotiable instruments or other documents which are or relate to Purchased Assets or are otherwise properly due and owing to the Buyer, and the Buyer shall have the right and authority to endorse, without recourse, the names of the Sellers on any such instrument or document. After the Closing, if the Buyer or any of its Affiliates receives any payment, refund or other amount which is properly due and owing to the Sellers, the Buyer shall promptly remit, or shall cause to be remitted, such amount to the Sellers. The Buyer shall promptly endorse and deliver to the Sellers any notes, checks, negotiable instruments or other documents which are properly due and owing to the Sellers, and the Sellers shall have the right and authority to endorse, without recourse, the names of the Buyer on any such instrument or document.

          (d)   Promptly following the Closing, the Sellers shall deliver or cause to be delivered to the Buyer two (2) writable media copies of the Project Tulip virtual data room maintained at datasite.merrillcorp.com (the "Project Tulip VDR").

        Section 7.8    Indemnification.

          (a)   Each Seller shall indemnify and hold Buyer and its Affiliates, and their employees, officers and directors harmless against any loss, damages, action, suit, claim, demand, liability, expense (including reasonable attorneys' fees and expenses), bodily injury, death or property damage (a "Loss"), that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of (i) any Excluded Asset or Excluded Liability or the conduct of the Business prior to the Closing, (ii) the breach by either Seller of any of its covenants set forth in this Agreement, (iii) the breach by either Seller of any of its representations or warranties set forth in this Agreement, or (iv) the development, manufacture, use, sale, storage or handling of a drug substance or a drug product prior to the Closing by the Sellers or their Affiliates or their representatives, agents or subcontractors, or any actual or alleged violation of Legal Requirement resulting therefrom; provided however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the willful misconduct of the Buyer or its Affiliates.

          (b)   Buyer shall indemnify and hold the Sellers, and their Affiliates, and their employees, officers and directors harmless against any Loss that may be brought, instituted or arise against or be incurred by such persons to the extent such Loss is based on or arises out of:

              (i)  the development, manufacture, use, sale, storage or handling of a drug substance or a drug product after the Closing by the Buyer or its Affiliates or their representatives, agents or subcontractors, or any actual or alleged violation of Legal Requirement resulting therefrom; or

             (ii)  the breach by the Buyer of any of its covenants set forth in this Agreement;

            (iii)  the breach by the Buyer of any of its representations and warranties set forth in this Agreement;

    provided however, that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the willful misconduct of Seller or its Affiliates.

          (c)   Notwithstanding anything else in this Agreement to the contrary: (i) (A) the Sellers shall not have liability under Section 7.8(a) until the aggregate amount of the Loss to be indemnified to the Buyer exceeds an amount equal to One Hundred Thousand Dollars ($100,000) (the "Threshold Amount") in which event the Sellers shall be responsible for the aggregate amount of Loss in excess of the Threshold Amount up to the Indemnification Cap (as defined below) and (B) the maximum aggregate liability of the Sellers under Section 7.8(a) shall be an amount equal to the aggregate of One Million, Two Hundred Thousand Dollars ($1,200,000) (the "Indemnification Cap"); and (ii) (A) the Buyer shall not have liability under Section 7.8(b) until the aggregate amount of the Loss to be indemnified to the Sellers exceed and amount equal to the Threshold Amount in which event the Buyer shall be responsible for the aggregate amount of Loss in excess of the Threshold Amount up to the Indemnification Cap and (B) the maximum aggregate liability of the Buyer under Section 7.8(b) shall be an amount equal to the Indemnification Cap; provided, however, that the foregoing limitations in this clause (c) shall not apply to any Loss based upon, arising out of, with respect to or by reason of (w) any claim for indemnity under Section 7.8(a)(iii) in respect of any inaccuracy in or breach of any Fundamental Representation, (x) fraud, (y) a claim for indemnity under Section 7.8(a)(i) with respect to the Excluded Liabilities described in Section 2.4(a) or under Section 7.8(a)(iii) in respect of any inaccuracy in or breach of any representation and warranty in Section 5.11, or (z) a claim for indemnity under Section 7.8(a)(ii) or Section 7.8(b)(ii) in respect of a breach of any of the covenants set forth in Section 7.7(c) or Section 7.11.

          (d)   Each party entitled to be indemnified by the other party (an "Indemnified Party") pursuant to Section 7.8(a) or 7.8(b) shall give notice to the other party (an "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that:

              (i)  counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party); and

             (ii)  The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not materially prejudice the Indemnifying Party.

            (iii)  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement which (1) would result in injunctive or other relief being imposed against the Indemnified Party; or (2) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

            (iv)  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

        Notwithstanding anything to the contrary contained in this Section 7.8(d), following the winding up or dissolution of any Seller, such Seller shall not have the right to assume the defense of any threatened or asserted claim for which indemnification is sought, except that a successor which was created primarily for tax planning purposes or to change a Seller's business form or jurisdiction may assume the defense of any such claim or litigation resulting therefrom.

          (e)   Buyer may, at its sole discretion, claim any payment (or any portion thereof) to which it is finally determined to be entitled pursuant to Section 7.8(g) directly from either Seller or any amounts due to the Sellers under Section 3.2 or Section 3.3, and in the latter case may set-off such payment against such amounts. This right of set-off shall not be Buyer's sole remedy for amounts owed pursuant to this Section 7.8, and nothing contained herein shall limit Buyer's right to insist on payment directly from a Seller as set forth in this Section 7.8.

          (f)    The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Article VIII, except to the extent the Indemnified Party has actual knowledge of the inaccuracy of such representation or warranty. For purposes of this Section 7.8, any inaccuracy in or breach of any representation or warranty or the amount of indemnifiable Loss with respect thereto shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

          (g)   Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 7.8, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

        Section 7.9    No Solicitation.

          (a)   TLOG shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its Representatives and its Subsidiaries' Representatives to, directly or indirectly, solicit an Alternative Transaction Proposal or the making of any proposal that could reasonably be expected to lead to any Alternative Transaction Proposal, or, subject to Section 7.9(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to TLOG or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of TLOG or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Alternative Transaction Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of TLOG or any of its Subsidiaries or (B) approve any transaction under, or any Third Party becoming an "interested shareholder" under, Section 203 of the DGCL, other than the Senior Note Conversion, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Alternative Transaction Proposal (each, a "TLOG Acquisition Agreement"). Subject to Section 7.9(b), neither the TLOG Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to the Buyer, the TLOG Board Recommendation, or recommend an Alternative Transaction Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of TLOG Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the TLOG Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a "TLOG Adverse Recommendation Change"). TLOG shall, and shall cause its Subsidiaries, to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives or its Subsidiaries' Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Alternative Transaction Proposal and shall terminate any such Third Party's and its Representatives' access to any virtual data room maintained by the Sellers, including the Project Tulip VDR.

          (b)   Notwithstanding Section 7.9(a), prior to the receipt of the approval of the TLOG Shareholders and the TLOG Noteholders Consent (collectively, the "Requisite Approvals"), the TLOG Board, directly or indirectly through any Representative, may, subject to Section 7.9(c), (i) participate in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide, unsolicited Alternative Transaction Proposal in writing that the TLOG Board believes in good faith, after consultation with outside legal counsel and its financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such Third Party non-public information relating to TLOG or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, (iii) following receipt of and on account of a Superior Proposal, make a TLOG Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders TLOG to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the TLOG Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the TLOG Board to be in breach of its fiduciary duties under applicable Legal Requirement. Nothing contained herein shall prevent the TLOG Board from disclosing to TLOG's Shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Transaction Proposal, if TLOG determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Legal Requirement.

          (c)   The TLOG Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 7.9(b) unless TLOG shall have delivered to the Buyer a prior written notice advising Buyer that it intends to take such action. TLOG shall notify Buyer promptly (but in no event later than twenty-four (24) hours) after receipt by TLOG (or any of its Representatives) of any Alternative Transaction Proposal, any inquiry that would reasonably be expected to lead to an Alternative Transaction Proposal, any request for non-public information relating to TLOG or any of its Subsidiaries or for access to the business, properties, assets, books or records of TLOG or any of its Subsidiaries by any Third Party. In such notice, TLOG shall identify the Third Party making, and details of the material terms and conditions of, any such Alternative Transaction Proposal, indication or request. TLOG shall keep Buyer fully informed, on a current basis, of the status and material terms of any such Alternative Transaction Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. TLOG shall provide Buyer with at least forty-eight (48) hours prior notice of any meeting of the TLOG Board (or such lesser notice as is provided to the members of the TLOG Board) at which the TLOG Board is reasonably expected to consider any Alternative Transaction Proposal. TLOG shall promptly provide Buyer with a list of any non-public information concerning TLOG's business, present or future performance, financial condition or results of operations, provided to any Third Party, and, to the extent such information has not been previously provided to the Buyer, copies of such information.

          (d)   Except as set forth in this Section 7.9(d), the TLOG Board shall not make any TLOG Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a TLOG Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Approvals, the TLOG Board may make a TLOG Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a TLOG Acquisition Agreement, if: (i) TLOG promptly notifies Buyer, in writing, at least five (5) Business Days (the "Notice Period") before making a TLOG Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a TLOG Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that TLOG has received an Alternative Transaction Proposal that the TLOG Board intends to declare a Superior Proposal and that the TLOG Board intends to make a TLOG Adverse Recommendation Change and/or TLOG intends to enter into a TLOG Acquisition Agreement; (ii) TLOG attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the Third Party making such Superior Proposal; (iii) TLOG shall, and shall cause its Subsidiaries to, during the Notice Period, negotiate with the Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Alternative Transaction Proposal ceases to constitute a Superior Proposal, if Buyer, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time TLOG notifies Buyer of any such material revision (it being understood that there may be multiple extensions)); and (iv) the TLOG Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Alternative Transaction Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the Buyer during the Notice Period in the terms and conditions of this Agreement.

        Section 7.10    Shareholders and Noteholders Meetings; Preparation of Proxy Materials.

          (a)   Subject to the terms set forth in this Agreement, TLOG shall take all action necessary to duly call, give notice of, convene and hold the TLOG Shareholders Meeting and obtain the TLOG Noteholders Consent as soon as reasonably practicable after the date the SEC confirms that it has no further comments on the TLOG Proxy Statement, and, in connection therewith, TLOG shall mail the TLOG Proxy Statement to the holders of its Common Stock in advance of such meeting (and in any event not more than thirty (30) days after the date hereof). Except to the extent that the TLOG Board shall have effected a TLOG Adverse Recommendation Change as permitted by Section 7.9(b) hereof, the TLOG Proxy Statement shall include the TLOG Board Recommendation. Subject to Section 7.9 hereof, TLOG shall use commercially reasonable efforts to (i) solicit from (A) the holders of TLOG Common Stock proxies in favor of the approval of the transactions contemplated hereby and (B) the holders of TLOG Senior Notes consent to the transactions contemplated hereby and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of TLOG Common Stock and TLOG Senior Notes required by applicable Legal Requirement to obtain such approval or consent. TLOG shall keep Buyer updated with respect to proxy solicitation results as requested Buyer.

          (b)   Notwithstanding anything contained herein to the contrary, TLOG may, in its sole discretion, adjourn, recess or postpone the TLOG Shareholders Meeting (i) to the extent necessary to ensure that any supplement or amendment to the TLOG Proxy Statement required by applicable Legal Requirement is provided to the TLOG Shareholders within a reasonable amount of time in advance of the TLOG Shareholders Meeting, (ii) if as of the time for which the TLOG Shareholders Meeting is originally scheduled (as set forth in the TLOG Proxy Statement) there are insufficient shares of TLOG capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the TLOG Shareholders Meeting, or (iii) to solicit additional proxies if TLOG reasonably believes it may be necessary to obtain TLOG stockholder approval. TLOG shall not be required to hold the TLOG Shareholders Meeting or obtain the TLOG Noteholders Consent if this Agreement is terminated before such meeting is held or consent received.

          (c)   None of the information included or incorporated by reference in the letter to the TLOG Shareholders or the TLOG Noteholders, notice of meeting, proxy statement and forms of proxy (collectively, the "TLOG Proxy Statement"), to be filed with the SEC in connection with the transactions contemplated by this Agreement, will, at the date it is first mailed to the TLOG Shareholders or at the time of the TLOG Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by TLOG with respect to statements made or incorporated by reference therein based on information supplied by the Buyer expressly for inclusion or incorporation by reference in the TLOG Proxy Statement. The TLOG Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

          (d)   In connection with the TLOG Shareholders Meeting, as soon as reasonably practicable following the date of this Agreement TLOG shall prepare and file the TLOG Proxy Statement with the SEC. The Buyer and the Sellers will cooperate and consult with each other in the preparation of the TLOG Proxy Statement. Without limiting the generality of the foregoing, the Buyer will furnish TLOG the information relating to the Buyer required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the TLOG Proxy Statement. TLOG shall not file the TLOG Proxy Statement, or any amendment or supplement thereto, without providing Buyer a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by TLOG). TLOG shall use its commercially reasonable efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the TLOG Proxy Statement as promptly as practicable after receipt thereof and to cause the TLOG Proxy Statement in definitive form to be cleared by the SEC and mailed to the TLOG Shareholders and TLOG Noteholders as promptly as reasonably practicable following filing with the SEC. TLOG agrees to consult with the Buyer prior to responding to SEC comments with respect to the preliminary TLOG Proxy Statement. Each of Buyer and the Sellers agrees to correct any information provided by it for use in the TLOG Proxy Statement which shall have become false or misleading and TLOG shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction. TLOG shall as soon as reasonably practicable (i) notify Buyer of the receipt of any comments from the SEC with respect to the TLOG Proxy Statement and any request by the SEC for any amendment to the TLOG Proxy Statement or for additional information and (ii) provide Buyer with copies of all written correspondence between TLOG and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the TLOG Proxy Statement.

        Section 7.11    Intercompany Payables and Other Arrangements.    On or prior to the Closing, the Sellers shall, and shall cause their Affiliates to, take such action as may be necessary to terminate, prior to or concurrently with the Closing, the intercompany payables and other obligations between any Seller or any Affiliate of any Seller (other than the Acquired Entities), on the one hand, and any of the Acquired Entities, on the other hand, and to take or cause to be taken the other actions described in Schedule 7.11.

        Section 7.12    Continuation of Shape Phase II Clinical Trial.    From the date hereof and until the Closing, the Sellers shall, and shall cause their Affiliates to, (a) use commercially reasonable efforts to continue the SHAPE Phase II Clinical Trial in a manner substantially similar to the manner being conducted as of the date of this Agreement and (b) pay as they become due all accrued amounts to the applicable contract research organization in connection therewith as described in Schedule 7.12 attached hereto. On or prior to the Closing Date, the Sellers shall pay or cause to be paid all expenses of the type described in Schedule 7.12(iii). Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated prior to the Closing for any reason other than pursuant to Section 9.1(g) or Section 9.1(h), promptly following such termination, the Buyer shall (x) reimburse the Sellers for expenses of the type described in Schedule 7.12(iv) to the extent such amounts have actually been paid to the applicable contract research organization as of the date of such termination (and any such payment shall be made consistent with the procedures described in Section 7.8(g)) and (y) pay the applicable contract research organization directly for any accrued but unpaid expenses of the type described in Schedule 7.12(iv) as of the date of such termination.

ARTICLE VIII
CONDITIONS TO CLOSING

        Section 8.1    Conditions to Each Party's Obligations to Effect the Closing.    The respective obligations of each party to effect the sale and purchase of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing of the following conditions:

          (a)   no preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect and no Legal Requirement shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby.

          (b)   TLOG shall have received the Requisite Approvals.

        Section 8.2    Conditions to Obligations of the Buyer.    The obligation of the Buyer to effect the purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this

Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

          (a)   Each Seller shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by it on or prior to the Closing Date;

          (b)   the representations and warranties of the Sellers which are set forth in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date in which case the accuracy of such representation or warranty shall be determined as of that specified date in all respects).

          (c)   the Buyer shall have received a certificate from an authorized officer of each Seller, dated as of the Closing Date, to the effect that the conditions set forth in Sections 8.2(a), 8.2(b), and 8.2(f) have been satisfied;

          (d)   the Purchased Assets shall be able to be delivered free and clear of any Encumbrances other than Permitted Encumbrances;

          (e)   the Buyer shall have received written confirmation from the applicable affiliate of Merck that a new stock of KEYTRUDA will be provided free of cost within the scope of the existing Clinical Trial and Collaboration Agreement, such confirmation to be in form and substance reasonably acceptable to the Buyer;

          (f)    all approvals, consents and waivers that are listed on Schedule 5.3 shall have been received, and executed counterparts thereof shall have been delivered to the Buyer;

          (g)   the Sellers shall have delivered to the Buyer executed powers of attorney and such other documentation as the Buyer may reasonably request, in form and substance reasonably acceptable to the Buyer, in order to permit the Buyer, at its option, to record assignments in the applicable patent offices for all Patents contained in the Intellectual Property Rights following the Closing;

          (h)   the Sellers shall have completed the transactions contemplated by Section 7.11;

          (i)    the Buyer shall have received the other items to be delivered to it pursuant to Section 4.2; and

          (j)    since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

        Any condition specified in this Section 8.2 may be waived by the Buyer; provided that no such waiver shall be effective against the Buyer unless it is set forth in a writing executed by the Buyer.

        Section 8.3    Conditions to Obligations of the Sellers.    The obligation of the Sellers to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

          (a)   the Buyer shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by the Buyer on or prior to the Closing Date

          (b)   the representations and warranties of the Buyer which are set forth in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date of this Agreement and on and as of the Closing Date as though made at and as of the Closing Date (except to the extent that any such representation or warranty speaks as of a particular date in which case the accuracy of such representation or warranty shall be determined as of that specified date in all respects);

          (c)   the Sellers shall have received a certificate from an authorized officer of the Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied; and

          (d)   the Sellers shall have received the other items to be delivered to it pursuant to Section 4.3.

        Any condition specified in this Section 8.3 may be waived by the Sellers; provided that no such waiver shall be effective against the Sellers unless it is set forth in a writing executed by each Seller.

ARTICLE IX
TERMINATION AND ABANDONMENT

        Section 9.1    Termination.    This Agreement may be terminated at any time prior to the Closing by:

          (a)   mutual written consent of the Sellers and the Buyer;

          (b)   the Sellers or the Buyer, if the Closing has not occurred on or before January 31, 2017 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the End Date;

          (c)   the Sellers or the Buyer, if this Agreement and the transactions contemplated hereby have been submitted to the TLOG Shareholders for approval at a duly convened TLOG Shareholders Meeting and to the TLOG Noteholders in accordance with the terms of the Senior Notes and the Requisite Approvals shall not have been obtained at such meetings (including any adjournments or postponements thereof).

          (d)   the Sellers if: (i) any of the Buyer's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 8.3(b) would not be satisfied; or (ii) any of the Buyer's covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 8.3(a) would not be satisfied; provided, however, that if an inaccuracy in any of the Buyer's representations and warranties or a breach of a covenant or obligation by the Buyer is curable by the Buyer within ten Business Days after the date of written notice from the Sellers to the Buyer of the occurrence of such inaccuracy or breach, then the Sellers may not terminate this Agreement under this Section 9.1(b) on account of such inaccuracy or breach: (A) during the ten Business Day period commencing on the date on which the Buyer receives notice of such inaccuracy or breach; or (B) after such ten Business Day period if such inaccuracy or breach shall have been fully cured during such period in a manner that does not result in a material breach of any covenant or obligation of the Buyer;

          (e)   the Buyer if: (i) any of the Sellers' representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 8.2(b) would not be satisfied (it being understood that, in determining the accuracy of the representations and warranties referred to in Section 8.2(b) as of the date of this Agreement or as of any subsequent date for purposes of this Section 9.1(c), all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded); or (ii) any of the Sellers' covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 8.2(a) would not be satisfied; provided, however, that if an inaccuracy in any of the Sellers' representations and warranties or a breach of a covenant or obligation by any of the Sellers is curable by it within ten Business Days after the date of written notice from the Buyer to the Sellers of the occurrence of such inaccuracy or breach, then the Buyer may not terminate this Agreement under this Section 9.1(c) on account of such inaccuracy or breach: (A) during the ten Business Day period commencing on the date on which the Sellers receive notice of such inaccuracy or breach; or (B) after such ten Business Day period if such inaccuracy or breach shall have been fully cured during such period in a manner that does not result in a material breach of any covenant or obligation of the Sellers;

          (f)    the Sellers or the Buyer, if (x) any Legal Requirement shall be enacted that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or (y) consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Legal Requirement;

          (g)   the Buyer, if (i) a TLOG Adverse Recommendation Change shall have occurred, (ii) TLOG shall have entered into, or publicly announced its intention to enter into, a TLOG Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) TLOG shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 7.9, (iv) the TLOG Board fails to reaffirm (publicly, if so requested by the Buyer) the TLOG Board Recommendation within ten (10) Business Days after the date any Alternative Transaction Proposal (or material modification thereto) is first publicly disclosed by TLOG or the Person making such Alternative Transaction Proposal, (v) a tender offer or exchange offer relating to TLOG Common Stock shall have been commenced by a Person unaffiliated with the Buyer and TLOG shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the TLOG Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) TLOG or the TLOG Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 9.1(g); or

          (h)   the Sellers, if prior to the receipt of the Requisite Approvals, the TLOG Board authorizes TLOG, in full compliance with the terms of this Agreement, including Section 7.9(b) hereof, to enter into a TLOG Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that TLOG shall have paid any amounts due pursuant to Section 9.3(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, TLOG substantially concurrently enters into such TLOG Acquisition Agreement.

        Section 9.2    Procedure and Effect of Termination.    In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto; provided, however, that: (a) no party shall be relieved of any Liability arising from any intentional breach by such party of any provision of this Agreement; and (b) this Section 9.2, Section 9.3, and Article X shall not be affected by the termination hereof and shall remain in full force and effect.

        Section 9.3    Fees and Expenses Following Termination.

          (a)   If this Agreement is terminated by the Buyer pursuant to Section 9.1(g), then TLOG shall pay to the Buyer (by wire transfer of immediately available funds), (i) in five (5) Business Days after such termination, a fee in an amount equal to the Termination Fee, and (ii) within five (5) Business Days after receipt by the Sellers of an Expense Statement, the Expenses set forth therein.

          (b)   If this Agreement is terminated by the Sellers pursuant to Section 9.1(h), then TLOG shall pay to the Buyer (by wire transfer of immediately available funds), (i) at or prior to such termination, the Termination Fee, and (ii) within five (5) Business Days after receipt by the Sellers of an Expense Statement, the Expenses set forth therein.

          (c)   The Sellers acknowledge and hereby agree that the provisions of this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the Buyer would not have entered into this Agreement. If TLOG shall fail to pay in a timely manner the amounts due pursuant to this Section 9.3, and, in order to obtain such payment, the Buyer makes a claim against TLOG that results in a judgment against TLOG, the TLOG shall pay to the Buyer the reasonable costs and expenses of Buyer (including its reasonable attorneys' fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 9.3 at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall TLOG be obligated to pay the Termination Fee on more than one occasion.

          (d)   In connection with any termination in which a Termination Fee is payable to the Buyer, the Buyer shall promptly deliver to the Sellers one or more statements setting forth in reasonable detail Buyer's Expenses as of the date of such Termination, together with applicable supporting documentation (the "Expense Statement").

        Section 9.4    Extension; Waiver.    At any time prior to the Closing, the Sellers, on the one hand, or the Buyer, on the other hand, may: (a) extend the time for the performance of any of the obligations or acts of the Buyer (in the case of an agreed extension by the Sellers) or the Sellers (in the case of an agreed extension by the Buyer); (b) waive any inaccuracies in the representations and warranties of the Buyer (in the case of a wavier by the Sellers) or the Sellers (in the case of a waiver by the Buyer) contained herein or in any document delivered pursuant hereto; (c) waive compliance with any of the agreements of the Buyer (in the case of a wavier by the Sellers) or the Sellers (in the case of a waiver by the Buyer) contained herein; or (d) waive any condition to its obligations hereunder. Any agreement on the part of the Sellers, on the one hand, or the Buyer, on the other hand, to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Sellers or the Buyer, as applicable.

 ARTICLE X
MISCELLANEOUS PROVISIONS

        Section 10.1    Amendment and Modification.    This Agreement may be amended, modified or supplemented only by written agreement of the Sellers and the Buyer.

        Section 10.2    Waiver of Compliance; Consents.    Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

        Section 10.3    Publicity.    The parties agree to issue press releases promptly after the date on which this Agreement is executed by the last of the parties to sign, the language of which releases to be negotiated in good faith by the parties. Except as may be required in any proxy statement or other applicable Legal Requirement (based upon the reasonable advice of counsel), no party to this Agreement shall, prior to the Closing, make any public announcements (other than the press releases described in the foregoing sentence and any investor presentations related to such press releases) in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

        Section 10.4    Survival.    Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the earlier of the date that is (i) the last calendar day of the month in which the Buyer receives a final report from its independent accountant in respect of its financial statements as of, and for the period ending, December 31, 2017, and (ii) eighteen (18) months from the Closing Date; provided, that the representations and warranties in: (a) Section 5.1, Section 5.2, Section 5.4(a), Section 5.4(b), Section 5.15, Section 6.1, Section 6.2, and Section 6.3 shall survive indefinitely (such representations and warranties described in this clause (a), the "Fundamental Representations"); and (b) Section 5.11 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any indemnification claims asserted in good faith and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred (and the right of set-off under Section 7.8(e) shall not be terminated) by the expiration of the relevant representation or warranty and such claims (and rights of set-off) shall survive until finally resolved.

        Section 10.5    Notices.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), two business days after delivery to such courier; (c) if sent by electronic mail transmission before 5:00 p.m. in New York, upon receipt; (d) if sent by electronic mail transmission after 5:00 p.m. in New York, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

  (a)
  If to the Sellers, to:

    TetraLogic Pharmaceuticals Corporation
    Attention: General Counsel
    Email: rsherman@TLOG.com

  (b)
  If to the Buyer, to:

    Medivir AB
    Blasieholmsgatan 2
    111 48 Stockholm, Sweden
    Attention: Chief Executive Officer
    Email: niklas.prager@medivir.com
    with a copy (which shall not constitute notice) to:
    Wiggin and Dana LLP
    281 Tresser Blvd.
    Stamford, CT 06901
    E-mail: mkaduboski@wiggin.com
    Attention: Mark S. Kaduboski

        Section 10.6    Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that prior to the Closing Date, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other parties hereto; provided that the Buyer may, upon written notice to the Sellers, assign to any controlled Affiliate thereof all or a portion of its rights and obligations hereunder without the consent of either Seller; provided, further, that no such assignment by the Buyer shall relieve the Buyer of any of its liabilities or obligations hereunder. Any assignment of this Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 10.5 shall be null and void and shall not bind or be recognized by the Sellers or the Buyer.

        Section 10.7    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 10.8    Governing Law.    This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

        Section 10.9    Counterparts.    This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Electronically transmitted signatures shall be deemed to be, and shall be legally effective as, original signatures for all purposes of this Agreement.

        Section 10.10    Incorporation of Schedules and Exhibits.    All Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

        Section 10.11    Entire Agreement.    This Agreement (including all Schedules and all Exhibits), the Transaction Documents, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, written and oral, among the parties with respect thereto. For the avoidance of doubt, the Confidentiality Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and continue to be in full force and effect.

        Section 10.12    Remedies.    The parties hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Agreement and that, in such event, each party or its respective successors or assigns may, in addition to any other rights and remedies existing in their favor, apply to any other court of competent jurisdiction for specific performance, injunctive and/or other relief in order to enforce or prevent any violations of this Agreement.

        Section 10.13    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

* * * * *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

TETRALOGIC PHARMACEUTICALS CORPORATION
By:	/s/ J. KEVIN BUCHI
	Name:	J. Keven Buchi
	Title:	CEO
TETRALOGIC RESEARCH AND DEVELOPMENT CORPORATION
By:	/s/ RICHARD SHERMAN
	Name:	Richard Sherman
	Title:	President

[Signature Page to Asset Purchase Agreement]

MEDIVIR AB
By:	/s/ OLA BURMARK
	Name:	Ola Burmark
	Title:	CFO
By:	/s/ CHRISTINE LIND
	Name:	Christine Lind
	Title:	Executive Vice President, Strategic Business Development

[Signature Page to Asset Purchase Agreement]

ANNEX B

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

TETRALOGIC PHARMACEUTICALS CORPORATION UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

Introduction To Unaudited Pro Forma Financial Information

        The Company has prepared unaudited pro forma financial statements to assist readers in understanding the nature and effects of the sale of substantially all of the Company's and TetraLogic R&D's assets related to the Business on the consolidated financial statements. The Unaudited Pro Forma Balance Sheet as of September 30, 2016 has been prepared with the assumption that the sale of substantially all of the assets related to the Business as described in the Proxy Statement for Special Meeting of Stockholders was completed as of the balance sheet date. The Unaudited Pro Forma Consolidated Statement of Operations for the nine month ended September 30, 2016 has been prepared with the assumption that the transaction was completed at the beginning of the fiscal year.

        The unaudited pro forma financial statements do not purport to be indicative of the results of operations or the financial position which would have actually resulted if the Asset Sale had been completed on the dates indicated. The unaudited pro forma information does not purport to be indicative of the results of operations or financial positions which may result in the future.

        The unaudited pro forma financial information has been prepared by the Company based upon assumptions deemed appropriate by the Company's management. Certain of the most significant assumptions are set forth under the Notes to Unaudited Pro Forma Consolidated Financial Statements.

        The unaudited pro forma financial information should be read in conjunction with the Company's historical Consolidated Financial Statements and Notes thereto contained in the Company's 2015 Annual Report on Form 10-K and its most recent Unaudited Consolidated Financial Statements on Form 10-Q.

TETRALOGIC PHARMACEUTICALS CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2016

	TetraLogic	Adjustments		Pro Forma
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,885,474	$12,000,000	A)	$2,140,037
		(12,000,000)	B)
		(3,745,437)	C)
Prepaid expenses and other current assets	488,106	1,894	C)	490,000

Total current assets	6,373,580	(3,743,543)		2,630,037
Property and equipment, net	7,457			7,457
Intangible assets	36,406,516	(36,406,516)	A)	—

Total assets	$42,787,553	$(40,150,059)		$2,637,494

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$241,634	$(241,634)	C)	$—
Accrued interest	1,030,556	(334,489)	B)	696,067
Accrued severance	2,197,653	(2,197,653)	C)	—
Accrued expenses—other	454,808	(454,808)	C)	—
Derivative liabilities	1,235	—		1,235
Current portion of contingent consideration	9,408,000	(9,408,000)	A)	—

Total current liabilities	13,333,886	(12,636,584)		697,302
Convertible notes payable, net of discount	30,809,129	(9,999,763)	B)	20,809,366
Derivative liabilities	22,000	(22,000)	B)	—
Deferred taxes	14,562,659	(14,562,659)	A)	—
Contingent consideration	14,998,000	(14,998,000)	A)	—

Total liabilities	73,725,674	(52,219,006)		21,506,668

Total stockholders' deficit	(30,938,121)	14,562,143	A)	(18,869,174)
		(1,643,748)	B)
		(849,448)	C)
Total liabilities and stockholders' deficit	$42,787,553	$(40,150,059)		$2,637,494

See the accompanying notes which are an integral part of these unaudited pro forma financial statements.

TETRALOGIC PHARMACEUTICALS CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

	TetraLogic	Adjustments		Pro Forma
Revenue	$—	$—		$—
Expenses:
General and administrative	6,825,473	(6,620,516)	D)	204,957
Research and development	4,761,844	(4,761,844)	D)	—
Impairment of asset	5,169,000	(5,169,000)	D)	—
Restructuring charges	3,499,960	(3,499,960)	D)	—
Change in fair value of contingent consideration	3,326,000	(3,326,000)	D)	—

Total expenses	23,582,277	(23,377,320)		204,957

Loss from operations	(23,582,277)	23,377,320		(204,957)
Change in fair value of derivative liabilities	96,642	(96,642)	D)	—
Loss on sale of equipment	(153,572)	153,572	D)	—
Interest and other income	31,071	(31,071)	D)	—
Interest expense	(5,155,254)	1,673,248	E)	(3,482,006)

Loss before income tax benefit	(28,763,390)	25,076,427		(3,686,963)

Income tax benefit	2,317,000	(2,317,000)	D)	—

Net loss	(26,446,390)	22,759,427		(3,686,963)

Cumulative preferred stock dividends	—	(132,000)	F)	(132,000)

Net loss attributable to common stockholders	(26,446,390)	22,627,427		(3,818,963)

Per share information:
Net loss per common share:
Basic	$(1.10)			$(0.10)
Diluted	$(1.10)			$(0.10)
Weighted average shares outstanding:
Basic	24,769,083	12,222,220	B)	36,991,308
Diluted	24,769,083	12,222,220	B)	36,991,308

See the accompanying notes which are an integral part of these unaudited pro forma financial statements.

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1) Basis of Presentation

        The Unaudited Pro Forma Balance Sheet as of September 30, 2016 and the Unaudited Pro Forma Statement of Operations for the nine month ended September 30, 2016 are derived from the historical audited financial statements of the Company included in its 2015 Annual Report on Form 10-K and its most recent Unaudited Consolidated Financial Statements on Form 10-Q. The Unaudited Pro Forma Financial Statements include adjustments to reflect the Asset Sale.

        The Unaudited Pro Forma Financial Statements should be read in conjunction with the Company's historical Consolidated Financial Statements and Notes thereto contained in the 2015 Annual Report on Form 10-K. The Unaudited Pro Forma Financial Statements do not purport to be indicative of the financial position or results of operations if the sale had been completed on the dates indicated or which may be obtained in the future.

        On November 2, 2016, the Company and TetraLogic R&D entered into an agreement to sell substantially all of their respective assets related to the Business to Medivir AB, a publicly traded Swedish company. The Business includes (a) a specified list of contracts, (b) all inventory, supplies, materials and spare parts of TetraLogic and TetraLogic R&D as of the closing of the Asset Sale, (c) 100% of the equity of their wholly-owned subsidiaries, TetraLogic Birinapant UK Ltd. and TetraLogic Shape UK Ltd. and (d) all intellectual property rights owned by TetraLogic and TetraLogic R&D as of the closing of the Asset Sale. Specifically excluded from the Asset Sale and retained by TetraLogic and TetraLogic R&D will be other assets and liabilities of TetraLogic and TetraLogic R&D identified in the Asset Purchase Agreement, including all cash, cash equivalents, bank accounts, deposit accounts, trust accounts, escrow accounts, securities accounts and the free credit balances held therein, security and performance deposits, payroll tax deposits, and other liquid assets as of the closing of the Asset Sale.

2) Unaudited Pro Forma Adjustments:

        A)   The pro forma adjustment is to record the proceeds from the sale of the Birinapant and SHAPE assets and to eliminate the intangible asset, contingent consideration, and deferred tax liability related to the SHAPE asset.

        B)    The pro forma adjustment to record the redemption of $12 million of aggregate principal amount of 8% Notes and the exchange of $2,200,000 of 8% Notes for 12,222,220 shares of Preferred Stock.

        C)    The pro forma adjustment is to eliminate other assets and liabilities related to the operations of the business that will no longer be required to operate the Company on a go-forward basis. In addition, the pro forma adjustment includes additional DSO insurance that will be purchased and the payment of transaction costs and expenses prior to closing.

        D)   The pro forma adjustment is to eliminate the operating costs that will no longer be needed subsequent to the closing of the Asset Sale, and to present the estimated ongoing operating costs of TetraLogic, which consist primarily of insurance costs and miscellaneous administrative expenses. In addition, the pro forma adjustments remove the impact of the deferred tax benefit recognized in the third quarter of 2016 as it relates to the impairment charge recorded, which is non-recurring in nature.

        E)    The pro forma adjustment to reduce interest expense for the redemption of $14.2 million in aggregate principal amount of 8% Notes.

        F)    The pro forma adjustment to recognize accrued dividends on preferred stock.